Execution Version

ARRANGEMENT AGREEMENT
BETWEEN
SKYE BIOSCIENCE, INC.
AND
EMERALD HEALTH THERAPEUTICS, INC.

May 11, 2022

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SCHEDULES
Schedule “A” - PLAN OF ARRANGEMENT
Schedule “B” – EHT ARRANGEMENT RESOLUTION
Schedule “C” - SKYE RESOLUTION
Schedule “D” - EHT REALIZATION PROCESS
Schedule “E” - REPRESENTATIONS AND WARRANTIES OF EHT
Schedule “F” - REPRESENTATIONS AND WARRANTIES OF SKYE
Schedule “G” - GOVERNANCE MATTERS

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ARRANGEMENT AGREEMENT
THIS AGREEMENT is made as of May 11, 2022,
BETWEEN:
EMERALD HEALTH THERAPEUTICS, INC., a corporation existing under the laws of the Province of British Columbia,
(“EHT”)
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SKYE BIOSCIENCE, INC., a corporation existing under the laws of the State of Nevada,
(“SKYE”)
WHEREAS:
(a)the SKYE Board (as hereinafter defined) has established a special committee thereof consisting only of independent and disinterested directors (the “SKYE Special Committee”) to, among other things, consider and negotiate the Agreement and the transactions contemplated hereby;
(b)the SKYE Special Committee has unanimously determined, after consultation with its legal and financial advisors and reviewing the SKYE Fairness Opinion, that the business combination to be effected by way of the Plan of Arrangement is in the best interests of SKYE and the SKYE Shareholders and has recommended that the SKYE Board approve and declare advisable this Agreement and the transactions contemplated hereby and submit this Agreement to the SKYE Shareholders for adoption;
(c)the SKYE Board, upon the unanimous recommendation of the SKYE Special Committee, has unanimously (i) determined that the business combination to be effected by way of the Plan of Arrangement is in the best interests of SKYE and the SKYE Shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and resolved to recommend that the SKYE Shareholders approve the SKYE Resolution (as hereinafter defined);
(d) the EHT Board (as hereinafter defined) has established a special committee (the “EHT Special Committee”) which has determined, after consultation with its legal and financial advisors and reviewing the EHT Fairness Opinion, that the business combination to be effected by way of the Plan of Arrangement is in the best interests of EHT and the EHT Shareholders and has recommended that the EHT Board approve and declare advisable this Agreement and the transactions contemplated hereby and submit this Agreement to the EHT Shareholders for adoption;
(e)the EHT Board, upon the recommendation of the EHT Special Committee, has (i) determined that the business combination to be effected by way of the Plan of Arrangement is in the best interests of EHT and the EHT Shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and resolved to recommend that the SKYE Shareholders approve the Arrangement Resolution (as hereinafter defined);
(f)concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of EHT to enter into this Agreement, certain shareholders of SKYE have entered into support agreements (the “SKYE Support Agreements”) pursuant to which, among other things, such shareholders have agreed to vote their SKYE Shares in favour of the SKYE Resolution; and
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(g)concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of SKYE to enter into this Agreement, certain shareholders of EHT have entered into support agreements (the “EHT Support Agreements”) pursuant to which, among other things, such shareholders have agreed to vote their EHT Shares in favour of the Arrangement Resolution.
NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article 1
INTERPRETATION
Section 1.1Defined Terms
As used in this Agreement, the following terms have the following meanings:
“Acquisition Proposal” means, with respect to a Party, other than the transactions contemplated by this Agreement, the transactions comprising the EHT Realization Process and any transaction involving only a Party and/or one or more of its wholly-owned Subsidiaries, any written or oral offer, proposal, expression of interest or inquiry to a Party or its shareholders from any person or group of persons (other than from the other Party or any of its Subsidiaries) made after the date hereof relating to:
(a)any direct or indirect acquisition or sale (or lease, exchange, license, transfer or other arrangement having the same economic effect as a sale), whether in a single transaction or a series of related transactions, of: (a) assets of such Party (including, without limitation, shares of one or more of its Subsidiaries) and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of such Party and its Subsidiaries or that contribute 20% or more of the consolidated revenue or net income of such Party and its Subsidiaries; or (b) 20% or more of any class of outstanding voting or equity securities (or rights thereto) (and including securities convertible into or exercisable or exchangeable for voting or equity securities) of such Party;
(b)any direct or indirect take-over bid, issuer bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a person or group of persons acquiring beneficial ownership of 20% or more of any class of voting or equity securities of such Party (and including securities convertible into or exercisable or exchangeable for voting or equity securities)
(c)any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, joint venture, partnership, liquidation, dissolution or other similar transaction involving such Party or any one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of such Party and its Subsidiaries or that contribute 20% or more of the consolidated revenue of such Party and its Subsidiaries; or

(d)any other similar transactions involving such Party economically and functionally equivalent to the foregoing.
“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other similar civil, criminal or regulatory proceeding, in law or in equity.
“Affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.

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“Agreement” means this Arrangement Agreement, including the Schedules hereto, the EHT Disclosure Letter and the SKYE Disclosure Letter, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.
“Anti-Corruption Laws” means any applicable law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and any applicable anti-corruption or anti-bribery law of any other applicable jurisdiction.
“Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the consent of EHT and SKYE, each acting reasonably.
“Avalite” means Avalite Sciences Inc.
“BCBCA” means the Business Corporations Act (British Columbia) and all regulations made thereunder, as promulgated or amended from time to time.
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Vancouver, British Columbia or San Diego, California are required by Law to be closed for business.
“Canadian Securities Laws” means the Securities Act (British Columbia) and any other applicable equivalent legislation in each of the provinces and territories of Canada, including those in which EHT is a reporting issuer, and the respective regulations under such legislation together with applicable published rules, regulations, policy statements, national instruments and memoranda of understanding of the Canadian Securities Administrators and the securities regulatory authorities in such provinces and territories.
“CARES Act” means the United States Coronavirus Aid, Relief, and Economic Security Act.
“Change in Recommendation” means, in respect of SKYE, a SKYE Change in Recommendation and in respect of EHT, means an EHT Change in Recommendation.
“Closing” means the consummation of the transactions contemplated in this Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means the mutual confidentiality and non-disclosure agreement dated November 16, 2021, between EHT and SKYE.
“Consideration” means the consideration payable pursuant to the Plan of Arrangement to a Person who is an EHT Shareholder.
“Consideration Shares” means the shares of SKYE Common Stock to be received by EHT Shareholders pursuant to the Plan of Arrangement (other than EHT Dissenting Shareholders who are ultimately entitled to receive fair value for their EHT Shares in accordance with the Plan of Arrangement).
“Contract” means any written binding agreement, arrangement, commitment, engagement, contract, franchise, license, lease, obligation, note, bond, mortgage, indenture, undertaking, joint venture or other obligation.
“Court” means the Supreme Court of British Columbia or any other court with jurisdiction to consider and issue the Interim Order and the Final Order.

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“COVID-19” means the coronavirus disease 2019 (dubbed as COVID-19), caused by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and/or any evolutions thereof or any other virus or disease developing from or arising as a result of SARS-CoV-2 and/or COVID-19.
“COVID-19 Measures” means any action required to be taken by a Party as a result of, or related to, COVID-19, to the extent required by applicable Law.
“CSE” means the Canadian Securities Exchange.
“Data Room Cut-off Time” means 12:00 p.m. (Vancouver time) on May 10, 2022.
“Depositary” means Computershare Trust Company of Canada or such other depositary as may be agreed upon by the Parties, acting reasonably.
“Derivative Product” means each Contract for any futures transaction, swap transaction, collar transaction, floor transaction, cap transaction, option, warrant, forward purchase or sale transaction relating to one or more currencies, commodities, interest rates, bonds, equity securities, loans, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“Dissent Rights” means the rights of dissent of registered EHT Shareholders in respect of the Arrangement described in Article 4 of the Plan of Arrangement.
“DPA” has the meaning ascribed thereto in Section (23)(a)(iii) of Schedule “E”.
“Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any Canadian or United States Governmental Entity, agency, authority or Person targeting certain countries, territories, or Persons, including the United States Export Administration Act and implementing Export Administration Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations and the various economic sanctions laws administered by OFAC.
“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the SEC.
“Effective Date” means the date agreed to by EHT and SKYE in writing as the effective date of the Arrangement after all of the conditions precedent to the completion of the Arrangement as set out in this Arrangement Agreement have been satisfied or waived, including that the Final Order has been granted by the Court.
“Effective Time” means 12:01a.m. (Vancouver time) on the Effective Date or such other time as the Parties agree in writing before the Effective Date.
“EHT” has the definition ascribed thereto in the preamble to this Agreement.
“EHT Arrangement Resolution” means the special resolution approving the Arrangement to be considered, and, if thought advisable, passed by the EHT Shareholders at the EHT Meeting to be substantially in the form and content set out in Schedule “B” hereto.
“EHT Assets” means all of the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of EHT and its Subsidiaries.

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“EHT Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by EHT or any of its Subsidiaries with respect to the EHT Consultants, EHT Employees or former EHT Employees and includes: (i) employment, consulting, retirement, severance, termination or change in control agreements; and (ii) deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind, including the EHT Omnibus Incentive Plan.
“EHT Board” means the board of directors of EHT, as constituted from time to time.
“EHT Board Recommendation” has the meaning ascribed thereto in Section 2.4(2).
“EHT Change in Recommendation” has the meaning ascribed thereto in Section 7.2(1)(c)(i).
“EHT Circular” means the notice of the EHT Meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto) to be sent to EHT Shareholders in connection with the EHT Meeting, including any amendments or supplements thereto.
“EHT Consultants” means the independent contractors and consultants engaged by EHT and/or the EHT Subsidiaries.
“EHT Data” means all data contained in the EHT Systems and all other information and data compilations used by EHT or any of the EHT Subsidiaries, whether in electronic form or otherwise.
“EHT Data Room” means the material contained in the “Emerald Health Therapeutics (Information)” virtual data room established by EHT in connection with the transaction contemplated hereby as at the Data Room Cut-off Time.
“EHT December 2019 Warrants” means 5,172,942 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on December 30, 2019 and expiring on December 30, 2024.
“EHT Disclosure Letter” has the meaning ascribed thereto in Section 3.1(1).
“EHT Dissenting Shareholder” has the meaning specified in Section 1.1(14) of the Plan of Arrangement.
“EHT Employees” means the officers and employees of EHT and its Subsidiaries.
“EHT Fairness Opinion” means the opinion of Evans & Evans dated May 11, 2022 delivered to the EHT Board to the effect that, as at May 11, 2022, the Consideration to be received by the EHT Shareholders is fair, from a financial point of view, to the EHT Shareholders.
“EHT February 6 2020 Warrants” means 7,596,551 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on February 6, 2020 and expiring on February 6, 2025.
“EHT February 14 2020 Warrants” means 2,748,276 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on February 14, 2020 and expiring on February 14, 2025.
“EHT Financial Statement Date” means December 31, 2020.
“EHT Financial Statements” means (i) the audited consolidated financial statements of EHT as at and for the financial years ended December 31, 2020 and 2019 and (ii) the EHT Interim Financial Statements.
“EHT Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of EHT for the three and nine month periods ended September 30, 2021 and 2020.

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“EHT Interim Financial Statement Date” means September 30, 2021.
“EHT June 2020 Warrants” means 11,351,351 warrants to acquire EHT Shares, at a price of $0.27 per share, issued by EHT on June 2, 2020 and expiring on June 2, 2023.
“EHT Leased Real Property” has the meaning ascribed thereto in Section (15)(a) of Schedule “E”.
“EHT Licenses” means all licenses held by EHT and the EHT Subsidiaries issued by Health Canada or other applicable Governmental Entity under the Food and Drug Laws, as more particularly set forth in Section (13)(b) of the EHT Disclosure Letter.
“EHT Material Adverse Effect” means a Material Adverse Effect in respect of EHT.
“EHT Material Contract” has the definition ascribed thereto in Section (14)(c) of Schedule “E”.
“EHT Meeting” means the annual general and special meeting of the EHT Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement and the Interim Order, to be called and held in accordance with the Interim Order for, among other things, the purpose of considering and, if thought advisable, approving the Arrangement Resolution, and for any other purpose as may be set out in the EHT Circular.
“EHT November 2019 Warrants” means 4,385,965 warrants to acquire EHT Shares, at a price of $0.75 per share, issued by EHT on November 29, 2019 and expiring on November 29, 2024.
“EHT Omnibus Incentive Plan” means the omnibus incentive plan of EHT approved at the annual and special meeting of EHT Shareholders held on June 15, 2017, as subsequently amended as approved at the annual and special meetings of EHT Shareholders held on held May 31, 2018, June 20, 2019 and October 29, 2020.
“EHT Options” means the options to purchase EHT Shares pursuant to the EHT Omnibus Incentive Plan.
“EHT Owned Real Property” has the meaning ascribed thereto in Section (15)(a) of Schedule “E”.
“EHT Permits” means all Permits held by EHT and the EHT Subsidiaries or required to be held by EHT and the EHT Subsidiaries pursuant to applicable Laws, including all EHT Licenses.
“EHT Preferred Shares” means the preferred shares in the capital of EHT as currently constituted.
“EHT Public Disclosure Record” means all documents and instruments filed by it under Securities Laws on SEDAR or EDGAR prior to the date of this Agreement.
“EHT Real Property” has the meaning ascribed thereto in Section (15)(a) of Schedule “E”.
“EHT Real Property Lease” has the meaning ascribed thereto in Section (15)(a) of Schedule “E”.
“EHT Realization Process” means the process undertaken by EHT to effect its exit from the cannabis industry as disclosed in EHT’s press release dated November 29, 2021, particulars of which are set out in Schedule “D”.
“EHT RSUs” means the restricted share units issuable under the EHT Omnibus Incentive Plan.
“EHT Securityholders” means, collectively, the EHT Shareholders and the holders of EHT Options and EHT Warrants.
“EHT Shareholders” means the registered and/or beneficial holders of the EHT Shares, as the context requires.

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“EHT Shares” means the common shares in the capital of EHT as currently constituted.
“EHT Special Committee” has the meaning ascribed thereto in the preamble to this Agreement.
“EHT Subsidiaries” means the Subsidiaries of EHT, which as at the date hereof are: EHTC, Avalite, Verdélite Sciences, Inc., and Verdélite Property Holdings, Inc.
“EHT Support Agreements” has the meaning ascribed thereto in the preamble to this Agreement.
“EHT Systems” means all information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether in electronic form or otherwise, used in the conduct of the business of EHT or any of the EHT Subsidiaries.
”EHT Termination Amount” means $500,000.
“EHT Warrants” means collectively, the EHT November 2019 Warrants, the EHT December 2019 Warrants, the EHT February 6 2020 Warrants, the EHT February 14 2020 Warrants and the EHT June 2020 Warrants.
“EHTC” means Emerald Health Therapeutics Canada Inc.
“Enforceability Exceptions” has the meaning ascribed thereto in Section (3)(c) of Schedule “C”.
“Environmental Law” means any Law relating to: (i) the protection, investigation or restoration of the environment or public health and safety matters; or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.
“Environmental Claim” means any claim, action, cause of action, order, proceeding, investigation or notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Substances at any location, whether or not owned or operated by SKYE or EHT, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Expected Tax Treatment” has the meaning ascribed thereto in Section 2.14.
“Final Order” means the order of the Court in a form acceptable to EHT and SKYE, each acting reasonably, approving the Arrangement under Section 291 of the BCBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of the Parties, each acting reasonably, at any time prior to the Effective Date or, if appealed and a stay of the final order is obtained pending appeal, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended (provided that any such amendment is acceptable to both EHT and SKYE, each acting reasonably) on appeal.
“Food and Drug Laws” has the meaning ascribed thereto in in Section (23)(c) of Schedule “E”.
“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

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“Government Official” has the meaning ascribed thereto in Section (23)(a) of Schedule “E”.
“Hazardous Substance” means any element, waste or other substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive, toxic, a pollutant or a contaminant under or pursuant to any Environmental Laws.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and as applicable at the relevant time.
“Indebtedness” of any Person means:
(a)indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property) or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money;
(b)obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person or any services received by such Person, including, in any such case, “earnout” payments;
(c)obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;
(d)obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under U.S. GAAP (in the case of SKYE or the SKYE Subsidiaries) or IFRS (in the case of EHT or the EHT Subsidiaries);
(e)payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed;
(f)obligations to repay deposits or other amounts advanced by and therefore owing to any party that is not an Affiliate of such Person;
(g)obligations of such Person under any Derivative Product; and
(h)indebtedness of others as described in the foregoing clauses (a) through (g) above in any manner guaranteed by such Person or for which such Person is or may become contingently liable; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course.
“Intellectual Property” means all intellectual property and intellectual property rights recognized throughout the world, including at common law or in equity, or otherwise, including all Canadian, U.S. and foreign (i) patents, patent applications, patent licenses, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trademark and service mark licenses, names, business names, corporate names, trade names, domain names, social media accounts, logos, slogans, trade dress, distinguishing guises and other similar designations of source or origin, together with the goodwill symbolized by or associated with any of the foregoing, (iii) copyrights and copyrightable subject matter and works of authorship, and copyright licenses (iv) proprietary rights in computer programs (whether in

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source code, object code, or other form), databases, algorithms, compilations and other collections of data, and in all documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”), (v) trade secrets, confidential information, ideas, know-how, research agreements, inventions, proprietary processes, industrial designs, other designs, technology, formulae, formulations, specifications, models and methodologies, and any documentation relating to any of the foregoing, and (vi) all applications or registrations for the foregoing, including any renewals and extensions thereof and amendments thereto, and rights to apply in any or all countries of the world for such registrations and applications, rights to bring an Action for any past, present and/or future infringement, breaches, violations or misappropriations related to the foregoing intellectual property or intellectual property rights.
“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by Section 2.2, in a form acceptable to EHT and SKYE, each acting reasonably, providing for, among other things, the calling and holding of the EHT Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of EHT and SKYE, each acting reasonably, at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.
“Investment Canada Act” means the Investment Canada Act (Canada), as amended, including the regulations promulgated thereunder.
“Labour Agreements” has the meaning ascribed thereto in in Section (12)(g) of Schedule “E”.
“Law” means any and all laws, statutes, codes, guidelines, ordinances, decrees, rules, regulations, by-laws, treaties, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity, including, without limitation, the Food and Drug Laws and laws concerning privacy and / or security of personal health information, and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities.
“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute.
“Listing Statement” means the SKYE disclosure document to be prepared in accordance with the policies of the CSE, which shall provide full, true and plain disclosure of all material facts relating to SKYE, EHT and the Arrangement.
“Matching Period” has the meaning ascribed to it in Section 5.4(1)(d).
“Material Adverse Effect” means in respect of any Person, any change, event, occurrence, effect, state of facts, development, condition or circumstance, that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts, developments, conditions or circumstances is or would reasonably be expected to be material and adverse to the business, operations, financial condition or results of operations of that Person and its Subsidiaries, taken as a whole, except to the extent that any such change, event, occurrence, effect, state of facts, development, condition or circumstance results from or arises in connection with:
(a)changes, developments or conditions generally affecting the industry (taking into account relevant geographies) in which such Person and its Subsidiaries operate generally;
(b)any change in global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes), economic, business,

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banking, regulatory, currency exchange, interest rate, inflationary conditions or financial, capital or commodity market conditions, in each case whether national or global;
(c)any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;
(d)any epidemics, pandemics or disease outbreak or other public health condition (including COVID-19), earthquakes, volcanoes, tsunamis, hurricanes, tornados or other natural disasters or acts of God;
(e)any adoption, proposal, implementation or other change in Law, or interpretation of Law by any Governmental Entity, including any Laws in respect to Taxes, IFRS or regulatory accounting requirements, in each case after the date hereof;
(f)any generally applicable change in applicable accounting principles, including IFRS and U.S. GAAP;
(g)any actions taken (or omitted to be taken) (1) at the written request, or with the prior written consent, of the other Party hereto, (2) as required by Law (except to the extent that such legal requirement arose by reason of failure of the applicable Party or a Subsidiary thereof to comply with applicable Law or any applicable Regulatory Approval or the terms of any Permit), or (3) in accordance with the terms of this Agreement;
(h)in the case of EHT, any actions taken pursuant to the EHT Realization Process as set out in Schedule “D” hereto;
(i)the failure in and of itself of the Person to meet any internal or published projections, forecasts or guidance or estimates of revenues, earnings or cash flows of such Person or of any securities analysts, it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred;
(j)the announcement of the Transaction or the pendency of the Transaction; and
(k)any decrease in the market price or any decline in the trading volume of the equity securities of the Person (it being understood that the causes underlying such change in trading price or trading volume, other than those identified in paragraphs (a) through (g) above may be taken into account in determining whether a Material Adverse Effect has occurred);
but provided in the case of (a) through (f), such change, event, occurrence, effect, state of facts, development, condition or circumstance does not have a disproportionately greater impact or effect on the Person and its Subsidiaries taken as a whole, as compared to companies in comparable industries, of comparable economic size, and operating in substantially the same jurisdictions. Notwithstanding the foregoing, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred.
“Misrepresentation” has the meaning ascribed thereto under the Securities Act (British Columbia).
“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.
“Money-Laundering Laws” means any law governing financial recordkeeping and reporting requirements, including the Proceeds of Crime (Money Laundering) and Terrorist Financing

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Act (Canada), the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related laws of other jurisdictions where SKYE or EHT, as applicable, and their respective Subsidiaries conduct business, conduct financial transactions or own assets.
“Nasdaq” means the Nasdaq Stock Market.
“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Entity entered into in connection with any Action.
“Ordinary Course” means, with respect to an action taken by any Person, that such action is substantially consistent in nature and scope with the past practices of such Person and is taken in the normal day-to-day operations of the business of such Person and, in any case, is not unreasonable or unusual in the circumstances when considered in the context of the provisions of this Agreement, and for greater certainty, including all COVID-19 Measures.
“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles, charter or certificate of incorporation or memorandum and articles of association, as the case may be, and articles and by-laws, as applicable; (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and (v) with respect to any Person similar to but not set out in (i) through (iv) of this definition, its comparable organizational documents (including a declaration of trust, partnership agreement, articles of continuance, arrangement or amalgamation).
“OTCQB” means the OTCQB Venture Market provided by the OTC Markets Group.
“OTCQX” means the OTCQX Best Markets provided by the OTC Markets Group.
“Outside Date” means October 15, 2022, or such later date as may be agreed to in writing by the Parties, subject to the right of any Party to extend the Outside Date for up to an additional 45 days if all of the other conditions set forth in Article 6 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until immediately prior to the Effective Date) have been satisfied or waived and the Required Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Vancouver time) on the date that is not less than two Business Days prior to the original Outside Date (and any subsequent Outside Date); provided that notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to obtain any of the Required Regulatory Approvals or the Final Order is primarily the result of such Party’s Wilful Breach of this Agreement.
“Parties” means, together, EHT and SKYE and “Party” means any one of them.
“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Entity.
“Permitted Liens” means, in respect of any Party or any of its Subsidiaries, any one or more of the following:

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(a)easements, rights of way, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not materially adversely affect the EHT Assets or the SKYE Assets, as the case may be;
(b)contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the Ordinary Course for amounts not yet delinquent and Liens for Taxes not yet due or in respect of which an applicable reserve has been made, or assessments that are not yet delinquent or that are being contested in good faith and in each case for which adequate reserves have been established in accordance with U.S. GAAP (in the case of SKYE or the SKYE Subsidiaries) or IFRS (in the case of EHT or the EHT Subsidiaries) by the party responsible for payment thereof;
(c)such title defects as (A) EHT (in the case of title defects with respect to properties or assets of SKYE or any of the SKYE Subsidiaries) may have expressly waived in writing or (B) SKYE (in the case of title defects with respect to properties or assets of EHT or any of the EHT Subsidiaries) may have expressly waived in writing;
(d)customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any of SKYE’s or EHT’s or their respective Subsidiaries’ properties or assets in any manner; provided however that such Liens, encumbrances, exceptions, agreements, restrictions, limitations, Contracts and rights (i) were not incurred in connection with any indebtedness and (ii) do not, individually or in the aggregate, have an adverse effect on the value or materially impair or add material cost to the use of the subject property;
(e)Liens incurred, created and granted in the Ordinary Course to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to the EHT Assets, but only to the extent those Liens relate to costs and expenses for which payment is not due or delinquent;
(f)in respect of EHT, any Lien listed in Section 1.1 of the EHT Disclosure Letter under the heading “Permitted Liens”; and
(g)in respect of SKYE, any Lien listed in Section 1.1 of the SKYE Disclosure Letter under the heading “Permitted Liens”.
“Person” includes any individual, partnership, limited partnership, association, body corporate, corporation, company, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity.
“Personal Information” means information about an identifiable individual and includes any information that constitutes personal information within the meaning of all applicable Privacy Laws.
“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule “A” hereto, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the consent of EHT and SKYE, each acting reasonably.
“Pre-Acquisition Reorganization” has the meaning ascribed to in Section 4.13.
“Pre-Closing Period” has the meaning ascribed to it in Section 4.1.

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“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (British Columbia) and any comparable applicable Law of any jurisdiction.
“Privacy Notices” means any notices, policies, disclosures, or public representations by EHT or any of the EHT Subsidiaries, and SKYE or any of the SKYE Subsidiaries in respect of EHT’s or SKYE’s, as the case may be, processing of Personal Information or privacy practices.
“Registrar” means the person appointed as the Registrar of Companies under Section 400 of the BCBCA.
“Regulation S-K” means regulation S-K under the U.S. Securities Act.
“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with (including any notice required to be provided to), any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, and with respect to such consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective, in each case in connection with the Transaction and includes the Required Regulatory Approvals. For greater certainty, all notifications, filings and approvals required from or required to be provided to Health Canada in connection with the consummation of the transactions contemplated herein all constitute Regulatory Approvals.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.
“Replacement Options” means the options to purchase SKYE Shares to be issued by SKYE in exchange for each of the outstanding EHT Options at the Effective Time pursuant to the Plan of Arrangement.
“Replacement Warrants” means the warrants to purchase SKYE Shares to be issued by SKYE in exchange for each of the outstanding EHT Warrants at the Effective Time pursuant to the Plan of Arrangement.
“Representatives”, with respect to any Party, means the officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives of such Party and such Party’s Affiliates.
“Required Regulatory Approvals” means the Stock Exchange Approval and any approval required by SKYE from the Financial Industry Regulatory Authority, Inc.
“Sanctions Target” means (i) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws; (ii) a Person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctions Persons lists published by OFAC, or any equivalent list of sanctioned Persons issued by the U.S. Department of State, the United Nations, the European Union or Canada; (iii) a Person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (iv) an entity owned fifty percent (50%) or more or controlled by a country or territory identified in clause (i) or Person in clause (ii) above.
“SEC” means the United States Securities and Exchange Commission.
“Securities Authority” means the British Columbia Securities Commission, the SEC and any other applicable securities commission or securities regulatory authority of a province or territory of Canada, the United States or any other jurisdiction with authority in respect of the Parties and/or the Subsidiaries.

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“Securities Laws” means Canadian Securities Laws, U.S. Securities Laws and any other applicable Canadian provincial and territorial or United States securities Laws, rules, orders, notices, promulgations and regulations and published policies thereunder.
“SEDAR” means the System for Electronic Document Analysis Retrieval.
“SKYE” has the definition ascribed thereto in the preamble to this Agreement.
“SKYE Amended Omnibus Incentive Plan” means the Skye Biosciences, Inc. 2014 Omnibus Incentive Plan, as shall be amended for the purposes of the Arrangement, on terms acceptable to EHT, acting reasonably, and which shall be presented to the SKYE Shareholders for approval at the SKYE Meeting if so required;
“SKYE Assets” means all the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of SKYE and its Subsidiaries.
“SKYE Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by SKYE or any of its Subsidiaries with respect to the SKYE Consultants, SKYE Employees or former SKYE Employees and includes: (i) employment, consulting, retirement, severance, termination or change in control agreements; and (ii) deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind, including the SKYE Omnibus Incentive Plan.
“SKYE Board” means the board of directors of SKYE, as constituted from time to time.
“SKYE Board Recommendation” has the meaning ascribed thereto in Section 2.6(2).
“SKYE Consultants” means the independent contractors and consultants engaged by SKYE and/or the SKYE Subsidiaries.
“SKYE Change in Recommendation” has the meaning ascribed thereto in Section 7.2(1)(d).
“SKYE Common Stock” means the common stock of SKYE, US$0.001 par value per share.
“SKYE Credit Facility” means the Amended and Restated Multi-Draw Credit Agreement of SKYE entered into with Emerald Health Sciences, Inc. on April 1, 2020, and all amendments thereto.
“SKYE Data” means all data contained in the SKYE Systems and all other information and data compilations used by SKYE or any of the SKYE Subsidiaries, whether or not in electronic form.
“SKYE Data Room” means the material contained in the “iDeals” virtual data rooms established by SKYE in connection with the transaction contemplated hereby as at the Data Room Cut-off Time.
“SKYE Disclosure Letter” has the meaning ascribed thereto in Section 3.2(1).
“SKYE Employees” means the officers and employees of SKYE and the SKYE Subsidiaries.
“SKYE ERISA Affiliate” has the meaning ascribed thereto in Section (12)(b) of Schedule “F”.
“SKYE ESPP” means the employee stock participation plan of SKYE, on terms acceptable to EHT, acting reasonably, which shall be presented to the SKYE Shareholders for approval at the SKYE Meeting,
“SKYE Fairness Opinion” means the opinion of Scalar Analytics dated May 11, 2022 delivered to the SKYE Board that, subject to the qualifications set forth therein, the Exchange Ratio (as defined in the Plan of Arrangement) is fair, from a financial point of view, to the SKYE Shareholders.

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“SKYE Financial Statements” means (i) the audited consolidated financial statements of SKYE as at and for the financial years ended December 31, 2021 and 2020, and (ii) the SKYE Interim Financial Statements.
“SKYE Financial Statement Date” means December 31, 2021.
"SKYE Interim Financial Statements" means the unaudited interim condensed consolidated financial statements of SKYE for the period ending March 31, 2022.
"SKYE Interim Financial Statement Date" means March 31, 2022.
“SKYE Intellectual Property” has the meaning ascribed thereto in Section (19)(a) of Schedule “F”.
“SKYE Leased Real Property” has the meaning ascribed thereto in Section (15)(a) of Schedule “F”.
“SKYE Material Adverse Effect” means a Material Adverse Effect in respect of SKYE.
“SKYE Material Contract” has the definition ascribed thereto in Section (14)(c) of Schedule “F”.
“SKYE Meeting” means the special meeting of the SKYE Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held to consider the SKYE Resolution, the SKYE Amended Omnibus Plan if so required, the SKYE ESPP and for any other purpose as may be set out in the SKYE Proxy Statement.
“SKYE Nominees” has the meaning ascribed thereto in Section 6.6.
“SKYE Omnibus Incentive Plan” means the Skye Biosciences, Inc. 2014 Omnibus Incentive Plan.
“SKYE Options” means the outstanding options, if any, to purchase SKYE Shares issued pursuant to the SKYE Benefit Plans.
“SKYE Owned Real Property” has the meaning ascribed thereto in Section (15)(a) of Schedule “F”.
“SKYE Permits” means all Permits held by SKYE or required to be held by SKYE pursuant to applicable Laws.
“SKYE Preferred Stock” means the preferred stock of SKYE, US$0.001 par value per share.
“SKYE Proxy Statement” means the notice of the SKYE Meeting and accompanying proxy statement (including all schedules, appendices and exhibits thereto) to be sent to SKYE Shareholders in connection with the SKYE Meeting, including any amendments or supplements thereto.
“SKYE Public Disclosure Record” means all documents and instruments filed by it under Securities Laws on EDGAR prior to the date of this Agreement.
“SKYE Resolution” means the resolution of the SKYE Shareholders approving the Arrangement Agreement to be substantially in the form and content set out in Schedule “C” hereto.
“SKYE RSUs” means the restricted stock units issuable to eligible participants under the SKYE Omnibus Incentive Plan.
“SKYE SEC Documents” has the meaning ascribed thereto in Section (7)(a) of Schedule “F”.
“SKYE Shareholders” means the registered and/or beneficial holders of the SKYE Shares, as the context requires.

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“SKYE Shareholder Approval” means the approval of the SKYE Resolution by a majority of SKYE Shares outstanding and entitled to vote thereon other than the SKYE Shares held by (a) Emerald Health Sciences, Inc. or its affiliates, (b) directors or officers of EHT or SKYE and (c) any immediate family members (as defined in Item 404 of Regulation S-K) of any of the officers or directors of EHT or SKYE.
“SKYE Shares” means the shares of SKYE Common Stock .
“SKYE Special Committee” has the meaning ascribed thereto in the preamble to this Agreement.
“SKYE Subsidiaries” means the Subsidiaries of SKYE, which as at the date hereof are: Nemus, a California corporation and SKYE Bioscience Pty Ltd, an Australian proprietary limited company formerly known as EMBI Australia Pty Ltd.
“SKYE Support Agreements” has the meaning ascribed thereto in the preamble to this Agreement.
“SKYE Systems” means all information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether in electronic form or otherwise, used in the conduct of the business of SKYE or any of the SKYE Subsidiaries.
“SKYE Termination Amount” means $500,000.
“SKYE Warrants” means the SKYE warrants outstanding as of the date hereof as disclosed in the SKYE Disclosure Letter.
“SOX” means the Sarbanes-Oxley Act of 2002.
“Stock Exchange Approval” means (i) the conditional approval by the CSE of the listing of the SKYE Common Stock and (ii) the conditional approval of CSE to list the Consideration Shares and any SKYE Shares issuable upon the exercise of any Replacement Warrants and Replacement Options, in each case subject only to customary listing conditions.
“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions.
“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal from a person who is an arm’s length third party, made after the date of this Agreement:
(a)to acquire not less than all of the outstanding SKYE Shares or EHT Shares, as applicable (other than SKYE Shares or EHT Shares, as applicable, beneficially owned by the person or persons making such Acquisition Proposal) on substantially the same terms and conditions, or all or substantially all of the assets of the Party and its Subsidiaries on a consolidated basis;
(b)that complies with Securities Laws and did not result from or involve a breach of Article 5 of this Agreement or any agreement between the Person making such Acquisition Proposal and such Party;
(c)that is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the special committee of such Party, acting in good faith (after receipt of advice from its financial advisors and its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal;
(d)that is not subject to any due diligence and/or access condition;

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(e)that is reasonably capable of being completed in accordance with its terms without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or group of persons making such proposal; and
(f)in respect of which the special committee of such Party determines, in good faith after consultation with its legal counsel and financial advisor(s) and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or group of persons making such Acquisition Proposal, would, if consummated in accordance with its terms and without assuming away the risk of non-completion, result in a transaction more favourable to the holders of such Party’s common shares, from a financial point of view, than the Arrangement (including after considering any proposal to adjust the terms and conditions of the Arrangement as contemplated by Section 5.4(2)).
“Superior Proposal Notice” has the meaning ascribed thereto in Section 5.4(1)(b).
“Tax” (including, with correlative meaning, the term “Taxes”) means: (i) any and all governmental taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, branch profits, franchise, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, consumption of resources, emissions, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment/unemployment insurance, health insurance and government pension plan premiums or contributions including any installments or prepayments in respect of any of the foregoing; (ii) all interest, penalties, fines, additions to tax imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or as a result of being a transferee or successor in interest to any party.
“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.
“Taxing Authority” means the Internal Revenue Service, Canada Revenue Agency and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes.
“Tax Returns” means all returns and reports (including elections, designations, declarations, notices, disclosures, schedules, estimates and information returns) filed with or supplied to, or required to be filed with or supplied to, a Governmental Entity in connection with any Tax, including all amendments, attachments or supplements thereto and whether in tangible or electronic form.
“Trade Secret” means (i) confidential know how, methods, technical information, data, processes, or plans, and (ii) all trade secrets within the meaning of applicable law.
“Transaction” means the transaction resulting from the completion of the Arrangement, including the acquisition of all the EHT Shares by SKYE, and completion of the other transactions contemplated by the Plan of Arrangement.
“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.
“U.S. GAAP” means generally accepted accounting principles, as in effect in the United States of America.

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“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“U.S. Securities Laws” means the U.S. Securities Act, the U.S. Exchange Act and all other securities Laws of any state of the United States and the rules and regulations promulgated thereunder.
“Wilful Breach” of any representation, warranty or covenant of a Party means that, as applicable, a senior officer of the breaching Party (i) had actual knowledge that a representation or warranty of the Party to which he or she served as a senior officer was materially false when made or (ii) as to a covenant herein, directed or allowed the applicable Party to take an action, fail to take an action or permit an action to be taken or occur that he or she knew at such time constituted a material breach of a covenant herein by such Party.
Section 1.2Certain Rules of Interpretation
In this Agreement, unless otherwise specified:
(1)Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.
(2)Currency. All references to dollars or to “$” are references to Canadian dollars unless otherwise indicated. All references to U.S. dollars or to “US$” are references to United States dollars.
(3)Gender and Number. Any reference to gender includes all genders. Words importing the singular number also include the plural and vice versa.
(4)Certain Phrases, etc. The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “day” means “calendar day”; (iii) “hereof”, “herein”, “hereunder” and words of similar import, will refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (v) unless stated otherwise, “Article”, “Section”, “Subsection” and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement.
(5)Definition of “made available”. The term “made available” means: (i) copies of the subject materials were included in the EHT Public Disclosure Record; (ii) copies of the subject materials were included in the SKYE Public Disclosure Record; or (iii) complete and unredacted copies of the subject materials were included in the SKYE Data Room or the EHT Data Room, as applicable, as at the Data Room Cut-off Time.
(6)Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of EHT, it means the actual knowledge, after due inquiry regarding the relevant matter, of Mohammed Jiwan, the Chief Operating Officer of EHT. Where any representation or warranty is expressly qualified by reference to the knowledge of SKYE, it means the actual knowledge, after due inquiry regarding the relevant matter, of Punit Dhillon, the Chief Executive Officer and Kaitlyn Arsenault, the Chief Financial Officer of SKYE.
(7)Capitalized Terms. All capitalized terms used in any Schedule or in the EHT Disclosure Letter have the meanings ascribed to them in this Agreement unless specifically defined in the EHT Disclosure Letter.

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(8)Accounting Terms.
(a)All accounting terms used in respect of EHT are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of EHT required to be made will be made in a manner consistent with IFRS.
(b)All accounting terms used in respect of SKYE are to be interpreted in accordance with U.S. GAAP and all determinations of an accounting nature in respect of SKYE required to be made will be made in a manner consistent with U.S. GAAP.
(9)Statutes. Any reference to a statute refers to such statute, or successor thereto, and all rules, resolutions and regulations made under it, or its successor, respectively, as it or its successor, or they, may have been or may from time to time be amended or re-enacted, unless stated otherwise.
(10)Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action will be required or permitted to be taken on the next succeeding day which is a Business Day.
(11)Time References. References to time are to local time, Vancouver, British Columbia.
(12)Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of EHT or SKYE, each such provision will be construed as a covenant by EHT or SKYE, as applicable, to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.
(13)Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required will be conclusively deemed to have withheld its approval or consent.
(14)Schedules. The schedules attached to this Agreement form an integral part of this Agreement.
(15)Agreements. All references in this Agreement to any agreement, Contract, document or instrument means such agreement, Contract, document or instrument, as amended, restated or supplemented in accordance with the terms thereof, and includes all schedules, exhibits and other attachments, in each case as at the date hereof.
Article 2
THE ARRANGEMENT
Section 2.1Arrangement
EHT and SKYE agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order.
Section 2.2Interim Order
(1)As soon as reasonably practicable after the date hereof but in any event no less than seven Business Days after the date hereof and in sufficient time to permit the EHT Meeting to be convened in accordance with Section 2.3(1), EHT covenants that it will, in a manner acceptable to SKYE, acting reasonably, in accordance with the provisions of the BCBCA, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

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(a)for the class of Persons to whom notice is to be provided in respect of the Arrangement and the EHT Meeting and for the manner in which such notice is to be provided;
(b)that, except as required by Law, the record date for EHT Shareholders entitled to receive notice of and to vote at the EHT Meeting need not change in respect of any adjournment(s) or postponement(s) of the EHT Meeting or any other change, unless required by Law;
(c)that the requisite approval for the EHT Arrangement Resolution shall be (A) 66 2/3% of the votes cast on the EHT Arrangement Resolution by EHT Shareholders present in Person or represented by proxy and entitled to vote at the EHT Meeting and (B) a majority of the votes cast on the EHT Arrangement Resolution by EHT Shareholders present in Person or represented by proxy and entitled to vote at the EHT Meeting, excluding votes attached to the EHT Shares that are required to be excluded pursuant to MI 61-101;
(d)for the grant of Dissent Rights as set forth in the Plan of Arrangement;
(e)for the notice requirements with respect to the presentation of the application to the Court for the Final Order, including a requirement that any respondent provide notice to SKYE;
(f)that the EHT Meeting may be adjourned or postponed from time to time by the EHT Board, subject to the terms of this Agreement, without the need for additional approval of the Court and without the necessity of first convening the EHT Meeting or first obtaining any vote of the EHT Shareholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the EHT Board may determine is appropriate in the circumstances;
(g)that the EHT Meeting may be held in-person or be a virtual meeting or hybrid meeting whereby EHT Shareholders may join virtually;
(h)that in all other respects, the terms, conditions and restrictions of EHT's constating documents, including quorum requirements and other matters shall apply with respect to the EHT Meeting; and
(i)for such other matters as EHT or SKYE may reasonably require, subject to obtaining the consent of the other Party (such consent not to be unreasonably withheld or delayed).
(2)In seeking the Interim Order, EHT shall advise the Court that it is the intention of the Parties to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Consideration Shares, Replacement Warrants and Replacement Options to be issued pursuant to the Arrangement based upon and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is substantively and procedurally fair and reasonable to EHT Securityholders, as applicable, to whom such securities will be issued by SKYE pursuant to the Arrangement, following a hearing and after consideration of the substantive and procedural terms and conditions thereof.
Section 2.3The EHT Meeting
(1)Subject to the terms of this Agreement and receipt of the Interim Order, EHT covenants that it will:
(a)convene and conduct the EHT Meeting in accordance with the Interim Order, EHT’s Organizational Documents and applicable Law, as promptly as reasonably practicable after the date hereof (and in any event not later than August 31, 2022) and, in this

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regard, EHT may abridge any time periods that may be abridged under Securities Laws; set the record date for the EHT Shareholders entitled to vote at the EHT Meeting as promptly as reasonably practicable after the date hereof; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the EHT Meeting without the prior written consent of SKYE except as required under Section 5.4(5) or as required for quorum purposes (in which case the EHT Meeting will be adjourned and not cancelled) or reasonably required by Law or by a Governmental Entity (as determined with external legal counsel);
(b)use its commercially reasonable efforts to solicit proxies in favour of the approval of the EHT Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the EHT Arrangement Resolution and the completion of any of the transactions contemplated herein, including, if in EHT’s sole discretion it determines to do so, using investment dealers and proxy solicitation services firms selected by EHT to solicit proxies in favour of the approval of the EHT Arrangement Resolution;
(c)to permit SKYE to assist with, and to consult with SKYE in regards to, proxy solicitation and to provide SKYE with copies of or access to information regarding the EHT Meeting generated by any proxy solicitation services firm engaged by EHT, if any, as requested from time to time by SKYE, acting reasonably;
(d)consult with SKYE in fixing the date of the EHT Meeting and the record date of the EHT Meeting;
(e)advise SKYE, at such times as SKYE may reasonably request, as to the aggregate tally of the proxies received by EHT in respect of the EHT Arrangement Resolution;
(f)give notice to SKYE of the EHT Meeting and allow representatives of SKYE and its legal counsel to attend the EHT Meeting;
(g)reasonably promptly and in any event within one (1) Business Day, advise SKYE of any purported exercise or withdrawal of Dissent Rights by EHT Shareholders, and EHT shall not settle or compromise or agree to settle or compromise any such claims for Dissent Rights without the prior written consent of SKYE; and
(h)not change the record date for the EHT Shareholders entitled to vote at the EHT Meeting in connection with any adjournment or postponement of the EHT Meeting unless required by Law or EHT’s constating documents or with the consent of SKYE.
Section 2.4The EHT Circular
(1)EHT will, so as to permit the EHT Meeting to be held by the date contemplated by Section 2.3(1)(a): (i) subject to SKYE’s compliance with Section 2.4(4), promptly prepare and complete the EHT Circular, in consultation with SKYE, together with any other documents required by Law in connection with the EHT Meeting and the Arrangement; (ii) cause the EHT Circular and such other documents to be filed or furnished with the Securities Authorities and the CSE, as required by Law and the rules of the CSE, and disseminated to each EHT Shareholder and other Person as required by the Interim Order and Law; (iii) to the extent required by Law, as promptly as practicable prepare, file or furnish with the Securities Authorities and any applicable securities exchange, and disseminate to the EHT Shareholders and other Persons as required by the Interim Order and Law any supplement or amendment to the EHT Circular (after SKYE has had a reasonable opportunity to review and comment thereon) if any event will occur which requires such action at any time prior to the EHT Meeting; and (iv) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the EHT Meeting and the Arrangement.
(2)EHT will ensure that the EHT Circular complies in all material respects with the Interim Order and Law, does not contain any Misrepresentation (other than with respect to any information

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relating to and furnished by SKYE for inclusion in the EHT Circular, and SKYE acknowledges that it shall be solely responsible for the completeness, accuracy or sufficiency of any information relating to SKYE or its Subsidiaries included in the EHT Circular and that EHT shall not be responsible for ensuring the completeness, accuracy or sufficiency of such information). Without limiting the generality of the foregoing, but subject to Section 5.3, the EHT Circular must include a statement that the EHT Board has, upon recommendation from the EHT Special Committee, determined that the Arrangement is in the best interests of EHT and recommends that EHT Shareholders vote in favour of the EHT Arrangement Resolution (the “EHT Board Recommendation”).
(3)EHT will allow SKYE, and its legal counsel a reasonable opportunity to review and comment on drafts of the EHT Circular and other related documents prior to filing the EHT Circular with applicable Securities Authorities or Governmental Entities and mailing the EHT Circular to EHT Shareholders and will incorporate therein all reasonable comments made by SKYE and its legal counsel.
(4)SKYE will provide to EHT in writing all information concerning SKYE reasonably requested by EHT or required by Law (including, if required by Law, pro forma financial statements prepared in accordance with U.S. GAAP and any required reconciliations or adjustments, as applicable, to IFRS) to be included by EHT in the EHT Circular or other related documents, and will ensure that such information is complete and accurate in all material respects, complies in all material respects with applicable Laws and, without limiting the generality of the foregoing, does not contain any Misrepresentation. EHT and SKYE shall use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the EHT Circular and to the identification in the EHT Circular of each such advisor.
(5)SKYE will promptly notify EHT if, at any time before the Effective Date, it becomes aware that the EHT Circular or any other document referred to in Section 2.4(4): (i) contains any Misrepresentation; or (ii) otherwise requires any amendment or supplement, and promptly deliver to EHT written notice setting out full particulars thereof.
(6)EHT shall not be responsible for any information regarding SKYE in the EHT Circular provided in writing by SKYE for inclusion therein and SKYE shall indemnify and save harmless each of EHT, the EHT Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable costs, reasonable expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with any actions or omissions by any of them in connection with (i) any Misrepresentation or alleged Misrepresentation in any such information regarding SKYE provided in writing by SKYE for inclusion in the EHT Circular; and (ii) any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in any information provided in writing by SKYE for inclusion in the EHT Circular.
(7)EHT and SKYE will promptly notify each other if any of them becomes aware that the EHT Circular contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate and EHT will promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the EHT Circular was sent pursuant to Section 2.4(1) and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required and, in such circumstances, the date of the EHT Meeting shall be postponed if and to the extent required by applicable Laws (and the deadline set forth in Section 2.4(1)(a) and any other applicable deadline herein for the holding of the EHT Meeting shall, if necessary, be postponed to such date).
Section 2.5The SKYE Meeting
(1)Subject to the terms of this Agreement, SKYE covenants that it will:

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(a)convene and conduct the SKYE Meeting in accordance with SKYE’s Organizational Documents and applicable Law, as promptly as reasonably practicable after the date hereof (and in any event not later than August 31, 2022) and, in this regard, SKYE may abridge, any time periods that may be abridged under Securities Laws; set the record date for the SKYE Shareholders entitled to vote at the SKYE Meeting as promptly as reasonably practicable after the date hereof; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the SKYE Meeting without the prior written consent of EHT except as required under Section 5.4(5) or as required for quorum purposes (in which case the SKYE Meeting will be adjourned and not cancelled) or reasonably required by Law or by a Governmental Entity (as determined with outside legal counsel);
(b)use its commercially reasonable efforts to solicit proxies in favour of the approval of the SKYE Resolution and against any resolution submitted by any Person that is inconsistent with the SKYE Resolution and the completion of any of the transactions contemplated herein, including, if in SKYE’s sole discretion it determines to do so, using investment dealers and proxy solicitation services firms selected by SKYE to solicit proxies in favour of the approval of the SKYE Resolution;
(c)to permit EHT to assist with, and to consult with EHT in regards to, proxy solicitation and to provide EHT with copies of or access to information regarding the SKYE Meeting generated by any proxy solicitation services firm engaged by SKYE, if any, as requested from time to time by EHT, acting reasonably;
(d)consult with EHT in fixing the date of the SKYE Meeting and the record date of the SKYE Meeting;
(e)advise EHT, at such times as EHT may reasonably request, as to the aggregate tally of the proxies received by SKYE in respect of the SKYE Resolution;
(f)give notice to EHT of the SKYE Meeting and allow representatives of EHT and its legal counsel to attend the SKYE Meeting; and
(g)not change the record date for the SKYE Shareholders entitled to vote at the SKYE Meeting in connection with any adjournment or postponement of the SKYE Meeting unless required by Law or with the consent of EHT.
Section 2.6The SKYE Proxy Statement
(1)SKYE will, so as to permit the SKYE Meeting to be held by the date contemplated by Section 2.3(1)(a): (i) subject to EHT’s compliance with Section 2.4(4), promptly prepare and complete, in consultation with EHT, the SKYE Proxy Statement, together with any other documents required by Law in connection with the SKYE Meeting and the Arrangement; (ii) cause the SKYE Proxy Statement and such other documents to be filed or furnished with the Securities Authorities, as required by Law, and disseminated to each SKYE Shareholder and other Person as required by Law; (iii) to the extent required by Law, as promptly as practicable prepare, file or furnish with the Securities Authorities and any applicable securities exchange, and disseminate to the SKYE Shareholders and other Persons as required by the Interim Order and Law any supplement or amendment to the SKYE Proxy Statement (after EHT has had a reasonable opportunity to review and comment thereon) if any event will occur which requires such action at any time prior to the SKYE Meeting; and (iv) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the SKYE Meeting and the Arrangement.
(2)SKYE will ensure that the SKYE Proxy Statement, at the time it becomes effective, complies in all material respects with Law, does not contain any Misrepresentation (other than with respect to any information relating to and furnished by EHT for inclusion in the SKYE Proxy Statement and EHT acknowledges that it shall be solely responsible for the completeness, accuracy or

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sufficiency of any information relating to EHT or its Subsidiaries included in the SKYE Proxy and that SKYE shall not be responsible for ensuring the completeness, accuracy or sufficiency of such information). Without limiting the generality of the foregoing, but subject to Section 5.3, the SKYE Proxy Statement must include a statement that the SKYE Board has, upon recommendation of the SKYE Special Committee, unanimously determined that the Arrangement is in the best interests of SKYE and unanimously recommends that SKYE Shareholders vote in favour of the SKYE Resolution (the “SKYE Board Recommendation”).
(3)SKYE will allow EHT, and its legal counsel a reasonable opportunity to review and comment on drafts of the SKYE Proxy Statement and other related documents prior to filing the SKYE Proxy Statement with applicable Securities Authorities or Governmental Entities and mailing the SKYE Proxy Statement to SKYE Shareholders and will incorporate therein all reasonable comments made by EHT and its legal counsel.
(4)EHT will provide to SKYE in writing all information concerning EHT reasonably requested by SKYE or required by Law to be included by SKYE in the SKYE Proxy Statement or other related documents, and will ensure that such information is complete and accurate in all material respects, complies in all material respects with applicable Laws and without limiting the generality of the foregoing, does not contain any Misrepresentations. SKYE and EHT shall use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the SKYE Proxy Statement and to the identification in the SKYE Proxy Statement of each such advisor.
(5)EHT will promptly notify SKYE if, at any time before the Effective Date, it becomes aware that the SKYE Proxy Statement or any other document referred to in Section 2.6(4): (i) contains any Misrepresentation; or (ii) otherwise requires any amendment or supplement, and promptly deliver to SKYE written notice setting out full particulars thereof.
(6)SKYE shall not be responsible for any information regarding EHT in the SKYE Proxy Statement provided in writing by EHT for inclusion therein and EHT shall indemnify and save harmless each of SKYE, the SKYE Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable costs, reasonable expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with any actions or omissions by any of them in connection with (i) any Misrepresentation or alleged Misrepresentation in any such information regarding EHT provided in writing by EHT for inclusion in the SKYE Proxy Statement; and (ii) any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in any information provided in writing by EHT for inclusion in the SKYE Proxy Statement.
(7)SKYE and EHT will promptly notify each other if any of them becomes aware that the SKYE Proxy Statement contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate and SKYE will promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the SKYE Proxy Statement was sent pursuant to Section 2.6(1) and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required and, in such circumstances, the date of the SKYE Meeting shall be postponed if and to the extent required by applicable Laws (and the deadline set forth in Section 2.3(1)(a) and any other applicable deadline herein for the holding of the SKYE Meeting shall, if necessary, be postponed to such date).
Section 2.7Final Order
If: (1) the Interim Order is obtained; (2) the EHT Arrangement Resolution is passed at the EHT Meeting by the EHT Shareholders as provided for in the Interim Order and in accordance with applicable Law; and (3) the SKYE Shareholder Approval is obtained, subject to the terms of this Agreement, EHT shall as soon as reasonably practicable thereafter and in any event within three

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Business Days thereafter (provided that, if normal Court operations are disrupted at such time in response to the COVID-19 pandemic, the application date may be extended until the first commercially reasonable date upon which the application may be made), diligently pursue an application for the Final Order pursuant to the BCBCA on terms satisfactory to the Parties, each acting reasonably.
Section 2.8Court Proceedings
(1)In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, EHT shall:
(a)diligently pursue, and cooperate with SKYE in diligently pursuing, the Interim Order and, subject to Section 2.7, the Final Order;
(b)provide SKYE and its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement and give reasonable consideration to all such comments. EHT will accept the comments of SKYE and its legal counsel with respect to any information required to be supplied by SKYE about SKYE and included in such materials;
(c)provide legal counsel to SKYE, on a timely basis, with copies of any response to petition, evidence or other documents served on EHT or its legal counsel in respect of the motion for the Interim Order or the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;
(d)ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;
(e)not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with SKYE’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that nothing herein shall require SKYE to agree or consent to any increase in the consideration or other modification or amendment to such filed or served materials that expands or increases SKYE’s obligations set forth in this Agreement;
(f)oppose any proposal from any person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, do so only after notice to, and in consultation and cooperation with, SKYE; and
(g)not object to legal counsel to SKYE making such submissions on the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that such submissions are consistent with this Agreement and the Plan of Arrangement and provided further that EHT and its legal counsel are advised of the nature of any such submissions and approve such submissions prior to the hearing.
(2)In connection with all court proceedings relating to obtaining the Interim Order or Final Order, SKYE will cooperate and assist EHT, including by providing EHT on a timely basis any information reasonably required to be supplied by SKYE.
Section 2.9Treatment of Convertible Securities
Subject to Section 2.15, and all other terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement:

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(a)all EHT Options outstanding at the Effective Time, whether vested or unvested, shall cease to represent an option or other right to acquire EHT Shares and shall be exchanged at the Effective Time for Replacement Options; and
(b)all EHT Warrants outstanding at the Effective Time shall be exchanged at the Effective Time for Replacement Warrants, all in accordance with and subject to the provisions of the Plan of Arrangement.
Section 2.10Payment of Consideration
SKYE shall, following receipt of the Final Order and on or prior to the Effective Date, deliver or cause to be delivered to the Depositary in escrow pending the Effective Time, sufficient Consideration Shares (and any treasury directions addressed to SKYE’s transfer agent as may be necessary) to satisfy the aggregate Consideration to be paid to the EHT Shareholders (other than EHT Dissenting Shareholders) under the Arrangement.
Section 2.11No Appraisal Rights
No appraisal rights will be provided to SKYE Shareholders.
Section 2.12Announcement and Shareholder Communications
The Parties shall issue a joint press release with respect to this Agreement and the Arrangement promptly following the execution of this Agreement, the text of such announcement to be in the form approved by SKYE and EHT in advance, acting reasonably and without delay. SKYE and EHT agree to co-operate in the preparation of presentations, if any, to the EHT Shareholders and SKYE Shareholders regarding the Plan of Arrangement, and neither EHT nor SKYE shall: (1) issue any news release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); or (2) make any filing with any Governmental Entity or with any stock exchange with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.
Section 2.13Withholding Taxes
SKYE, EHT or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any person pursuant to the Arrangement or this Agreement (including, without limitation, any payments to EHT Dissenting Shareholders) such amounts as SKYE, EHT or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate Taxing Authority. Each of SKYE, EHT or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such person, such portion of any share or other security deliverable to such person as is necessary to provide sufficient funds to SKYE, EHT or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and SKYE, EHT or the Depositary shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Taxing Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person.

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Section 2.14Expected Tax Treatment for EHT Shareholders
SKYE and EHT acknowledge and agree that it is expected that, for U.S. and Canadian federal income tax purposes, the Arrangement shall constitute a taxable exchange by the EHT Shareholders of EHT Shares for the Consideration Shares, (the “Expected Tax Treatment”). SKYE and EHT shall not take any reporting position inconsistent with the Expected Tax Treatment for U.S. or Canadian federal income tax purposes, unless otherwise required by applicable Law.
Section 2.15U.S. Securities Law Matters
The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares and the Replacement Warrants and Replacement Options will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate SKYE’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:
(a)the Arrangement will be subject to the approval of the Court;
(b)pursuant to Section 2.2(2), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Consideration Shares, Replacement Warrants and Replacement Options pursuant to the Arrangement based on the Court’s approval of the Arrangement;
(c)prior to the issuance of the Interim Order, EHT will file with the Court a draft of the proposed text of the EHT Circular together with any other documents required by applicable Law in connection with the EHT Meeting;
(d)EHT will ensure that each EHT Securityholder will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to give approval to the Arrangement and providing them with sufficient information necessary for them to exercise that right;
(e)all EHT Securityholders will be advised that such Consideration Shares, Replacement Warrants and Replacement Options issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act in certain circumstances to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of SKYE;
(f)the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as fair and reasonable to all Persons entitled to receive Consideration Shares, Replacement Warrants and Replacement Options, as applicable, pursuant to the Arrangement;
(g)the Interim Order approving the EHT Meeting will specify that each EHT Securityholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;
(h)EHT Securityholders entitled to receive Replacement Warrants and Replacement Options pursuant to the Arrangement will be advised that the Replacement Warrants and Replacement Options issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued and exchanged by SKYE in reliance on the exemption provided under Section 3(a)(10) of the U.S. Securities Act, but that such

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exemption does not exempt the issuance of securities upon the exercise of such Replacement Warrants and Replacement Options; therefore, the SKYE Shares issuable upon exercise of the Replacement Warrants and Replacement Options cannot be issued in the United States or to a Person in the United States in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act and the Replacement Warrants and Replacement Options may only be exercised and the underlying SKYE Shares issued pursuant to an effective registration statement under the U.S. Securities Act or a then-available exemption from the registration requirements of the U.S. Securities Act and in accordance with any applicable securities laws of any state of the United States;
(i)each EHT Securityholder will be advised that with respect to Consideration Shares and Replacement Warrants and Replacement Options issued to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of SKYE, such securities will be subject to restrictions on resale under U.S. securities Laws, including Rule 144 under the U.S. Securities Act;
(j)the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and
(k)EHT shall request that the Final Order shall include a statement to substantially the following effect:
“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the offer and sale of securities of SKYE pursuant to the Plan of Arrangement.”
Article 3
REPRESENTATIONS AND WARRANTIES
Section 3.1Representations and Warranties of EHT
(1)Except as disclosed in: (a) the EHT Public Company Documents furnished to or filed with the Securities Authorities, as applicable, and available on EDGAR or SEDAR, prior to the date hereof (excluding any disclosures set forth in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), except in relation to the representations and warranties of EHT set forth in Sections (3)(a), (b) and (c) of Schedule “E” [Corporate Authority; Approval], Section (5)(b) of Schedule “E” [Government Filings; No Violations; Etc.], Sections (7)(a), (b) and (c) of Schedule “E” [Public Company Documents; Financial Statements] and Section (10) of Schedule “E” [Absence of Undisclosed Liabilities]; or (b) the corresponding sections or subsections of the disclosure letter delivered to SKYE by EHT concurrently with this Agreement (the “EHT Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the EHT Disclosure Letter will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), EHT hereby represents and warrants to SKYE as set forth in Schedule “E” hereto and acknowledges and agrees that SKYE is relying upon such representations and warranties in connection with the entering into of this Agreement
(2)SKYE acknowledges that, except as may be expressly set forth in this Agreement, including Schedule “E”, neither EHT nor any of the EHT Subsidiaries nor any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, in respect of EHT or the EHT Subsidiaries or their businesses, their past, current or future financial condition, their properties, assets, liabilities or operations, their past, current or future profitability or performance, or any other matter, individually or in the aggregate. Except for the representations and warranties contained in this Agreement including in Schedule “E”, SKYE expressly disclaims reliance on any representation or warranty, any statement or information made, communicated or furnished (orally or in writing) to SKYE or its representatives.

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(3)The representations and warranties of EHT contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
Section 3.2Representations and Warranties of SKYE
(1)Except as disclosed in: (a) the SKYE SEC Documents furnished to or filed with the SEC and available on EDGAR prior to the date hereof (excluding any disclosures set forth in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), except in relation to the representations and warranties of SKYE set forth in Sections (3)(a) and (b) of Schedule “F” [Corporate Authority; Approval], Section (5)(b) of Schedule “F” [Government Filings; No Violations, Etc.], Sections (7)(a) and (c) of Schedule “F” [Public Company Documents; Financial Statements] and Section (10) of Schedule “F” [Absence of Undisclosed Liabilities]; or (b) the corresponding sections or subsections of the disclosure letter delivered to EHT by SKYE concurrently with this Agreement (the “SKYE Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the SKYE Disclosure Letter will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), SKYE represents and warrants to EHT as set forth in Schedule “F” hereto and acknowledges and agrees that EHT is relying upon such representations and warranties in connection with the entering into of this Agreement.
(2)EHT acknowledges that, except as may be expressly set forth in this Agreement including Schedule “F”, neither SKYE nor any of its officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, in respect of SKYE or its businesses, its past, current or future financial condition, its properties, assets, liabilities or operations, its past, current or future profitability or performance, or any other matter, individually or in the aggregate. Except for the representations and warranties contained in this Agreement including in Schedule “F”, EHT expressly disclaims reliance on any representation or warranty, any statement or information made, communicated or furnished (orally or in writing) to EHT or its representatives.
(3)The representations and warranties of SKYE contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
Section 3.3Investigations
No investigations made by or on behalf of any of the Parties at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any other Party herein or pursuant hereto, unless disclosure of the fact at issue is expressly made in writing to the other Party prior to the execution hereof and such disclosure contains no material untrue statement.
Article 4
COVENANTS
Section 4.1Covenants of SKYE Regarding the Conduct of Business
(1)Except (i) as provided in Section 4.1(1) of the SKYE Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of EHT (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Effective Time or the date this Agreement shall be terminated in accordance with Article 7 (the “Pre-Closing Period”), SKYE (which, for purposes of this Section 4.1(1), shall include the SKYE Subsidiaries) shall, (A) conduct the business and operations of SKYE and the SKYE Subsidiaries, taken as a whole, in all material respects in the Ordinary Course and (B) use commercially reasonable best efforts to (u) preserve intact and maintain the current business organizations and operations of SKYE and the SKYE Subsidiaries, (v) preserve and maintain all SKYE Intellectual Property, (w) maintain in effect all existing

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material SKYE Permits, (x) pay all Ordinary Course liabilities as they come due and maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, (y) maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect and (z) maintain their existing relations and goodwill with Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them.
(2)Without limiting the generality of the foregoing, except (i) as provided in Section 4.1(2) of the SKYE Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of EHT (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, SKYE shall not and shall not permit any of the wholly-owned SKYE Subsidiaries to:
(a)(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, SKYE or any of the SKYE Subsidiaries; (B) split, combine or reclassify any capital stock of, or other equity interests in, SKYE or any of the SKYE Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in or outstanding securities of, SKYE or any of the SKYE Subsidiaries, except as required by the terms of any capital stock or equity interest of any SKYE Subsidiary or as contemplated or permitted by the terms of any SKYE Benefit Plan in effect as at the date hereof (including any award agreement applicable to any SKYE Option or SKYE RSU outstanding on the date hereof or issued in accordance with this Agreement);
(b)except for (A) issuances of SKYE Common Stock in respect of any exercise of SKYE Options or settlement of any SKYE RSUs outstanding on the date hereof, (B) the issuance of SKYE Common Stock issued pursuant to the exercise of SKYE Options or the vesting of SKYE RSUs, in each case if necessary to effectuate exercise or the withholding of Taxes, (C) the issuance of SKYE Common Stock issued pursuant to the exercise of SKYE Warrants, (D) transactions solely between or among SKYE and its wholly-owned Subsidiaries, and (E) issuance of SKYE Options and SKYE RSUs in the Ordinary Course pursuant to the existing SKYE Benefit Plan, issue, sell, pledge, dispose of or encumber, or agree to or authorize the issuance, sale, pledge, disposition or encumbrance of or purchase or redeem or propose or agree to the purchase or redemption of, (x) any shares of its capital stock or other ownership interest in SKYE or any of the SKYE Subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest or (z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;
(c)except as required by the terms of any SKYE Benefit Plan or applicable Laws, (A) enter into, adopt or terminate any material SKYE Benefit Plan, other than entering into employment agreements in the Ordinary Course that can be terminated within 30 days without penalty or payment of severance, (B) amend any SKYE Benefit Plan, other than amendments in the Ordinary Course (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not materially increase the cost to SKYE of maintaining such SKYE Benefit Plan, (C) increase the compensation or severance payable to any current or former employee or director, except in the Ordinary Course consistent with past practice in respect of compensation of employees whose annual base salary is less than US$250,000 or with a title below Chief Development Officer, (D) grant or award, or pay or award, any severance or termination pay, bonuses, retention or incentive compensation, to any current or former employee or director, other than issuance of SKYE Options or SKYE RSUs in the Ordinary Course pursuant to the existing SKYE Benefit Plan, (E) hire or terminate the employment of any

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employee with an annual base salary greater than or equal to US$250,000 or with a title equal to Chief Development Officer or above, other than terminations for cause, (F) recall any laid off or furloughed employees to the workplace, or return any employees to the workplace, other than in compliance with applicable Laws, (G) implement any layoffs, furloughs or reductions in hours with respect to any officers or employees of SKYE or any of the SKYE Subsidiaries, (H) modify, extend or enter into any employment agreements or (I) recognize or certify any unions, employee representative bodies or other labour organizations as the bargaining representative for any employees of SKYE or any of the SKYE Subsidiaries;
(d)waive the restrictive covenant obligations of any SKYE Employee or any of the SKYE Subsidiaries;
(e)(A) in the case of SKYE, amend or permit the adoption of any amendment to the SKYE Organizational Documents, or (B) in the case of any of the SKYE Subsidiaries, except for amendments that would not materially restrict the operation of their businesses, amend or permit the adoption of any amendment to the SKYE Organizational Documents;
(f)(A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the Arrangement) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions of inventory or other assets in the Ordinary Course or pursuant to existing Contracts which are listed in Section 4.1(2)(f) of the SKYE Disclosure Letter;
(g)consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation, bankruptcy or dissolution of SKYE or any of the SKYE Subsidiaries, or a restructuring, recapitalization, or other reorganization of SKYE or any of the SKYE Subsidiaries of a similar nature;
(h)authorize, make or commit to make capital expenditures, except to the extent that capital expenditures are required to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;
(i)sell, lease, exchange or otherwise dispose of, or agree to sell, lease, exchange or otherwise dispose of, any of its assets or properties (including shares of any SKYE Subsidiary), other than (A) in the Ordinary Course and pursuant to a Contract of SKYE or any of the SKYE Subsidiaries in effect on the date of this Agreement and listed in Section 4.1(2)(i) of the SKYE Disclosure Letter, or (B) among SKYE and its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of SKYE;
(j)fail to maintain the SKYE Intellectual Property or any other material Intellectual Property owned by SKYE or any of the SKYE Subsidiaries, or maintain rights in material Intellectual Property, in the Ordinary Course, provided, that the foregoing shall not require SKYE or any of the SKYE Subsidiaries to take any action to alter the terms of any license or other Contract with respect to material Intellectual Property;
(k)(A) incur, create or suffer to exist any Lien other than (1) Liens in existence on the date hereof or (2) Permitted Liens, or (B) incur, create, assume or guarantee any Indebtedness, other than transactions solely between or among SKYE and its wholly-owned Subsidiaries or solely between or among wholly-owned Subsidiaries of SKYE, and in each case guarantees thereof;

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(l)make any pre-payment under an existing Indebtedness;
(m)except as disclosed in Section 4.1(2)(m) of the SKYE Disclosure Letter, other than the settlement of any Actions reflected or reserved against on the SKYE Balance Sheet (or in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any Action in excess of $200,000 (excluding (A) any audit, claim or Action in respect of Taxes, which shall be governed exclusively by Section 4.1(2)(p) and (B) any stockholder litigation against SKYE, EHT or their respective directors or officers relating to the transactions contemplated by this Agreement) involving solely the payment of monetary damages by SKYE or any of the SKYE Subsidiaries of any amount exceeding $200,000 in the aggregate (but excluding any amounts paid on behalf of SKYE or any of the SKYE Subsidiaries by any applicable insurance policy maintained by SKYE or any of the SKYE Subsidiaries); provided, however, that neither SKYE nor any of the SKYE Subsidiaries shall settle or compromise any Action if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by SKYE or any of the SKYE Subsidiaries, (3) has a materially restrictive impact on the business of SKYE or any of the SKYE Subsidiaries or (4) brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;
(n)change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of SKYE and the SKYE Subsidiaries, except as required by U.S. GAAP or applicable Law;
(o)(A) enter into any lease for real property or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew or waive or accelerate any rights or defer any liabilities under any material SKYE Real Property Lease;
(p)(A) make (other than in the Ordinary Course), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where SKYE has the authority to make such binding election), (B) amend any Tax Return that is reasonably likely to result in a material increase to a Tax liability (other than any amendment to claim a benefit provided by the CARES Act), (C) settle or compromise any Tax claim or assessment by any Taxing Authority, or surrender any right to claim a refund, offset or other reduction in Tax liability, except where the amount of any such settlements or compromises or foregone refunds does not exceed $200,000 in the aggregate, (D) change any material method of Tax accounting or any Tax accounting period from those employed in the preparation of its Tax Returns that have been filed for prior taxable years or (E) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file) and in a manner which is true, correct and complete in all material respects;
(q)except as expressly permitted in this Section 4.1 and other than in the Ordinary Course, (A) enter into or assume any Contract that would have been a SKYE Material Contract (excluding any SKYE Benefit Plan) had it been entered into prior to the date of this Agreement or (B) fail to comply in all material respects with, terminate, materially amend, assign, transfer, materially modify, materially supplement, deliver a notice of termination under or waive or accelerate any material rights or defer any material liabilities under any SKYE Material Contract (excluding any SKYE Benefit Plan) or any Contract (excluding any SKYE Benefit Plan) that would have been a SKYE Material Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such SKYE Material Contract;

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(r)fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of SKYE and the SKYE Subsidiaries; or
(s)agree to take any action that is prohibited by this Section 4.1(2).
(3)Without limiting the generality of the foregoing, except (i) as provided in Section 4.1(3) of the SKYE Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted or required by this Agreement, or (iv) with the prior written consent of EHT (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, SKYE shall, and shall cause any of the SKYE Subsidiaries to: (A) duly and timely file with the appropriate Governmental Entity all material Tax Returns required to be filed, which shall be correct and complete in all material respects, (B) pay, withhold, collect and remit to the appropriate Governmental Entity in a timely fashion all amounts required to be so paid, withheld, collected or remitted; (C) keep EHT reasonably informed of any material events, discussions, notices or changes with respect to any Tax investigation, and (D) consider in good faith any reasonable requests by EHT that SKYE or the SKYE Subsidiaries take any action regarding Tax filing matters, including the filing of notices of appeal and other actions in respect of notices of assessment from the applicable Governmental Entity.
Section 4.2Covenants of EHT Regarding the Conduct of Business
(1)Except (i) pursuant to the EHT Realization Process, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of SKYE (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the end of the Pre-Closing Period, EHT (which, for purposes of this Section 4.2(1), shall include the EHT Subsidiaries) shall, (A) conduct the business and operations of EHT and the EHT Subsidiaries, taken as a whole, in all material respects in the Ordinary Course and (B) use commercially reasonable efforts to (x) preserve intact the current business organizations and operations of EHT and the EHT Subsidiaries, (y) maintain in effect all existing material EHT Permits and (z) maintain their existing relations and goodwill with Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them; provided, that this Section 4.2(1) shall not prohibit EHT or any of the EHT Subsidiaries from taking commercially reasonable actions required in response to the COVID-19 pandemic.
(2)Without limiting the generality of the foregoing, except (i) pursuant to the EHT Realization Process, but in each case subject to paragraph (4) below, (ii) as required by applicable Law, (iii) as expressly permitted or required by this Agreement, or (iv) with the prior written consent of SKYE, during the Pre-Closing Period, EHT shall not and shall not permit any of the EHT Subsidiaries to:
(a)(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding share capital of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any share capital of, EHT or any of the EHT Subsidiaries, except for (1) regular quarterly cash dividends payable by EHT in respect of EHT Shares and (2) dividends or distributions by a wholly-owned Subsidiary of EHT to EHT or another wholly-owned Subsidiary of EHT; or (B) split, combine or reclassify any share capital of, or other equity interests in, EHT or any of the EHT Subsidiaries;
(b)other than for (A) issuances of EHT Shares in respect of any exercise of EHT Options outstanding on the date hereof, (B) the issuance of EHT Shares issued pursuant to the exercise of EHT Options, if necessary to effectuate exercise or the withholding of Taxes, (C) the issuance of EHT Shares issued pursuant to the exercise of EHT Warrants, and (D) transactions solely between or among EHT and its wholly-owned Subsidiaries, (E) the issuance of EHT Options in the Ordinary Course pursuant to the EHT Omnibus Incentive Plan, issue, sell, pledge, dispose of or encumber, or authorize

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the issuance, sale, pledge, disposition or encumbrance of, (x) any shares or other ownership interest in EHT or any of the EHT Subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; and (z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;
(c)other than as required by the terms of any EHT Benefit Plan, (A) enter into, adopt or terminate any material EHT Benefit Plan, other than entering into employment agreements in the Ordinary Course that can be terminated within 30 days without penalty or payment of severance, (B) amend any EHT Benefit Plan, other than amendments in the Ordinary Course (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not materially increase the cost to EHT of maintaining such EHT Benefit Plan, (C) increase the compensation or severance payable to any current or former employee or director, except in the Ordinary Course consistent with past practice in respect of compensation of employees whose annual base salary is less than $200,000 or with a title below Chief Operating Officer, (D) grant or award, or pay or award, any severance or termination pay, bonuses, retention or incentive compensation, to any current or former employee or director, (E) hire or terminate the employment of any employee with an annual base salary greater than or equal to $200,000 or with a title equal to Chief Operating Officer or above, other than terminations for cause, (F) recall any laid off or furloughed employees to the workplace, or return any employees to the workplace, other than in compliance with applicable Laws, (G) modify, extend or enter into any employment agreements or (H) recognize or certify any unions, employee representative bodies or other labour organizations as the bargaining representative for any employees of EHT or any of the EHT Subsidiaries;
(d)in the case of EHT, amend or permit the adoption of any amendment to the EHT Organizational Documents;
(e)(A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the Arrangement) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions of inventory or other assets in the Ordinary Course;
(f)consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation, bankruptcy or dissolution of EHT or any EHT Subsidiary or a restructuring, recapitalization, or other reorganization of EHT or any of any EHT Subsidiary of a similar nature (including a sale of shares of any EHT Subsidiary);
(g)change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of EHT and the EHT Subsidiaries, except as required by IFRS or applicable Law;
(h)(A) make (other than in the Ordinary Course), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where EHT has the authority to make such binding election), (B) amend any Tax Return that is reasonably likely to result in a material increase to a Tax liability, (C) settle or compromise any Tax claim or assessment by any Taxing Authority, or surrender any right to claim a refund, offset or other reduction in Tax liability, except where the amount of any such settlements or compromises or foregone refunds does not exceed $200,000 in the aggregate, (D) change any material method of Tax accounting or any Tax accounting period from those

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employed in the preparation of its Tax Returns that have been filed for prior taxable years or (E) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file) and in a manner which is true, correct and complete in all material respects;
(i)fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of EHT and the EHT Subsidiaries to the extent commercially reasonable in EHT’s business judgment in light of prevailing conditions in the insurance market; or
(j)agree to take any action that is prohibited by this Section 4.2(2).
(3)Without limiting the generality of the foregoing, except (i) as required by applicable Law, (ii) as expressly permitted or required by this Agreement, or (iii) with the prior written consent of SKYE (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, EHT shall, and shall cause any of the EHT Subsidiaries to (A) duly and timely file with the appropriate Governmental Entity all material Tax Returns required to be filed, which shall be correct and complete in all material respects, (B) pay, withhold, collect and remit to the appropriate Governmental Entity in a timely fashion all amounts required to be so paid, withheld, collected or remitted; (C) keep SKYE reasonably informed of any material events, discussions, notices or changes with respect to any Tax investigation, and (D) consider in good faith any reasonable requests by SKYE that EHT or the EHT Subsidiaries take any action regarding Tax filing matters, including the filing of notices of appeal and other actions in respect of notices of assessment from the applicable Governmental Entity.
(4)Notwithstanding any provision set forth in this Agreement, with respect to the EHT Realization Process and in accordance with Section 4.12, subsequent to the date hereof: (i) EHT shall only take such steps or pursue actions as are reasonably necessary to effect the transactions set out in Schedule “D”, and shall not take any other steps or actions with respect to the alienation, in any manner whatsoever, of any of the EHT Assets nor shall EHT terminate any agreements, take on any obligations or otherwise modify its business or activities, except with the prior written consent of SKYE or as otherwise permitted by this Agreement; and (ii) EHT shall take all steps necessary to ensure that the EHT Subsidiaries shall comply with the provisions of this Section 4.2(4).
(5)To the extent required, from the date hereof until the end of the Pre-Closing Period, in relation to the EHT Permits, EHT (which, for purposes of this Section 4.2(5), shall include the EHT Subsidiaries) shall duly and timely file any notice or advance notice required under the Cannabis Act (Canada) and all regulations thereunder, as well as any other notice or advance notice required under any other Food and Drug Law.
(6)During the Pre-Closing Period, EHT will, at the request of SKYE, provide such reasonable commercial assistance as is necessary for the directors and officers of SKYE to make an application to obtain security clearance under the Cannabis Act (Canada) (provided, for greater certainty, that obtaining such security clearance shall not be a condition to Closing).
(7)During the Pre-Closing Period, EHT will, at the request of SKYE, provide to SKYE such reasonable commercial assistance as is necessary for the purpose of SKYE preparing a transition plan to meet applicable financial reporting and tax reporting requirements going forward following Closing (provided, for greater certainty, that completion of such plan shall not be a condition to Closing).
(8)To the extent received during the Pre-Closing Period, upon receipt by Avalite of a notice of renewal sent by the Controlled Substances Compliance Division, EHT shall proceed to duly and timely make an application to renew the dealer’s licence held by Avalite under the Controlled Drugs and Substances Act (Canada) and shall diligently pursue such application.

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(9)In the event the closing of the sale of EHTC set out in Schedule “D” is scheduled to occur during the Pre-Closing Period, EHT shall not proceed with the closing of such sale unless it has, prior to such closing, transferred from EHTC to EHT: (i) all shares of Avalite; (ii) all intellectual property, license agreements and receivables held or owed to EHTC relating to agreements with FlowerPod, LLC; and (iii) the entirety of its operating cash, by way of dividend or in such other manner as is reasonably acceptable to SKYE.
Section 4.3Covenants Relating to the Arrangement
(1)Subject to Section 4.4, which shall govern in relation to Regulatory Approvals, each of the Parties covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:
(a)it shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Laws to complete the Arrangement, including using commercially reasonable efforts to promptly (i) obtain all necessary waivers, consents and approvals required from, and provide all required notices to, persons party to loan agreements, leases, licenses and other Contracts or Permits; (ii) obtain all necessary Permits as are required to be obtained by it under all Laws; (iii) defend all lawsuits or other legal, regulatory or other proceedings against it challenging or affecting the Arrangement or this Agreement, and oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting, the ability of the Parties to consummate the Arrangement; and (iv) cooperate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder; and
(b)it shall not deliberately take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to materially delay or materially impede the consummation of the Arrangement, or that will have, or would reasonably be expected to have, the effect of materially delaying, impairing or impeding the granting of the Regulatory Approvals.
(2)SKYE shall use commercially reasonable efforts to, prior to the completion of the Arrangement, obtain the Stock Exchange Approval and it shall, at or prior to the Effective Time, allot and reserve for issuance a sufficient number of SKYE Shares to meet the obligations of SKYE under the Plan of Arrangement. EHT shall use commercially reasonable efforts to cooperate with SKYE in respect of the foregoing, including by providing information reasonably requested by SKYE in connection therewith in a timely manner.
Section 4.4Regulatory Approvals
(1)As soon as reasonably practicable after the date hereof each Party, or where appropriate, the Parties jointly, shall make all notifications, filings, applications and submissions with Governmental Entities required or advisable in connection with the Regulatory Approvals, including the Required Regulatory Approvals, and shall use its commercially reasonable efforts to obtain as soon as reasonably practicable and maintain the Regulatory Approvals, including the Required Regulatory Approvals.
(2)In the case of the Stock Exchange Approval, the Parties hereby agree that an initial Listing Statement shall be submitted to the CSE no later than the date of the EHT Circular.
(3)The Parties shall cooperate with one another in connection with obtaining the Regulatory Approvals, including providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required, or in the opinion of a Party, acting reasonably, advisable, in connection with obtaining the Regulatory Approvals and use their commercially

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reasonable efforts to ensure that such information does not contain a misrepresentation; provided, however, that nothing in this provision shall require a Party to provide information that is not in its possession or not otherwise reasonably available to it.
(4)The Parties shall (i) cooperate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals and shall promptly notify each other of any material communication from any Governmental Entity in respect of the Arrangement or this Agreement, (ii) respond, as soon as reasonably practicable, to any reasonable requests for information from a Governmental Entity in connection with obtaining a Regulatory Approval, and (iii) not make any submissions or filings to any Governmental Entity related to the transactions contemplated by this Agreement, or participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, submissions, investigations or other inquiries or matters related to the transactions contemplated by this Agreement, unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Entity, gives the other Party a reasonable opportunity to review drafts of any submissions or filings (and will give due consideration to any comments received from such other Party) and to attend and participate in any communications. Despite the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with the other Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party must provide external legal counsel to the other Party non-redacted versions of drafts and final submissions, filings or other written communications with any Governmental Entity on the basis that the redacted information will not be shared with its clients.
(5)SKYE and EHT will not, and will not permit any of their respective Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person, or otherwise acquire or agree to acquire any assets or equity, if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation would at the time of entry into such agreement, reasonably be expected to (i) materially increase the likelihood of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (ii) prevent, materially impede or materially delay the receipt of the Required Regulatory Approvals.
(6)If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Regulatory Approvals, the Parties shall use their commercially reasonable efforts consistent with the terms of this Agreement to resolve such objection or proceeding, as the case may be, so as to allow the Effective Time to occur on or prior to the Outside Date.
(7)Notwithstanding anything to the contrary in this Agreement, no Party is permitted or required to divest or to offer to divest any of their assets or properties or to agree to any behavioural remedy, undertaking, commitment, or restriction on the operations of SKYE or EHT in order to secure any Regulatory Approval except with the express consent of both SKYE and EHT.
Section 4.5Notice.
Each of the Parties shall promptly advise the other orally and, if then requested, in writing, with full particulars of any Knowledge it has of any: (i) event occurring subsequent to the date of this Agreement that would render any representation or warranty of such Party contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the date of this Agreement), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect; (ii) Material Adverse Change in respect of such Party; or (iii) breach by such Party of any material covenant or agreement contained in this Agreement.

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Section 4.6Access to Information; Confidentiality
From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, each of SKYE and EHT shall give the other Party and its Representatives (1) upon reasonable notice, reasonable access during normal business hours to its and its Subsidiaries’ (a) premises, (b) property and assets (including books and records), (c) Contracts and leases and (d) senior personnel, so long as the access does not unduly interfere with the Ordinary Course conduct of the business of the Party in question; and (2) such financial and operating data or other information with respect to the assets or business of such Party and its Subsidiaries as the other reasonably requests. Each of SKYE and EHT shall continue to afford the other and its Representatives with access to the SKYE Data Room and the EHT Data Room, respectively, and such virtual data room shall continue to remain populated in the manner provided as at the Data Room Cut-off Time with any additional documents being inserted as the other Party may reasonably request. The Parties acknowledge and agree that information furnished pursuant to this Section 4.6 shall be subject to the terms and conditions of the Confidentiality Agreement.
Section 4.7Insurance and Indemnification
(1)Prior to the Effective Date, EHT shall, and SKYE may (to the extent determined to be necessary or appropriate by the SKYE Special Committee), purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by EHT and the EHT Subsidiaries or SKYE and the SKYE Subsidiaries, as applicable, which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided that there shall be no so-called “side A coverage” and that the cost of such policies will not exceed 300% of the annual premiums currently in effect for such director and officer liability coverage and that if such insurance coverage is unavailable, SKYE will, or will cause EHT and the EHT Subsidiaries or will cause the SKYE Subsidiaries, as applicable, to maintain tail policies with the best available insurance coverage whose cost will not exceed 300% of the annual premiums currently in effect for such director and officer liability coverage. SKYE will, or will cause EHT and the EHT Subsidiaries or SKYE and the SKYE Subsidiaries, as applicable, to, maintain such tail policies in effect without any reduction in scope or coverage for three years from the Effective Date.
(2)SKYE agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of EHT and its Subsidiaries, including all rights pursuant to the Organizational Documents of such entities and any contractual rights, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Date and SKYE undertakes to ensure that this covenant shall remain binding upon its successors and assigns.
(3)The provisions of this Section 4.7 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, EHT hereby confirms that it is acting as agent and trustee on their behalf.
Section 4.8SKYE Covenants Regarding Convertible Securities
(1)The SKYE Board will not accelerate the vesting of the SKYE Options and the SKYE Board will otherwise deal with such securities in accordance with their terms and will take all actions necessary or advisable to ensure that such securities are not affected by the implementation of the Transaction.
(2)SKYE shall take all steps in advance of the Effective Date reasonably required by EHT to facilitate the registration of the SKYE Shares underlying the Replacement Warrants and Replacement Options.

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Section 4.9EHT Covenants Regarding Convertible Securities
The EHT Board shall not accelerate the vesting of any issued and outstanding EHT Options and the EHT Board will otherwise deal with such securities in accordance with their terms.
Section 4.10EHT Covenants regarding Nasdaq Listing
EHT hereby agrees to provide to SKYE or Nasdaq any documents or disclosures reasonably required by Nasdaq with regard to SKYE’s ongoing listing qualification process for the SKYE Common Stock.
Section 4.11Cooperation with Auditors
Each Party hereby agrees to use its best efforts to cooperate with, and cause its auditor to cooperate with, the other Party to provide any financial statements and any other related information required for the EHT Circular, the SKYE Proxy Statement and any other filings related to the Required Regulatory Approvals including as to any reconciliation or conversion into IFRS or U.S. GAAP, as the case may be.
Section 4.12EHT Realization Process
(1)SKYE acknowledges and agrees that EHT is undertaking the EHT Realization Process and that EHT is not obligated to complete any of the actions set out in Schedule “D” hereto. The implementation of the EHT Realization Process and the specific actions or steps taken by EHT set out in Schedule “D” hereto will not be considered in determining whether a representation or warranty of EHT hereunder has been breached, provided that subsequent to the date hereof EHT will not take any action in connection with the EHT Realization Process other than such steps or actions as are reasonably necessary to effect the transactions set out in Schedule “D” hereto, without the prior written consent or approval of SKYE, acting reasonably, taking into account regulatory, tax and operational considerations, and shall not take any such action which is contrary to law or requires the consent or approval of any third party or Governmental Authority without first obtaining such consent or approval.
(2)In completing the EHT Realization Process, EHT will (a) consult with SKYE on the structuring of any transaction proposed pursuant to the EHT Realization Process; (b) provide SKYE a reasonable opportunity to review and provide comments and input on any agreement and the terms of any arrangement proposed to be entered into by EHT to effect any transaction which forms a part of the EHT Realization Process prior to the execution of such agreement and give due consideration to any such comments and input, acting reasonably; (c) use reasonable efforts to complete any transaction which forms a part of the EHT Realization Process in a tax efficient manner including taking into consideration the tax attributes of both EHT and SKYE including following completion of the Arrangement, including, for greater certainty, pursuant to comments or input from SKYE; and (d) take into consideration regulatory, tax and operational considerations of both EHT and SKYE, including following completion of the Arrangement, including, for greater certainty, pursuant to comments or input from SKYE, in proceeding with any transaction which forms the part of the EHT Realization Process.
Section 4.13Pre-Closing Reorganization
(1)EHT will use best efforts to effect such reorganization of its business, operations, subsidiaries and assets or such other transactions (each, a “Pre-Acquisition Reorganization”) as SKYE may reasonably request prior to the Effective Date, and the Arrangement, if required, will be modified accordingly; provided, however, that EHT need not effect a Pre-Acquisition Reorganization which would impede or materially delay the consummation of the Arrangement or completion of any of the transactions set out in Schedule “D”.
(2)Without limiting the foregoing and other than as set forth in paragraph (1) above, SKYE will use its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from

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any persons to effect each Pre-Acquisition Reorganization, and EHT will cooperate with SKYE in structuring, planning and implementing any such Pre-Acquisition Reorganization.
(3)SKYE must provide written notice to EHT of any proposed Pre-Acquisition Reorganization (which notice will include full particulars of all material steps and transactions with respect to such Pre-Acquisition Reorganization) at least 15 Business Days prior to the date of the EHT Meeting. In addition:
(a)any Pre-Acquisition Reorganization will not become effective unless the Parties will have confirmed in writing the satisfaction or waiver of all conditions in their respective favour set forth in Article 6 and will have confirmed in writing that they are prepared to promptly and without condition proceed to effect the Arrangement;
(b)any Pre-Acquisition Reorganization will be effective as close as reasonably practical to the Effective Date and, in any event, after all Regulatory Approvals are obtained;
(c)any Pre-Acquisition Reorganization will not prejudice EHT or the EHT Shareholders in any material respect;
(d)any Pre-Acquisition Reorganization will not require EHT to obtain the approval of the EHT Shareholders unless the Parties otherwise agree;
(e)any Pre-Acquisition Reorganization will not require any filings with, notifications to or approvals of any Governmental Authority or third party which may not be made, effected or obtained prior to the Effective Date;
(f)any Pre-Acquisition Reorganization will not require EHT to contravene any applicable Laws, its organizational documents or any EHT Material Contract; and
(g)EHT will not be obligated to take any action that could result in any Taxes being imposed on, or any adverse Tax or other consequences to, any EHT Shareholder or holder of EHT Options or EHT Warrants greater than the Taxes or more onerous than the other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization.
(4)EHT and SKYE acknowledge and agree that the planning for and implementation of any Pre-Acquisition Reorganization will not be considered a breach of any covenant under this Agreement and will not be considered in determining whether a representation or warranty of EHT hereunder has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under contract).
(5)EHT and SKYE will work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. For greater certainty, EHT will not be liable for the failure of SKYE to benefit from any anticipated Tax efficiency as a result of a Pre-Acquisition Reorganization.
(6)SKYE agrees that it will be responsible for all costs and expenses associated with any Pre-Acquisition Reorganization to be carried out at its request and shall indemnify and save harmless EHT and its affiliates from and against any and all liabilities, losses, damages, claims, costs, expenses, interest awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization (including in respect of any reversal, modification or termination of a Pre-Acquisition Reorganization).
Article 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

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Section 5.1Non-Solicitation
(1)From the date hereof until the date that this Agreement is terminated pursuant to Article 7, except as expressly provided in this Article 5, neither Party shall, directly or indirectly, do or authorize or permit any of its Representatives to do, any of the following:
(a)solicit, initiate or knowingly encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of a Party or any Subsidiary) any Acquisition Proposal in respect of such Party or any inquiries, proposals or offers relating to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal in respect of such Party;
(b)enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (other than the other Party hereto) regarding any Acquisition Proposal in respect of such Party or that could reasonably be expected to constitute or lead to an Acquisition Proposal in respect of such Party;
(c)make a Change in Recommendation;
(d)accept, approve, endorse or recommend, execute or enter into, or publicly propose to accept, approve, execute or enter into, any letter of intent, agreement in principle, agreement, arrangement, offer or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement contemplated under Section 5.3(1)).
(2)Each Party shall, and shall cause its Representatives to, immediately cease and terminate, and cause to be terminated, any existing solicitation, encouragement, discussion, negotiation, or other activities commenced prior to the date of this Agreement with any person (other than the other Party hereto) with respect to any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, each Party will:
(a)immediately discontinue access to and disclosure of any of its confidential information, including any data room and any confidential information, properties, facilities, books and records of such Party or of any of its Subsidiaries; and
(b)within two Business Days of the date of this Agreement request and exercise all rights it has under any confidentiality agreement at the date of this Agreement related to any Acquisition Proposal, including an Acquisition Proposal made prior to the date hereof (i) the return or destruction of all copies of any confidential information regarding such Party or any of its Subsidiaries provided to any person relating to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding such Party or any of its Subsidiaries.
(3)Each Party represents that it has not as at the date of this Agreement and in the 12 months prior to the date of this Agreement, waived any confidentiality, standstill, non-disclosure, non-solicitation or similar agreement or restriction to which such Party or any of its Subsidiaries is a party. Each Party shall will use commercially reasonable efforts to enforce each confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant to which it or its Subsidiaries is a party and relates to a potential Acquisition Proposal (including a potential Acquisition Proposal made prior to the date hereof) and neither it, nor any of its Subsidiaries have or will, without the prior written consent of the other Party (which may be withheld or delayed in the other Party’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations, or any of its Subsidiaries, under any such confidentiality, standstill, non-disclosure, non-solicitation or

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similar agreement to which the Party or any of its Subsidiaries is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such agreement, restriction or covenant in accordance with their terms will not be a violation of this Section 5.1(3).
(4)Each Party shall advise its Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by a Party’s Representatives is deemed to be a breach of this Article 5 by such Party.
Section 5.2Notification of Acquisition Proposals
If a Party or any of its Representatives receives an Acquisition Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal after the date of this Agreement, or any request for copies of, access to, or disclosure of, confidential information relating to such Party or any Subsidiary in connection with such an Acquisition Proposal, inquiry, proposal or offer, such Party shall as soon as practicable and in any event within twenty four (24) hours of the receipt thereof notify the other Party (at first orally and then in writing) of such Acquisition Proposal, inquiry, proposal, offer or request. Such notice shall include a description of the material terms and conditions of such Acquisition Proposal, inquiry, proposal, offer or request and the identity of all persons making the Acquisition Proposal, inquiry, proposal, offer or request and such Party shall provide the other Party with unredacted copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such person or any other information reasonably necessary to keep the other Party informed in all material respects of the Acquisition Proposal. The Party receiving the Acquisition Proposal, inquiry, proposal, offer or request shall keep the other Party informed on a current basis of the status of material or substantive developments and (to the extent such Party is permitted by Section 5.3 to enter into discussions or negotiations), the status of discussions and negotiations with respect to any such Acquisition Proposal, inquiry, proposal, offer or request or change thereof and shall provide the other Party with copies of all material or substantive correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence sent or communicated to such Party by or on behalf of any person making any such Acquisition Proposal, inquiry, proposal, offer or request or change thereof.
Section 5.3Responding to an Acquisition Proposal
(1)Notwithstanding any provision of this Agreement, if at any time following the date of this Agreement and prior to, in the case of SKYE, the approval of the SKYE Resolution by the SKYE Shareholders, and, in the case of EHT, the approval of the EHT Arrangement Resolution by the EHT Shareholders, a Party receives an Acquisition Proposal that did not result from a breach of this Article 5 (it being understood that a Party will not be in breach of this Article 5 if such Party or its Representatives contact the Person who has made an Acquisition Proposal for the sole purpose of clarifying the terms and conditions of such Acquisition Proposal), such Party and its Representatives may engage in or participate in discussions or negotiations regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of such Party or its Subsidiaries to the person or persons making such Acquisition Proposal, if and only if:
(a)the special committee of such Party first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal;
(b)the person or persons making such Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with such Party or its Subsidiaries;
(c)such Party has been, and continues to be, in compliance with its obligations under this Article 5 in all material respects;

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(d)prior to providing any such copies, access, or disclosure, such Party enters into a confidentiality and standstill agreement with the person or persons making such Acquisition Proposal substantially in the same form as the Confidentiality Agreement and which will not contain an exclusivity provision or other term which would restrict in any manner such Party’s ability to consummate the transactions hereunder or to comply with its disclosure obligations to the other Party hereunder and any such copies, access or disclosure provided to the person or persons making such Acquisition Proposal shall have already been (or will simultaneously be) provided to the other Party; and
(e)such Party promptly provides the other Party with:
(i)written notice stating such Party’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure; and
(ii)prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.3(1)(d).
(2)Nothing contained in this Agreement (but, for certainty, subject to Section 7.2) shall prevent a Party or its board of directors from complying with a court order or Section 2.17 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal or from calling and/or holding a meeting of its shareholders requisitions in accordance with applicable Law; provided that the Party so complying shall provide the other Party with a reasonable opportunity to review the form and content of such circular or other response before it is sent by the Party so complying.
Section 5.4Right to Match
(1)If a Party receives an Acquisition Proposal that constitutes a Superior Proposal (the “Receiving Party”) prior to, in the case of EHT being the Receiving Party, the approval of the EHT Arrangement Resolution by the EHT Shareholders, and in the case of SKYE being the Receiving Party, the approval of the SKYE Resolution by the SKYE Shareholders, the Receiving Party may, subject to compliance with Section 7.2, enter into a definitive agreement with respect to such Superior Proposal, if and only if:
(a)the person or persons making such Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purposes or similar restriction with the Receiving Party or its Subsidiaries;
(b)the Receiving Party has delivered to the other Party a written notice of the determination of the Receiving Party’s special committee that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Receiving Party’s special committee of directors to resolve that the Receiving Party enter into such definitive agreement with respect to such Superior Proposal (the “Superior Proposal Notice”);
(c)the Receiving Party has provided the other Party a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to a Receiving Party in connection therewith;
(d)at least five Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the other Party received the Superior Proposal Notice and the date on which such other Party received all of the materials set forth in Section 5.4(1)(c);

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(e)during any Matching Period, such other Party has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;
(f)after the Matching Period, the Receiving Party’s special committee has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the other Party under Section 5.4(2)) and that the failure by the special committee to take such action would be inconsistent with its fiduciary duties; and
(g)prior to or concurrently with entering into such definitive agreement the Receiving Party terminates this Agreement pursuant to Section 7.2, and pays the SKYE Termination Amount or the EHT Termination Amount, as applicable, pursuant to Section 7.3.
(2)During the Matching Period, or such longer period as the Receiving Party may approve in writing for such purpose the Receiving Party’s special committee shall review any offer made by the other Party under Section 5.4(1)(e) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal. If the Receiving Party’s special committee determines that such Acquisition Proposal would cease to be a Superior Proposal, the Receiving Party shall promptly so advise the other Party and the Parties shall amend this Agreement to reflect such offer made by the other Party, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.
(3)Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Receiving Party or its shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4 and the other Party shall be afforded a new Matching Period (provided that any such subsequent Matching Period will only be three Business Days) from the later of the date on which such other Party received the Superior Proposal Notice and the date on which such other Party received all of the materials set forth in Section 5.4(1)(c) with respect to the new Superior Proposal from the Receiving Party.
(4)The Receiving Party’s board of directors shall promptly reaffirm the EHT Board Recommendation or the SKYE Board Recommendation, as the case may be, by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or the Receiving Party’s board of directors determines that a proposed amendment to the terms of this Agreement as contemplated Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The Receiving Party shall provide the other Party and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the other Party and its counsel.
(5)If the Receiving Party provides a Superior Proposal Notice to the other Party on a date that is less than ten Business Days before the EHT Meeting or the SKYE Meeting, as the case may be, the other Party will be entitled to require the Receiving Party to proceed with or adjourn or postpone such EHT Meeting or SKYE Meeting, as the case may be, in accordance with the terms of this Agreement to a date specified by the other Party that is not more than ten Business Days after the scheduled date of the EHT Meeting or the SKYE Meeting, as the case may be, provided that in no event shall such adjourned or postponed meeting be held on a date that is less than five Business Days prior to the Outside Date.

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Article 6
CONDITIONS
Section 6.1Mutual Conditions Precedent
The respective obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Date, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:
(a)the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and shall not have been set aside or modified in any manner unacceptable to either EHT or SKYE, each acting reasonably, on appeal or otherwise;
(b)the EHT Arrangement Resolution shall have been passed by the EHT Shareholders at the EHT Meeting in accordance with the Interim Order;
(c)the SKYE Shareholder Approval shall have been obtained at the SKYE Meeting;
(d)each of the Required Regulatory Approvals shall have been made, given or obtained or its relevant waiting period has expired, on terms satisfactory to the Parties, each acting reasonably, and each such Required Regulatory Approval shall be in full force and effect;
(e)SKYE shall have maintained its OTCQB listing;
(f)the Consideration Shares, Replacement Warrants and Replacement Options to be issued under the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;
(g)the distribution of Consideration Shares, Replacement Warrants and Replacement Options pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Canadian Securities Law either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control persons) or pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators);
(h)EHT shall not have sold, transferred or otherwise alienated to a third party the EHT Real Property owned by Avalite located at 9295 198 St #104, Langley, BC V1M 3J9;
(i)other than in connection with the EHT Realization Process, EHT and the EHT Subsidiaries shall have maintained all EHT Permits and shall be in good standing pursuant thereto, evidence of which shall be provided to SKYE to its satisfaction, acting reasonably;
(j)receipt by each of EHT and SKYE of (i) a waiver of all change of control benefits otherwise accruing to continuing management as a result of the Arrangement from the member of EHT management set out in Section 6.1(j) of the EHT Disclosure Letter and (ii) waivers of all change of control benefits otherwise accruing to continuing management under outstanding SKYE RSUs and SKYE Options as a result of the Arrangement from members of SKYE management set out in Section 6.1(j) of the SKYE Disclosure Letter; and
(k)no Law is in effect that makes the completion of the Transaction illegal or otherwise prohibits or enjoins the Parties from completing the Transaction.

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Section 6.2Additional Conditions Precedent to the Obligations of SKYE
The obligations of SKYE to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent on or before the Effective Date (each of which is for the exclusive benefit of SKYE and may be waived by SKYE in whole or in part at any time):
(a)all covenants of EHT under this Agreement to be performed on or before the Effective Date which have not been waived by SKYE shall have been duly performed by EHT in all material respects, and SKYE shall have received a certificate of EHT addressed to SKYE and dated the Effective Date, signed on behalf of EHT by two directors or a senior executive officer of EHT, confirming the same as at the Effective Date;
(b)(i) the representations and warranties of EHT set forth in Section (1) of Schedule “E” [Organization, Good Standing and Qualification], Section (2) of Schedule “E” [Capital Structure] and Section (3) of Schedule “E” [Corporate Authority; Approval] shall be true and correct in all material respects as at the date of this Agreement and as at the Effective Date as if made on and as at the Effective Date (except for representations and warranties made as at a specified date, the accuracy of which shall be determined as at that specified date), except for such failures to be so true and correct that are de minimis; (ii) the representations and warranties of EHT set forth in Section (1)(b) of Schedule “E” [Subsidiaries] shall be true and correct in all material respects (disregarding for such purposes any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as at the date of this Agreement and as at the Effective Date as if made on and as at the Effective Date (except for representations and warranties made as at a specified date, the accuracy of which shall be determined as at that specified date, or except as affected by the EHT Realization Process or other transactions contemplated or permitted by this Agreement, or otherwise consented to by SKYE); and (iii) all other representations and warranties made by EHT in this Agreement shall be true and correct in all respects (disregarding for such purpose any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as at the date of this Agreement and as at the Effective Date as if made on and as at the Effective Date (except for representations and warranties made as at a specified date, the accuracy of which shall be determined as at that specified date, or except as affected by transactions contemplated or permitted by this Agreement or otherwise consented to by SKYE), except in the case of this clause (iii) where any failure or failures of any such other representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect in respect of EHT; and SKYE shall have received a certificate of EHT addressed to SKYE and dated the Effective Date, signed on behalf of EHT by two directors or a senior executive officer of EHT, confirming the same as at the Effective Date;
(c)since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of EHT;
(d)EHT shall have duly filed (i) its audited consolidated financial statements as at and for the financial years ended December 31, 2021 and 2020 and (ii) its unaudited interim condensed consolidated financial statements for the three month periods ended March 31, 2022 and 2021;
(e)in the event Closing occurs on or after August 31, 2022, EHT shall have duly and timely filed its unaudited interim condensed consolidated financial statements for the three and six month periods ended June 30, 2022 and 2021;
(f)Avalite will continue to hold a valid dealer's licence under the Controlled Drugs and Substances Act (Canada); and

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(g)the EHT Shareholders shall not have exercised Dissent Rights in respect of more than 5% of the outstanding EHT Shares.
Section 6.3Additional Conditions Precedent to the Obligations of EHT
The obligations of EHT to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent on or before the Effective Date (each of which is for the exclusive benefit of EHT and may be waived by EHT in whole or in part at any time):
(a)all covenants of SKYE under this Agreement to be performed on or before the Effective Date which have not been waived by EHT shall have been duly performed by SKYE in all material respects, and EHT shall have received a certificate of SKYE, addressed to EHT and dated the Effective Date, signed on behalf of SKYE by two directors or a senior executive officer of SKYE, confirming the same as at the Effective Date;
(b)(i) the representations and warranties of SKYE set forth in Section (1) of Schedule “F” [Organization, Good Standing and Qualification], Section (2) of Schedule “F” [Capital Structure] and Section (3) of Schedule “F” [Corporate Authority; Approval] shall be true and correct in all material respects as at the date of this Agreement and as at the Effective Date as if made on and as at the Effective Date (except for representations and warranties made as at a specified date, the accuracy of which shall be determined as at that specified date), except for such failures to be so true and correct that are de minimis; (ii) the representations and warranties of SKYE set forth in Section (1)(b) of Schedule “F” [Subsidiaries] of shall be true and correct in all material respects (disregarding for such purposes any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as at the date of this Agreement and as at the Effective Date as if made on and as at the Effective Date (except for representations and warranties made as at a specified date, the accuracy of which shall be determined as at that specified date, or except as affected by transactions contemplated or permitted by this Agreement or otherwise consented to by EHT); and (iii) all other representations and warranties made by SKYE in this Agreement shall be true and correct in all respects (disregarding for such purpose any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as at the date of this Agreement and as at the Effective Date as if made on and as at the Effective Date (except for representations and warranties made as at a specified date, the accuracy of which shall be determined as at that specified date, or except as affected by transactions contemplated or permitted by this Agreement or otherwise consented to by EHT), except in the case of this clause (iii) where any failure or failures of any such other representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect in respect of SKYE; and EHT shall have received a certificate of SKYE addressed to EHT and dated the Effective Date, signed on behalf of SKYE by two directors or a senior executive officer of SKYE, confirming the same as at the Effective Date;
(c)there shall not have been a material change to, or loss of rights with respect to, the SKYE Intellectual Property or any other material Intellectual Property owned or licensed by SKYE or any of the SKYE Subsidiaries;
(d)since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of SKYE;
(e)SKYE shall have obtained a waiver from Emerald Health Biotechnology España S.L. (“EHB SL”) for payment of any change of control payments under the exclusive sponsored research agreement dated October 11, 2021 between EHB SL and SKYE that may arise as a result of the transactions contemplated by this Agreement;

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(f)SKYE shall have entered into an indemnification agreement with Mohammed Jiwan and with each of the EHT directors and officers set out in Schedule “G” who will become directors and officers of SKYE following Closing, in form and substance similar to agreements in place between SKYE and its current directors and officers;
(g)SKYE shall have complied with its obligations under Section 2.10 and the Depositary shall have confirmed receipt of the Consideration Shares contemplated thereby; and
(h)EHT shall have received evidence satisfactory to it, acting reasonably, that the actions required to be taken by SKYE pursuant to Section 6.6 with effect as at and from the Effective Time shall have been taken by SKYE.
Section 6.4Satisfaction of Conditions
The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released upon Closing.
Section 6.5Notice and Cure Provisions
(1)Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would reasonably be expected to:
(a)cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect; or
(b)result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.
in each case to the extent that the conditions in Section 6.2(a) and Section 6.2(b), in the case of EHT’s representations, warranties and covenants, and Section 6.3(a) and Section 6.3(b), in the case of SKYE’s representations, warranties and covenants, would not be capable of being satisfied at any time from the date hereof until the Effective Date.
(2)SKYE may not exercise its rights to terminate this Agreement pursuant to Section 7.2(1)(c)(iii) and EHT may not exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(iii) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition or for the applicable termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the earlier of (a) the Outside Date and (b) the date that is ten Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered prior to the making of the application for the Final Order or the EHT Meeting or the SKYE Meeting, such application and/or meetings shall be postponed, if and to the extent necessary, until the expiry of such period.
Section 6.6Governance
SKYE shall take all necessary actions to ensure that, at the Effective Time, (i) the SKYE Board shall be comprised of six directors. The members of the SKYE Board, the Chairperson of the Board and the management of SKYE shall be as set out in Schedule “G” (collectively, the “SKYE Nominees”). The Parties agree to work cooperatively to implement the foregoing including by providing any information required by Law with respect to the foregoing individuals for inclusion in the SKYE Proxy Statement and the Listing Statement, to the extent required, no later than five Business Days prior to the required

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mailing of the SKYE Proxy Statement and submission of the Listing Statement to the CSE, respectively. SKYE shall pass any such resolutions of the SKYE Board, and take all other actions, as may be required to ensure that, at the Effective Time, the SKYE Board is comprised of the six directors contemplated in Schedule “G”.
Article 7
TERM, TERMINATION, AMENDMENT AND WAIVER
Section 7.1Term
This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
Section 7.2Termination
(1)This Agreement may be terminated at any time prior to the Effective Date:
(a)by mutual written agreement of the Parties; or
(b)by either Party, if:
(i)the Effective Date shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.2(1)(b) shall not be available to any Party whose failure to fulfill any of its obligations or its breach of any of its representations and warranties under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;
(ii)after the date hereof, there shall be enacted or made any Law or there shall exist any Order that makes consummation of the Arrangement illegal or otherwise restricts, prohibits or enjoins EHT or SKYE from consummating the Arrangement and such Law or Order shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement under this Section 7.2(1)(b)(ii) shall have used its commercially reasonable efforts to, as applicable, appeal or overturn any such Order or otherwise have prevented the entry of or remove or lift such Order and shall not otherwise be in material breach of this Agreement; or
(iii)the EHT Arrangement Resolution shall not have been passed by the EHT Shareholders at the EHT Meeting in accordance with the Interim Order; or
(c)by SKYE, if:
(i)the EHT Board (or any committee thereof) (A) fails to recommend or withdraws, amends, modifies or qualifies (or proposes publicly to withdraw, amend, modify or qualify), in a manner adverse to SKYE, the EHT Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral, in each case, with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the EHT Meeting, if sooner), (C) accepts, approves, executes or enters into, or causes EHT or any of its Subsidiaries to accept, approve, execute or enter into, or publicly proposes to accept, approve, execute or enter into, or to cause EHT or any of its Subsidiaries to accept, approve, execute or enter into, any agreement, letter of intent, agreement in principle, agreement, arrangement or understanding in respect of an Acquisition Proposal (other than a

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confidentiality and standstill agreement contemplated under Section 5.3(1)(d)), (D) fails to affirm publicly and without qualification the EHT Board Recommendation within five Business Days following the public announcement of an Acquisition Proposal in respect of EHT and the written request by SKYE to provide such reaffirmation, provided that if such request is made fewer than five Business Days prior to the EHT Meeting, then, notwithstanding the foregoing, the EHT Board in receipt of such request shall have to make such affirmation as soon as practicable prior to the EHT Meeting, it being further agreed that no such request for such affirmation shall be made except once per publicly announced Acquisition Proposal or material modification of such Acquisition Proposal, or (E) resolves to take any of the prohibited actions above (each, being an “EHT Change in Recommendation”);
(ii)prior to the approval by the SKYE Shareholders of the SKYE Resolution, the SKYE Board authorizes SKYE to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3(1)(d)) with respect to a Superior Proposal in accordance with Section 5.4, provided SKYE is then in compliance with Article 5 in all material respects and that prior to or concurrent with such termination SKYE pays the SKYE Termination Amount in accordance with Section 7.3;
(iii)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of EHT under this Agreement occurs that would cause any condition in Section 6.2(a) [EHT Covenants Condition] or Section 6.2(b) [EHT Reps and Warranties Condition] not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 6.5(2), provided that any Wilful Breach shall be deemed incapable of being cured; provided that SKYE is not then in breach of this Agreement so as to cause any condition in Section 6.3(a) [SKYE Covenants Condition] or Section 6.3(b) [SKYE Reps and Warranties Condition] not to be satisfied;
(iv)EHT breaches Article 5 in any material respect; or
(v)after the date of this Agreement, there shall occur or be disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of EHT; or
(d)by EHT, if:
(i)the SKYE Board (or any committee thereof) (A) fails to unanimously recommend or withdraws, amends, modifies or qualifies (or proposes publicly to withdraw, amend, modify or qualify), in a manner adverse to EHT, the SKYE Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral, in each case, with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the SKYE Meeting, if sooner), (C) accepts, approves, executes or enters into, or causes SKYE or any of its Subsidiaries to accept, approve, execute or enter into, or publicly proposes to accept, approve, execute or enter into, or to cause SKYE or any of its Subsidiaries to accept, approve, execute or enter into, any agreement, letter of intent, agreement in principle, agreement, arrangement or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement contemplated under Section 5.3(1)(d)), (D) fails to affirm publicly and without qualification the SKYE Board Recommendation within five Business Days

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following the public announcement of any Acquisition Proposal in respect of SKYE and the written request by EHT to provide such reaffirmation, provided that if such request is made fewer than five Business Days prior to the SKYE Meeting, then, notwithstanding the foregoing, the SKYE Board in receipt of such request shall have to make such affirmation as soon as practicable prior to the SKYE Meeting, it being further agreed that no such request for such affirmation shall be made except once per publicly announced Acquisition Proposal or material modification of such Acquisition Proposal, or (E) resolves to take any of the prohibited actions above (each, being an “SKYE Change in Recommendation”);
(ii)prior to the approval by the EHT Shareholders of the EHT Arrangement Resolution, the EHT Board authorizes EHT to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3(1)(d)) with respect to a Superior Proposal in accordance with Section 5.4, provided EHT is then in compliance with Article 5 in all material respects and that prior to or concurrent with such termination EHT pays the EHT Termination Amount in accordance with Section 7.3;
(iii)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of SKYE under this Agreement occurs that would cause any condition in Section 6.3(a) [SKYE Covenants Condition] or Section 6.3(b) [SKYE Reps and Warranties Condition] not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 6.5(2), provided that any Wilful Breach shall be deemed incapable of being cured; provided that EHT is not then in breach of this Agreement so as to cause any condition in Section 6.2(a) [EHT Covenants Condition] or Section 6.2(b) [EHT Reps and Warranties Condition] not to be satisfied;
(iv)SKYE breaches Article 5 in any material respect; or
(v)after the date of this Agreement, there shall occur or be disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of SKYE.
(2)The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.
(3)If this Agreement is terminated pursuant to Section 7.1 (as a result of the Effective Time occurring) or Section 7.2, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto except that: (a) in the event of termination under Section 7.1 (as a result of the Effective Time occurring), this paragraph, Section 4.7 and Section 6.6 shall survive for a period of six years following such termination; and (b) in the event of termination under Section 7.2, this paragraph, Section 4.7, Section 7.3, Section 7.4 and Article 8 and the provisions of the Confidentiality Agreement shall survive, and provided further that, notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of any liability for any Wilful Breach by it of this Agreement.
Section 7.3Termination Amounts
(1)SKYE shall be entitled to the EHT Termination Amount upon the occurrence of any of the following events (each a “EHT Termination Amount Event”) which shall be paid by EHT to SKYE, in consideration for the disposition of SKYE’s rights under this Agreement, within the time specified below in respect of each such EHT Termination Amount Event:

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(a)this Agreement is terminated by SKYE pursuant to Section 7.2(1)(c)(i) [EHT Change in Recommendation] or Section 7.2(1)(c)(iv) [EHT Material Breach of Article 5], in which case the EHT Termination Amount shall be paid on the second Business Day following such termination; or
(b)this Agreement is terminated by EHT pursuant to Section 7.2(1)(d)(ii) [EHT Superior Proposal], in which case the EHT Termination Amount shall be paid prior to or concurrent with such termination; or
(c)this Agreement is terminated by either Party pursuant to Section 7.2(1)(b)(iii) [No EHT Shareholder Approval] or is terminated by SKYE pursuant to Section 7.2(1)(c)(iii) [EHT Breach of Representation or Covenant] in circumstances where there has been a Wilful Breach but only if,
(i)prior to such termination, an Acquisition Proposal in respect of EHT is publicly announced or otherwise publicly disclosed by any person or persons (other than SKYE and its Subsidiaries) or any person or persons (other than SKYE or any of its Subsidiaries) shall have publicly announced an intention to make an Acquisition Proposal in respect of EHT; and
(ii)within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) with respect to EHT is consummated or (2) EHT or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the EHT Termination Amount shall be payable on or prior to consummation of the applicable transaction referred to therein. For purposes of this Section 7.3(1)(c), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that the references to “20%” therein shall be deemed to be references to “50%”.
(2)EHT shall be entitled to the SKYE Termination Amount upon the occurrence of any of the following events (each an “SKYE Termination Amount Event”) which shall be paid by SKYE to EHT, in consideration for the disposition of EHT’s rights under this Agreement, within the time specified below in respect of each such SKYE Termination Amount Event:
(a)this Agreement is terminated by EHT pursuant to Section 7.2(1)(d)(i) [SKYE Change in Recommendation] or Section 7.2(1)(d)(iv) [SKYE Material Breach of Article 5], in which case the SKYE Termination Amount shall be paid on the second Business Day following such termination; or
(b)this Agreement is terminated by SKYE pursuant to Section 7.2(1)(c)(ii) [SKYE Superior Proposal], in which case the SKYE Termination Amount shall be paid prior to or concurrent with such termination; or
(c)this Agreement is terminated by EHT pursuant to Section 7.2(1)(d)(iii) [SKYE Breach of Representation or Covenant] in circumstances where there has been a Wilful Breach but only if,
(i)prior to such termination, an Acquisition Proposal in respect of SKYE is publicly announced or otherwise publicly disclosed by any person or persons (other than EHT and its Subsidiaries) or any person or persons (other than EHT or any of its Subsidiaries) shall have publicly announced an intention to make an Acquisition Proposal in respect of SKYE; and

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(ii)within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) with respect to SKYE is consummated or (2) SKYE or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the SKYE Termination Amount shall be payable on or prior to consummation of the applicable transaction referred to therein. For purposes of this Section 7.3(2)(c), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that the references to “20%” therein shall be deemed to be references to “50%”.
(3)The EHT Termination Amount or the SKYE Termination Amount, as applicable, shall be payable by the Party required to pay such fee by wire transfer in immediately available funds to an account specified by the Party to whom such fee is payable.
(4)Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. The Parties further acknowledge and agree that the EHT Termination Amount or the SKYE Termination Amount, as applicable, (i) is a payment of liquidated monetary damages which are a genuine pre-estimate of the damages which the Party entitled to receive such fee will suffer or incur as a result of the cancellation, termination and disposition of all rights and obligations with respect to the direct or indirect acquisition of EHT by SKYE in the circumstances in which the EHT Termination Amount or the SKYE Termination Amount, as applicable, is payable, (ii) represents consideration for the disposition by the payee of its rights under this Agreement, (iii) that such payment is not for lost profits or a penalty, and (iv) that no Party shall take any position inconsistent with the foregoing. Each of the Parties irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. Subject to Section 7.2(3), each of the Parties hereby acknowledges and agrees that, upon any termination of this Agreement as permitted under Section 7.2 under circumstances where a Party is entitled to the EHT Termination Amount or the SKYE Termination Amount, as applicable, and such EHT Termination Amount or SKYE Termination Amount, as applicable, is paid in full to such Party, the Party to whom such fee has been paid shall be precluded from any other remedy against the other Party at law or in equity or otherwise and in any such case it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Party who has paid such fee or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby.
(5)Nothing in this Section 7.3 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreement, and any requirement for securing or posting of any bond in connection with the obtaining of any such injunction or specific performance is hereby being waived.
Section 7.4Fees and Expenses
Except as otherwise provided herein, each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement.
Section 7.5Amendment
This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of EHT Meeting and the SKYE Meeting but not later than the Effective Time, be

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amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and Law, without limitation:
(1)change the time for performance of any of the obligations or acts of the Parties;
(2)waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;
(3)waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or
(4)waive compliance with or modify any mutual conditions precedent herein contained.
Article 8
GENERAL PROVISIONS
Section 8.1Privacy
(1)Each Party shall comply with applicable Privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”). Neither Party shall disclose Transaction Personal Information to any person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If the Arrangement is consummated, neither Party shall, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information:
(a)for purposes other than those for which such Transaction Personal Information was collected prior to the Effective Date; and
(b)which does not relate directly to the carrying on the business of such Party or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.
(2)Each Party shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Each Party shall cause its advisors to observe the terms of this Section 8.1 and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, each Party shall promptly deliver to other Party all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.
Section 8.2Notices
All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as at the date delivered or sent if delivered personally or e-mail transmission, or as at the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):
(1)if to SKYE:
Skye Bioscience, Inc.
    11250 El Camino Real, Suite 100
    San Diego, CA 92130
    Attention:    Punit Dhillon, Chief Executive Officer and Chairman.
    Email:        []

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    with a copy (which shall not constitute notice) to:
    Morrison Foerster LLP
    12531 High Bluff Drive, Suite 100
    San Diego, CA 92130-2040
    Attention:    Steve Rowles
    Email:        []
    and to
    Fasken Martineau DuMoulin LLP
    800 Victoria Square, Suite 3500
    Montréal, QC H4Z 1E9
    Attention:    Neil Kravitz / Monica Dingle
    Email:        []
(2)if to EHT:
Emerald Health Therapeutics, Inc.
4226 Commerce Circle, Unit 101
Victoria, BC V8Z 6N6
    Attention:    Mohammed Jiwan, Chief Operating Officer
    Email:        []
    with a copy (which shall not constitute notice) to:
Bennett Jones LLP

666 Burrard Street, Suite 2500
Vancouver, BC V6C 2X8
Attention:    James Beeby
Email:        []
Section 8.3Third Party Beneficiaries
(1)Except as provided in Section 4.7, which, without limiting its terms, is intended as stipulations for the benefit of the third persons mentioned in such provisions (such third persons referred to in this Section 8.3 as the “Indemnified Persons”), each of the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any person, other than the Parties and that no person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.
(2)Despite the foregoing, each of the Parties acknowledges to each of the Indemnified Persons their direct rights against each of them under Section 4.7, which are intended for the benefit of, and shall be enforceable by, each Indemnified Person and the SKYE Nominees, as applicable, his or her heirs and his or her legal representatives, and for such purpose, each Party confirms that it is acting as trustee and/or agent on their behalf, and agrees to enforce such provisions on their behalf.
Section 8.4Further Assurances
Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in the Plan of Arrangement without any further act or formality, each of the Parties to this Agreement shall make, do and execute, or cause to be made, done and executed, all such

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further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out therein.
Section 8.5Governing Law
This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia situated in the City of Vancouver in respect of all matters arising under and in relation to this Agreement and waives objection to venue of any proceeding in such court or that such court provides an inconvenient forum.
Section 8.6Injunctive Relief
Subject to Section 7.3, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, and any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief is hereby being waived, this being in addition to any other remedy to which the Parties may be entitled at law or equity.
Section 8.7Time of Essence
Time shall be of the essence in this Agreement.
Section 8.8Entire Agreement, Binding Effect and Assignment
This Agreement (including the exhibits and schedules hereto, EHT Disclosure Letter and the SKYE Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.
Section 8.9Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 8.10No Liability
No director or officer of a Party or of any of its affiliates shall have any personal liability whatsoever to the other Party under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of a Party.

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Section 8.11Rules of Construction
The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.
Section 8.12Counterparts, Execution
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
* * * * * * *

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IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement on the date first written above.

EMERALD HEALTH THERAPEUTICS, INC.
By:	/s/ Mohammed Jiwan
Authorized Signing Officer

SKYE BIOSCIENCE, INC.
By:	/s/ Punit Dhillon
Authorized Signing Officer

[Signature Page to Arrangement Agreement]
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[Signature Page to Arrangement Agreement]
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Schedule “A”
PLAN OF ARRANGEMENT
UNDER THE PROVISIONS OF SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)
Article 1
INTERPRETATION
Section 1.1Definitions
In this Plan of Arrangement, unless there is something in the subject matter or context clearly inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:
(1)“Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the consent of EHT and SKYE, each acting reasonably;
(2)“Arrangement Agreement” means the agreement made as at May 11, 2022 between EHT and SKYE, including the schedules thereto, together with the EHT Disclosure Letter and the SKYE Disclosure Letter, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;
(3)“Arrangement Resolution” means the special resolution approving the Arrangement passed by the EHT Shareholders at the Meeting;
(4)“BCBCA” means the Business Corporations Act (British Columbia) and all regulations made thereunder, as promulgated or amended from time to time;
(5)“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Vancouver, British Columbia or San Diego, California are required by Law to be closed for business;
(6)“Code” means the United States Internal Revenue Code of 1986, as amended;
(7)“Court” means the Supreme Court of British Columbia or any other court with jurisdiction to consider and issue the Interim Order and the Final Order;
(8)“Depositary” means Computershare Investor Services Inc. or such other depositary as may be agreed upon by the Parties acting reasonably;
(9)“Dissent Rights” has the meaning ascribed thereto in Section 4.1 of this Plan of Arrangement;
(10)“Dissenting Shares” means the EHT Shares held by EHT Dissenting Shareholders in respect of which such EHT Dissenting Shareholders have given Notice of Dissent;
(11)“Effective Date” means the date agreed to by EHT and SKYE in writing as the effective date of the Arrangement after all of the conditions precedent to the completion of the Arrangement as set out in this Arrangement Agreement have been satisfied or waived, including that the Final Order has been granted by the Court;
(12)“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as the Parties agree in writing before the Effective Date;
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(13)“EHT” means Emerald Health Therapeutics, Inc. a company incorporated under the laws of the Province of British Columbia;
(14)“EHT Dissenting Shareholder” means a registered holder of EHT Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolution in strict compliance with the dissent procedures set out under Division 2 of Part 8 of the BCBCA, as modified by this Plan of Arrangement, the Interim Order and the Final Order and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;
(15)“EHT Omnibus Incentive Plan” means the omnibus long-term incentive plan of EHT approved at the annual and special meeting of EHT Shareholders held on October 29, 2020;
(16)“EHT Options” means the outstanding options, if any, to purchase EHT Shares issued pursuant to the EHT Omnibus Incentive Plan;
(17)“EHT Securityholders” means the holders of EHT Shares, EHT Options and EHT Warrants;
(18)“EHT Shares” means the common shares in the capital of EHT, each entitling the holder thereof to one vote per share at shareholder meetings of EHT;
(19)“EHT Warrants” means all of the issued and outstanding warrants of EHT being: (a) 4,385,965 warrants to acquire EHT Shares, at a price of $0.75 per share, issued by EHT on November 29, 2019 and expiring on November 29, 2024; (b) 11,351,351 warrants to acquire EHT Shares, at a price of $0.27 per share, issued by EHT on June 2, 2020 and expiring on June 2, 2023; (c) 2,748,276 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on February 14, 2020 and expiring on February 14, 2025; (d) 7,596,551 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on February 6, 2020 and expiring on February 6, 2025; and (e) 5,172,942 warrants to acquire EHT Shares, at a price of $0.385 per share, issued by EHT on December 30, 2019 and expiring on December 30, 2024.
(20)“Exchange Ratio” means 1.95;
(21)“Final Order” means the order of the Court in a form acceptable to EHT and SKYE, each acting reasonably, approving the Arrangement under Section 291 of the BCBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Effective Date or, if appealed and a stay of the final order is obtained pending appeal, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended on appeal;
(22)“holder” means, when used with reference to any securities of EHT, the holder of such securities shown from time to time in the central securities register maintained by or on behalf of EHT in respect of such securities;
(23)“In-The-Money Amount” in respect of a stock option means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price of the option;
(24)“Interim Order” means the interim order of the Court obtained by EHT, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of EHT and SKYE, each acting reasonably, at any time prior to the Final Order or, if appealed and a stay of the final order is obtained pending appeal, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;
(25)“Law” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other

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requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities;
(26)“Letter of Transmittal” means the letter of transmittal to be delivered by the Shareholders to the Depositary as described therein;
(27)“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute;
(28)“Meeting” means the annual general and special meeting of the EHT Shareholders, including any adjournment or postponement thereof, called and held in accordance with the Interim Order for, among other things, the purpose of approving the Arrangement Resolution;
(29)“Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of EHT Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;
(30)“Parties” means EHT and SKYE;
(31)“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the consent of EHT and SKYE, each acting reasonably;
(32)“Replacement Option” has the meaning ascribed thereto in Section 3.1(3)(a) of this Plan of Arrangement;
(33)“Replacement Warrant” has the meaning ascribed thereto in Section 3.1(3)(b) of this Plan of Arrangement;
(34)“Share Consideration” means such number of Skye Shares as is equal to the Exchange Ratio;
(35)“Shareholders” means the registered and/or beneficial holders of EHT Shares, as the context requires;
(36)“SKYE” means Skye Bioscience, Inc., a corporation incorporated under the laws of the State of Nevada;
(37)“SKYE Amended Omnibus Incentive Plan” has the meaning set forth in the Arrangement Agreement;
(38)“SKYE Shares” means the shares of common stock of SKYE;
(39)“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as may be amended from time to time; and
(40)“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not

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otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise clearly requires.
Section 1.2Interpretation Not Affected by Headings
The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.
Section 1.3Number, Gender and Persons
In this Plan of Arrangement, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa; words imparting any gender shall include all genders and the neuter gender; and words imparting persons shall include individuals, partnerships, limited liability companies, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities.
Section 1.4Date of Any Action
If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.
Section 1.5Time
Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal and Election Form refer to the local time in Vancouver, British Columbia unless otherwise stipulated herein or therein.
Section 1.6Statutory References
Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.
Section 1.7Currency
Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars. All references in this Plan of Arrangement to sums of money expressed in lawful money of the United States refers to “US$”.
Article 2
EFFECT OF THE ARRANGEMENT
Section 2.1Arrangement Agreement
This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in Section 288 of the BCBCA.
Section 2.2Binding Effect
This Plan of Arrangement will become effective commencing at the Effective Time and shall be binding upon SKYE, EHT, EHT Securityholders, the Depositary, the transfer agents in respect of the EHT Shares and the SKYE Shares and all other Persons without any further act or formality required on the part of any Person.

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Section 2.3Transfers Free and Clear
Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.
Article 3
ARRANGEMENT
Section 3.1The Arrangement
Commencing at the Effective Time, each of the events set out below shall occur and be deemed to occur in the following sequence, in each case without any further authorization, act or formality on the part of any Person:
(1)at the Effective Time:
(a)each Dissenting Share held by an EHT Dissenting Shareholder who is ultimately determined to be entitled to be paid the fair value of the Dissenting Shares in respect of which such EHT Dissenting Shareholder has exercised Dissent Rights shall be, and shall be deemed to be, transferred by the holder thereof, without any further act or formality on its part, to SKYE (free and clear of all Liens) and SKYE shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 4; such EHT Dissenting Shareholder will cease to be the holder thereof or to have any rights as a holder in respect of such Dissenting Share other than the right to be paid the fair value of such Dissenting Share determined and payable in accordance with Article 4; and
(b)the name of each EHT Dissenting Shareholder shall be removed from the register of the EHT Shares and such Dissenting Shares shall be automatically cancelled as at the Effective Date;
(2)immediately after the steps in Section 3.1(1) occur:
(a)each EHT Share outstanding immediately prior to the Effective Time (other than Dissenting Shares held by EHT Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of their Dissenting Shares as determined in accordance with Article 4 and any EHT Shares held by SKYE or any Subsidiary of SKYE), shall be, and shall be deemed to be, transferred by the holder thereof to SKYE (free and clear of all Liens) and, in consideration therefor, SKYE shall issue and deliver or cause to be delivered to such holders the Share Consideration, subject to Article 5;
(b)each holder of each EHT Share transferred to SKYE pursuant to Section 3.1(2)(a) shall cease to be the holder thereof, or to have any rights as a holder thereof other than the right to receive the Share Consideration issuable in respect of each EHT Share held pursuant to Section 3.1(2)(a) and shall be removed from the register of the EHT Shares and legal and beneficial title to each such EHT Share shall be transferred to SKYE and SKYE will be and be deemed to be the transferee and legal and beneficial owner of such EHT Share (free and clear of any Liens) and will be entered in the central securities register of EHT as the sole holder thereof; and
(c)SKYE will be the holder of all of the outstanding EHT Shares;
(3)at the same time as the steps in Section 3.1(2) occur:
(a)each EHT Option, to the extent it has not been exercised as at the Effective Date, will cease to represent an option or other right to acquire EHT Shares, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for an option (a “Replacement Option”) to purchase a number of SKYE Shares equal

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to the product of the Exchange Ratio multiplied by the number of EHT Shares issuable on exercise of such EHT Option immediately prior to the Effective Time for an exercise price per SKYE Share equal to the exercise price per share of such EHT Option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent (provided that, if the foregoing calculation results in a Replacement Option being exercisable for a fraction of a SKYE Share, then the number of SKYE Shares subject to such Replacement Option shall be rounded down to the next whole number of SKYE Shares) and the EHT Options shall thereupon be cancelled. The term to expiry, conditions to and manner of exercise and other terms and conditions of each of the Replacement Options shall be the same as the terms and conditions of the EHT Option for which it is exchanged and shall be governed by the terms of the SKYE Amended Omnibus Incentive Plan. Any document previously evidencing an EHT Option shall thereafter evidence and be deemed to evidence such Replacement Option and no certificates evidencing the Replacement Options shall be issued. It is intended that subsection 7(1.4) of the Tax Act apply to such exchange of options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Replacement Option will be increased such that the In-The-Money Amount of the Replacement Option immediately after the exchange does not exceed the In-The-Money Amount of the EHT Option immediately before the exchange;
(b)each EHT Warrant, to the extent it has not been exercised as at the Effective Date, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for a warrant (a “Replacement Warrant”) to purchase a number of SKYE Shares equal to the product of the Exchange Ratio multiplied by the number of EHT Shares issuable on exercise of such EHT Warrant immediately prior to the Effective Time for an exercise price per SKYE Share equal to the exercise price per share of such EHT Warrant immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent (provided that, if the foregoing calculation results in a Replacement Warrant being exercisable for a fraction of a SKYE Share, then the number of SKYE Shares subject to such Replacement Warrant shall be rounded down to the next whole number of SKYE Shares) and the EHT Warrants shall thereupon be cancelled. The term to expiry, conditions to and manner of exercise and other terms and conditions of each of the Replacement Warrants shall be the same as the terms and conditions of the EHT Warrant for which it is exchanged. Any document previously evidencing an EHT Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant and no certificates evidencing the Replacement Warrants shall be issued; and
(c)the EHT Omnibus Incentive Plan shall be terminated and, for greater certainty, all rights thereunder to receive any securities of EHT formerly held by EHT Securityholders shall be extinguished; and
no person shall have any rights, liabilities or other obligations in respect of the share capital of EHT other than SKYE and each EHT Shareholder and holder of EHT Options and EHT Warrants outstanding immediately prior to the Effective Time, with respect to each step set out above applicable to such holder, shall be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer all EHT Shares, EHT Options and EHT Warrants held by such holder in accordance with such step.
Article 4
DISSENT RIGHTS
Section 4.1Rights of Dissent
(1)Pursuant to the Interim Order, each registered Shareholder may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth in Sections 237 to 247 of the

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BCBCA, as modified by this Article 4, the Interim Order and the Final Order; provided, however, that written notice setting forth the objection of such registered Shareholder to the Arrangement Resolution must be received by EHT at its registered office by no later than 4:00 p.m. (Vancouver time) on the day that is two Business Days immediately prior to the date of the Meeting (as it may be adjourned or postponed from time to time). Shareholders who duly exercise such rights of dissent in accordance with this Section 4.1 shall be deemed to have transferred all EHT Shares held by such Dissenting Shareholder and in respect of which Dissent Rights have been validly exercised, to SKYE, free and clear of all Liens, as provided in Section 3.1(1)(a) and if any such Dissenting Shareholders.
(a)are ultimately determined to be entitled to be paid by EHT, the fair value for EHT Shares in respect of which they have exercised Dissent Rights, such Dissenting Shareholders: (i) will be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(1)(a)); (ii) will be entitled to be paid the fair value of such EHT Shares by SKYE, which fair value, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, shall be determined as of the close of business on the Business Day immediately preceding the date on which the Arrangement Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such EHT Shares; or
(b)are ultimately not entitled, for any reason, to be paid the fair value for EHT Shares in respect of which they have exercised Dissent Rights, such Dissenting Shareholders will be deemed to have participated in the Arrangement on the same basis as a Shareholder who has not exercised Dissent Rights, as at and from the time specified in Section 3.1(2)(a) and shall be entitled to receive only the consideration set forth in Section 3.1(2)(a) that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights;
but in no case will EHT or SKYE or any other person be required to: (i) recognize a person exercising Dissent Rights unless such person is the registered holder of EHT Shares in respect of which such Dissent Rights are purported to be exercised; or (ii) recognize such holders as holders of EHT Shares in respect of which Dissent Rights have been validly exercised after the completion of the steps set forth in Section 3.1, and each EHT Dissenting Shareholder will cease to be entitled to the rights of a Shareholder in respect of EHT Shares in relation to which such EHT Dissenting Shareholder has exercised Dissent Rights and the central securities register of EHT will be amended to reflect that such former holder is no longer the holder of such EHT Shares as and from the Effective Time and that such EHT Shares have been transferred to SKYE. For greater certainty, and in addition to any other restriction under Sections 237 to 247 of the BCBCA, a Shareholder who has voted, or instructed a proxyholder to vote, in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights with respect to the Arrangement.
(2)For greater certainty in accordance with the BCBCA, none of the following are entitled to exercise Dissent Rights: (i) holders of EHT Options; (ii) holders of EHT Warrants; (iii) any holder of any other securities of EHT exercisable for EHT Shares; and (iv) holders of EHT Shares who vote in favour of the Arrangement Resolution.
Article 5
DELIVERY OF SKYE SHARES
Section 5.1Delivery of SKYE Shares
(1)Upon return to the Depositary of a properly completed Letter of Transmittal by a registered former EHT Shareholder together with certificate(s) or a direct registration statement (DRS) Advice representing one or more EHT Shares that such EHT Shareholder held immediately before the Effective Time and such additional documents and instruments as the Depositary may

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reasonably require, the EHT Shareholder shall be entitled to receive the Share Consideration in accordance with Section 3.1(2) hereof and the holder of such surrendered certificate or DRS Advice shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, certificate(s) or DRS Advice recorded on a book-entry basis representing the SKYE Shares that such holder is entitled to receive in accordance with Section 3.1(2) hereof.
(2)After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(1) hereof, each certificate or DRS Advice, if any, that immediately prior to the Effective Time represented one or more EHT Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Share Consideration that the holder of such certificate, if any, is entitled to receive in accordance with Section 3.1(2) hereof.
(3)For greater certainty, none of the holders of EHT Options or EHT Warrants or the EHT Shareholders shall be entitled to receive any consideration with respect to such EHT Options, EHT Warrants or EHT Shares other than consideration such holder is entitled to receive in accordance with Section 3.1 and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.
Section 5.2Dividends and Distributions
No dividends or other distributions declared or made after the Effective Time with respect to SKYE Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding EHT Shares that were exchanged pursuant to Section 3.1(2) unless and until the holder of record of such certificate shall surrender such certificate (or affidavit in accordance with Section 5.5) in accordance with Section 5.1(1). Subject to applicable law, at the time of such surrender of any such certificate (or in the case of clause (B) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole EHT Shares, without interest, (A) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to each whole SKYE Share issued to such holder, and (B) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole SKYE Share.
Section 5.3Fractional Shares
In no event shall any holder of EHT Shares be entitled to a fractional SKYE Share. Where the aggregate number of SKYE Shares to be issued to a holder of EHT Shares as consideration under this Arrangement would result in a fraction of an EHT Share being issuable, the number of SKYE Shares to be received by such holder shall be rounded down to the nearest whole SKYE Share.
Section 5.4Adjustment to Share Consideration
The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split or stock dividend (including any dividend or distribution of securities convertible into EHT Shares or SKYE Shares, as applicable), consolidation, reorganization, recapitalization or other like change with respect to EHT Shares or the SKYE Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.
Section 5.5Effective Time Procedures
Following the receipt of the Final Order and prior to the Effective Date, SKYE shall deliver or arrange to be delivered to the Depositary the SKYE Shares required to be issued to the EHT Shareholders in accordance with the provisions of Section 3.1, which SKYE Shares shall be held by the Depositary as agent and nominee for such EHT Shareholders for delivery to such EHT Shareholders in accordance with the provisions of Article 5.

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Section 5.6Loss of Certificates
In the event any certificate which immediately prior to the Effective Time represented any outstanding EHT Shares that were acquired by the SKYE pursuant to Section 3.1(2) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such EHT Shares, the Depositary will, in exchange for such lost, stolen or destroyed certificate, deliver to such former holder of EHT Shares, or make available for pick up at its offices, the SKYE Shares such former holder is entitled to receive in respect of such EHT Shares pursuant to Section 3.1(2) together with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.2 and less, in each case, any amounts withheld pursuant to Section 5.7. When authorizing such delivery in relation to any lost, stolen or destroyed certificate, the former holder of such EHT Shares will, as a condition precedent to the delivery of SKYE Shares, give a bond satisfactory to SKYE and the Depositary (acting reasonably) in such sum as SKYE may direct or otherwise indemnify EHT, SKYE and the Depositary against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.
Section 5.7Extinction of Rights
Any certificate or book-entry advice statements which immediately prior to the Effective Time represented one or more outstanding EHT Shares that were acquired by SKYE pursuant to Section 3.1(2) which is not deposited with the Depositary in accordance with the provisions of Section 5.1(1) on or before the sixth (6th) anniversary of the Effective Date shall, on the sixth (6th) anniversary of the Effective Date, cease to represent a claim or interest of any kind or nature whatsoever, whether as a securityholder or otherwise and whether against EHT, SKYE, the Depositary or any other person. On such date, the Share Consideration such former holder of SKYE Shares would otherwise have been entitled to receive, together with any distributions or dividends such holder would otherwise have been entitled to receive pursuant to Section 5.2, shall be deemed to have been surrendered for no consideration to SKYE. Neither EHT nor SKYE will be liable to any person in respect of any cash or securities (including any cash or securities previously held by the Depositary in trust for any such former holder) which is forfeited to SKYE or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.
Section 5.8Withholding Rights
SKYE, EHT or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any person pursuant to the Arrangement or this Agreement (including, without limitation, any payments to Dissenting EHT Shareholders) such amounts as SKYE, EHT or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate Taxing Authority. Each of SKYE, EHT or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such person, such portion of any share or other security deliverable to such person as is necessary to provide sufficient funds to SKYE, EHT or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and SKYE, EHT or the Depositary shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Taxing Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person.
Section 5.9U.S. Securities Laws Exemption
Notwithstanding any provision herein to the contrary, the parties each agree that the Plan of Arrangement will be carried out with the intention that all SKYE Shares, Replacement Warrants and Replacement Options to be issued by SKYE to Shareholders and holders of EHT Warrants and EHT Options respectively, in exchange for their EHT Shares, EHT Warrants and EHT Options respectively, pursuant to the Plan of Arrangement will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof and in accordance with similar exemptions from any applicable securities laws of any state of the United States, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

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Article 6
AMENDMENTS
Section 6.1Amendments to Plan of Arrangement
(a)EHT and SKYE reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by EHT and SKYE, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to or approved by the Shareholders if and as required by the Court.
(b)Any amendment, modification or supplement to this Plan of Arrangement pursuant to Section 6.1(a) may be proposed by EHT at any time prior to the Meeting (provided SKYE shall have consented thereto, such consent not to be unreasonably withheld or delayed) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.
(c)Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of EHT and SKYE and (ii) if required by the Court or applicable law, is consented to by Shareholders voting in the manner directed by the Court.
(d)Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by each of EHT and SKYE provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of EHT and SKYE, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of EHT and SKYE or any former EHT Securityholder.
Article 7
TERMINATION
This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement. Upon the termination of this Plan of Arrangement pursuant to Section 7.2 of the Arrangement Agreement, no Party shall have any liability or further obligation to any other Party hereunder other than as set out in the Arrangement Agreement.
Article 8
FURTHER ASSURANCES
Section 8.1Further Assurances
Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

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Section 8.2Paramountcy
From and after the Effective Time:
(1)this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of EHT issued prior to the Effective Time;
(2)the rights and obligations of the holders of the securities of EHT and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and
(3)all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of EHT shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

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Schedule “B”
ARRANGEMENT RESOLUTION
The text of the Arrangement Resolution which EHT Shareholders will be asked to pass at the EHT Meeting is as follows:
BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:
(1)the arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Skye Bioscience, Inc. (“SKYE”), Emerald Health Therapeutics, Inc. (“EHT”) and the securityholders of EHT, all as more particularly described and set forth in the management information circular (the “Circular”) of EHT dated ●, 2022 accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted;
(2)the arrangement agreement (as it may be amended from time to time in accordance with its terms, the “Arrangement Agreement”) among SKYE and EHT dated May 11, 2022 and all the transactions contemplated therein, the full text of which is attached as Schedule ● to the Circular, the actions of the directors of EHT in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of EHT in executing and delivering the Arrangement Agreement and any amendments thereto and causing the performance by EHT of its obligations thereunder are hereby confirmed, ratified, authorized and approved;
(3)the plan of arrangement (as it may be amended from time to time in accordance with its terms, the “Plan of Arrangement”) of EHT involving EHT and the securityholders of EHT implementing the Arrangement, the full text of which is set out in Schedule ● to the Circular, is hereby authorized, approved and adopted;
(4)EHT is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended);
(5)notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by the shareholders of EHT or that the Arrangement has been approved by the Court, the directors of EHT are hereby authorized and empowered, without further notice to, or approval of, the shareholders of EHT to:
(a)amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or
(b)subject to the terms of the Arrangement Agreement, not proceed with the Arrangement;
(6)any director or officer of EHT is hereby authorized and directed for and on behalf of EHT to execute and to deliver for filing with the Registrar under the BCBCA any and all documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such other documents; and
(7)any one or more directors or officers of EHT is hereby authorized, acting for and on behalf and in the name of EHT, to execute and deliver or cause to be delivered, whether under corporate seal of EHT or otherwise, all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the matters authorized hereby, the Arrangement Agreement and the
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completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:
(a)all actions required to be taken by or on behalf of EHT, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and
(b)the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by EHT, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.
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Schedule “C”
SKYE RESOLUTION
The text of the SKYE Resolution which SKYE Shareholders will be asked to pass at the SKYE Meeting is as follows:
NOW THEREFORE, BE IT RESOLVED, that the arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Skye Bioscience, Inc. (“SKYE”), Emerald Health Therapeutics, Inc. (“EHT”) and the securityholders of EHT, all as more particularly described and set forth in the proxy statement (the “Proxy Statement”) of SKYE dated ●, 2022 accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms) is hereby authorized, approved and adopted;
RESOLVED, FURTHER, that the arrangement agreement (as it may be amended from time to time in accordance with its terms, the “Arrangement Agreement”) among SKYE and EHT dated May 11, 2022 and all the transactions contemplated therein, the full text of which is attached as Schedule ● to the Proxy Statement, the actions of the directors of SKYE in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of SKYE in executing and delivering the Arrangement Agreement and any amendments thereto and causing the performance by SKYE of its obligations thereunder are hereby confirmed, ratified, authorized and approved;
RESOLVED, FURTHER, that any and all actions whether previously or subsequently taken by the officers and directors of SKYE, which are consistent with and in furtherance of the intent and purposes of the foregoing resolutions and the consummation of the transactions contemplated therein shall be, and hereby are, in all respects, ratified, approved and confirmed.

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Schedule “D”
EHT REALIZATION PROCESS
Pursuant to the announcement of EHT on November 29, 2021 that it is exiting the cannabis industry, EHT has undertaken, or may undertake the following transactions (together with all actions necessary in connection with the completion of such transactions) in connection with such process prior to completion of the Arrangement:
1.Termination of the lease agreement between EHTC and 0826239 B.C. Ltd. in respect of the EHT Leased Real Property located at 6980 Number 9 Road, Richmond, BC V6W 1G5 and the transfer of the greenhouses and other assets owned by EHTC and located thereon to 0826239 B.C. Ltd. or its assignee.
2.Sale of Verdélite Sciences, Inc. and Verdélite Property Holdings, Inc. or the assets of such companies.
3.Termination of the subscription agreement between 1306562 BC Ltd., Segev LLP and EHTC dated December 15, 2021.
4.Termination of all agreements among EHTC and HYTN Beverage Corp. and assigned by the latter to HYTN Cannabis Inc.
5.Termination of all of the EHT and EHT Subsidiaries employees by June 30, 2022 other than Mohammed Jiwan (Chief Operating Officer of EHT) and payment of termination packages in connection therewith in amounts which shall not exceed 110% of the amounts approved by the EHT Directors by way of a director consent on February 25, 2022.
6.Termination of the extraction and white label agreement between EHTC and Valens Agritech Ltd. dated November 12, 2019.
7.Vertical short-form amalgamation of Emerald Health Naturals Inc. with EHT (completed May 3, 2022)
8.Termination of all previous agreements between EHTC and FlowerPod, LLC and sale to FlowerPod, LLC of certain patents held by EHTC and all equity interests of FlowerPod, LLC held by EHTC.
9.Transfer of the following, held by EHTC, to EHT: (i) all shares of Avalite; (ii) all intellectual property, license agreements and receivables held or owed to EHTC relating to agreements with FlowerPod, LLC; and (iii) the entirety of its operating cash, by way of dividend or as otherwise directed by SKYE.
10.Sale of all of the shares of EHTC held by EHT to a third party, provided that item 9 is completed prior to closing of such sale.
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11.
Schedule “E”
REPRESENTATIONS AND WARRANTIES OF EHT
(1)Organization, Good Standing and Qualification.
(a)EHT is duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. EHT has all requisite corporate power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. EHT is qualified to do business, is up-to-date in respect of all material corporate filings and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(b)Each of the EHT Subsidiaries is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. Each of the EHT Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. Each of the EHT Subsidiaries is qualified to do business, is up-to-date in respect of all material corporate filings and, to the extent such concept is applicable, is in good standing as a foreign corporation or other Person in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(c)EHT has delivered or made available to SKYE accurate and complete copies of the Organizational Documents of each EHT Subsidiary as at the date hereof, each as amended to the date hereof, and each as so delivered is in full force and effect. Neither EHT nor any of the EHT Subsidiaries is in material default of the performance, observance or fulfillment of any of the provisions of its respective Organizational Documents. Except as provided in Section (1)(c) of the EHT Disclosure Letter, no steps or proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of EHT or any of the EHT Subsidiaries and no board approvals have been given to commence any such proceeding.
(d)Other than as disclosed in Section (1)(d) of the EHT Disclosure Letter, none of EHT or any EHT Subsidiary holds any shares, equity interests or other direct or indirect ownership interests in any other Person other than shares, equity interests or other direct or indirect ownership interests or securities of direct or indirect wholly-owned EHT Subsidiaries. All such shares, equity interests or other direct or indirect ownership interests (i) have, to the Knowledge of EHT, been validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the applicable Organizational Documents) and nonassessable (if such entity is a corporate entity) and (ii) are owned by EHT, by one or more EHT Subsidiaries or by EHT and one or more of the EHT Subsidiaries, in each case free and clear of all Liens.
(2)Capital Structure.
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(a)The authorized share capital of EHT consists of an unlimited number of EHT Shares and an unlimited number of EHT Preferred Shares. As at May 11, 2022, (i) 213,472,095 EHT Shares are issued and outstanding, (ii) no EHT Preferred Shares are issued and outstanding, (iii) no EHT Shares are held in EHT’s treasury or by any of the EHT Subsidiaries, (iv) 6,507,016 EHT Options are issued and outstanding and 6,507,016 EHT Shares are issuable in respect of EHT Options, (v) nil EHT Shares are reserved for the grant of additional awards under EHT Benefit Plans, (vi) nil EHT RSUs are issued and outstanding, (vii) 4,385,965 EHT November 2019 Warrants are issued and outstanding, exercisable for an aggregate of 4,385,965 EHT Shares at an exercise price of $0.75 per one EHT Share, (viii) 5,172,942 EHT December 2019 Warrants are issued and outstanding, exercisable for an aggregate of 5,172,942 EHT Shares at an exercise price of $0.385 per one EHT Share, (ix) 7,596,551 EHT February 6 2020 Warrants are issued and outstanding, exercisable for an aggregate of 7,596,551 EHT Shares at an exercise price of $0.385 per one EHT Share, (x) 2,748,276 EHT February 14 2020 Warrants are issued and outstanding, exercisable for an aggregate of 2,748,276 EHT Shares at an exercise price of $0.385 per one EHT Share and (xi) 11,351,351 EHT June 2020 Warrants are issued and outstanding, exercisable for an aggregate of 11,351,351 EHT Shares at an exercise price of $0.27 per one EHT Share. All of the outstanding share capital of EHT has been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right, and all EHT Shares which may be issued pursuant to the exercise of EHT Options or EHT Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right. There is not any phantom equity or other contractual rights the value of which is determined in whole or in part by the value of any share capital of EHT, and there are no outstanding share appreciation rights with respect to the shares of EHT. Other than EHT Shares, there are no other authorized classes of share capital of EHT.
(b)Other than the EHT Support Agreements to be executed concurrently with this Agreement, or as made available to SKYE, there are no voting trusts or other agreements or understandings to which EHT, any of the EHT Subsidiaries or, to the Knowledge of EHT, any of their respective executive officers or directors is a party with respect to the voting of EHT Shares or the share capital or other equity interests of any of the EHT Subsidiaries.
(c)Other than the EHT Options and EHT Warrants, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares or other equity interests to which EHT or any of the EHT Subsidiaries is a party obligating EHT or any of the EHT Subsidiaries to (i) issue, transfer or sell any EHT Shares or other equity interests of EHT or any of the EHT Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any of the EHT Subsidiaries. At the Effective Time, other than EHT Warrants and EHT Options, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which EHT or any of the EHT Subsidiaries will be bound calling for the purchase or issuance of any of the share capital of EHT or any of the EHT Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or any other such securities or agreements. Each EHT Option was issued at a per-share exercise price not less than the fair market value of the EHT Shares on the date of grant.
(d)Section (2)(d) of the EHT Disclosure Letter contains the names of the EHT Subsidiaries and their respective jurisdictions of organization.
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(e)There are no outstanding bonds, debentures, notes or other Indebtedness of EHT or any of the EHT Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the EHT Shareholders or other equity holders of EHT or any of the EHT Subsidiaries may vote.
(3)Corporate Authority; Approval.
(a)EHT has all requisite corporate power and authority to enter into and to perform its obligations under (i) this Agreement and, subject to the passing of the Arrangement Resolution at the EHT Meeting, to consummate the Arrangement and the other transactions contemplated hereby and (ii) the SKYE Support Agreements. The execution and delivery of this Agreement by EHT and the consummation by EHT of the Arrangement and of the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of EHT (subject to obtaining the Regulatory Approvals, the approval of the Arrangement Resolution by the EHT Shareholders, the Interim Order and the Final Order).
(b)The EHT Board has (i) determined that this Agreement, the Arrangement and the other transactions contemplated by this Agreement are in the best interests of EHT, (ii) authorized the execution and delivery of this Agreement and the performance of its obligations hereunder, (iv) authorized the execution and delivery of the SKYE Support Agreements and the performance of its obligations thereunder, (iii) resolved to recommend that the EHT Shareholders vote in favour of the Arrangement Resolution; and (vi) resolved to make the EHT Board Recommendation. Such resolutions of the EHT Board have not been rescinded, modified or withdrawn in any way.
(c)This Agreement has been duly executed and delivered by EHT and, assuming the due execution and delivery of this Agreement by SKYE, constitutes the legal, valid and binding obligation of EHT, enforceable against EHT in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies (collectively (i) and (ii), “Enforceability Exceptions”).
(4)Vote Required. The Arrangement Resolution is the only vote of the EHT Securityholders necessary to adopt this Agreement and otherwise approve and consummate the Arrangement and the other transactions contemplated by this Agreement as set forth herein.
(5)Governmental Filings; No Violations; Etc.
(a)Other than the filings, notices, waiting periods or approvals required by (i) Section 4.4 of this Agreement, including the Interim Order and any approvals required thereunder and the Final Order, (ii) the Required Regulatory Approvals; and (iii) the CSE and the OTCQX rules and regulations, no consent, approval, Order, license, Permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to EHT or any of the EHT Subsidiaries in connection with the execution and delivery of this Agreement, the performance by EHT of its obligations under this Agreement and the consummation by EHT of the Arrangement and the other transactions contemplated hereby, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(b)The execution and delivery of this Agreement by EHT does not, and the consummation of the Arrangement and the other transactions contemplated hereby will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of EHT’s Organizational Documents, (ii) subject to the filings, notices, waiting periods or approvals contemplated by Section (5)(a) and obtaining the EHT Shareholder Approval, violate or conflict with any Laws or any Order applicable to EHT or any of the EHT
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Subsidiaries or any of their respective assets or properties, (iii) subject to obtaining the third-party consents and approvals set forth in Section (5)(b) of the EHT Disclosure Letter, in each case, prior to or at the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the assets of EHT or any of the EHT Subsidiaries pursuant to any provisions of any mortgage, indenture, deed of trust, Permit, concession, lease, instrument, obligation or other Contract of any kind to which EHT or any of the EHT Subsidiaries is now a party or by which it or any of its assets may be bound, or (iv) result in the creation of any Lien upon any of the properties or assets of EHT or any of the EHT Subsidiaries, except in the case of the foregoing clauses (ii), (iii) and (iv) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Lien that would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(6)Securities Laws. EHT is a “reporting issuer” in each of the provinces of Canada and is not on the list of reporting issuers in default under the Securities Laws of such provinces. EHT’s common shares are listed for trading on the CSE and quoted for trading on the OTCQX and are not listed for trading on any other securities exchange as a result of any application made by EHT. To EHT’s Knowledge, EHT is not subject to any continuous or periodic or other disclosure requirements under any securities Laws other than the Securities Laws. None of the EHT Subsidiaries is subject to any continuous or periodic, or other disclosure requirements under any Securities Laws or securities Laws. EHT is not in default of any material requirements of any Securities Laws or the rules and policies of the CSE or the OTCQX. EHT has not taken any action to cease to be a reporting issuer in any province of Canada or to deregister the EHT Shares under the rules or policies of the CSE or the OTCQX, nor has EHT received notification from any Securities Authority seeking to revoke the reporting issuer status of EHT or the registration of any class of securities of EHT. Other than as disclosed in Section (6) of the EHT Disclosure Letter, no delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of EHT is pending, in effect or, to EHT’s Knowledge, has been threatened, and, to EHT’s Knowledge, neither EHT nor any director, officer or past or present shareholder of EHT is currently subject to any formal review, enquiry, investigation or other proceeding by any Securities Authority or stock exchange relating to any such order or restriction or otherwise. No director or officer of EHT or any of the EHT Subsidiaries has received any objection from any Securities Authority or stock exchange as to his or her serving in any capacity as director or officer of any reporting issuer in a jurisdiction in Canada or the United States.
(7)Public Company Documents; Financial Statements.
(a)Other than as disclosed in Section (6) of the EHT Disclosure Letter, all forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), required to have been filed with or furnished to the applicable Securities Authorities by EHT since January 1, 2020 and all documents to be filed by or on behalf of EHT following the date of this Agreement until the Effective Time (collectively, the “EHT Public Company Documents”), have been or will be timely filed or furnished, as the case may be. As at their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), none of the EHT Public Company Documents contained any untrue statement of a material fact or omitted to state
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a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)The EHT Public Company Documents collectively constitute full, true and plain disclosure of all material facts relating to EHT up until the Effective Time. Other than as disclosed in Section (6) of the EHT Disclosure Letter, EHT has timely filed, and until the Effective Time will timely file, all forms, reports, statements, and documents, including financial statements and management’s discussion and analysis, required to be filed by EHT with the applicable Securities Authorities (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of NI 51-102) and the rules and policies of the CSE and the OTCQX.
(c)The financial statements (including related notes, if any) contained in the EHT Public Company Documents: (i) complied as to form in all material respects with the published rules and regulations of the Securities Authority applicable thereto; (ii) were prepared in accordance with IFRS, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (iii) fairly presented in all material respects the consolidated financial position of EHT and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of cash flows of EHT and its consolidated Subsidiaries for the periods covered thereby.
(d)Since the EHT Financial Statement Date, neither EHT nor any of the EHT Subsidiaries, has received or otherwise obtained, to the Knowledge of EHT, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of EHT or any of the EHT Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that EHT or any of the EHT Subsidiaries has engaged in questionable accounting or auditing practices.
(e)EHT’s auditors were and are independent in respect of EHT within the meaning of the rules of professional conduct applicable to auditors in Canada.
(f)There has not ever been any “reportable event” (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations) with EHT’s auditors.
(g)Neither EHT or any of the EHT Subsidiaries, nor, to the Knowledge of EHT, any director, officer, employee, auditor, accountant or representative of EHT or any of the EHT Subsidiaries, has since December 31, 2019, received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of EHT or any of the EHT Subsidiaries or their respective internal accounting controls, including that EHT or any of the EHT Subsidiaries has engaged in questionable accounting or auditing practices that are inconsistent with the IFRS or standard industry practice.
(8)Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon EHT or any of the EHT Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of EHT or any of the EHT Subsidiaries or Affiliates, any acquisition of property by EHT or any of the EHT Subsidiaries or Affiliates, or the conduct of business by EHT or any of the EHT Subsidiaries or Affiliates, as currently conducted (including following the transactions contemplated by this Agreement), except in each case as has not had or would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(9)Absence of Certain Changes. Other than in connection with the EHT Realization Process, (a) as at the date of this Agreement, EHT and the EHT Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, except for commercially reasonable
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actions taken outside the Ordinary Course or not consistent with past practice, in any such case, in response to material changes in product prices or the COVID-19 pandemic that did not have, and would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect; and (b) since the EHT Interim Financial Statement Date, there has not been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(10)Absence of Undisclosed Liabilities. Since the EHT Financial Statement Date, neither EHT nor any of the EHT Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with IFRS, except for: (a) liabilities reflected or reserved against in EHT’s consolidated balance sheets (or the notes thereto) included in the EHT Public Company Documents, (b) liabilities that have been incurred by EHT or any of the EHT Subsidiaries since the EHT Financial Statement Date in the Ordinary Course, (c) liabilities incurred in connection with the transactions contemplated by this Agreement and (d) liabilities which have not and would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. Neither EHT nor any of the EHT Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among EHT and any of the EHT Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in the instructions thereto of Form 51-102F1 of NI 51-102), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, EHT or any of the EHT Subsidiaries, in EHT’s consolidated financial statements or the EHT Public Company Documents.
(11)Litigation and Liabilities. Except as set out in Section (11) of the EHT Disclosure Letter, there is no pending Action (other than Actions involving employee and labour matters, environmental matters or Tax matters, which are covered solely by Section (12), Section (16) and Section (17), respectively) and, within the past twelve (12) months, to the Knowledge of EHT, no Person has threatened to commence any Action (other than Actions involving employee and labour matters, environmental matters or Tax matters, which are covered solely by Section (12), Section (16) and Section (17), respectively), against EHT or any of the EHT Subsidiaries or any of the material assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. There is no Order to which EHT or any of the EHT Subsidiaries, or any of the material assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(12)Employee and Labour Matters; Benefit Plans.
(a)Section (12)(a) of the EHT Disclosure Letter lists as at the date of this Agreement (i) all material pension, savings, retirement savings, bonus, retention bonus, commission, stock option, stock purchase, restricted stock, stock appreciation, stock incentive, deferred compensation, incentive compensation, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and supplemental retirement plans (including any group registered retirement savings plan), retiree plans, programs or other retiree coverage or arrangements, fringe benefit and other benefit plans, programs, Contracts, coverage, arrangements or policies and (ii) any material employment, executive compensation, change in control, severance pay, or termination pay plans, programs, Contracts, arrangements or policies, in each case, that is sponsored, contributed to, required to be contributed to or maintained by EHT or any of the EHT Subsidiaries as to which EHT or an EHT Subsidiary has any liability or contingent liability, in each case for the benefit of, or relating to, any former or current employee, officer or director of EHT or any of the EHT Subsidiaries or as to which EHT or any EHT Subsidiary has any
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material liability (all such plans, programs, Contracts or policies as described in this Section (12)(a), shall be collectively referred to in this Section (12) of Schedule “E” as the “EHT Benefit Plans”) except that the term EHT Benefit Plan shall not include any statutory plans with which the EHT is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable health tax, workers’ compensation and workers’ safety and employment insurance legislation. EHT has made available to SKYE, true and complete copies of the documents establishing the current terms for each written material EHT Benefit Plan, including all amendments and past versions of such documents that continue to be relevant with respect to any participants.
(b)None of the EHT Benefit Plans promises or provides post-termination or retiree benefits of any kind, including medical or life insurance benefits to any former or current employee of EHT or any of the EHT Subsidiaries (other than continuation coverage to the extent required by Law); (ii) all of the EHT Benefit Plans have been established, operated, administered, funded and maintained in all material respects in compliance with their terms, the terms of their trust or funding agreement, and all applicable Laws; (iii) all material contributions required to be made with respect to any EHT Benefit Plan on or before the date hereof have been made; (iv) there are no pending or, to the Knowledge of EHT, threatened claims by, on behalf of or relating to any of the EHT Benefit Plans or otherwise relating to an EHT Benefit Plan (other than routine claims for benefits) and EHT is not aware of any state of facts which could reasonably be expected to provide a valid basis for any of the foregoing, nor, to the knowledge of EHT, are any of the foregoing or any regulatory investigation, examination or audit pending or threatened; and (v) no EHT Benefit Plan is maintained for the benefit of employees, directors, or other individual service providers who work primarily outside of Canada.
(c)Other than as set out in Section 12(c) of the EHT Disclosure Schedule, the execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) (i) automatically cause or result in an increase in the amount of compensation or benefits or timing of vesting or payment of any benefits or compensation payable in respect of any former or current employee, officer or director of EHT or any of the EHT Subsidiaries; (ii) require the funding or securing of benefits under any EHT Benefit Plan or (iii) cause or result in an increase in the liabilities of SKYE or EHT or any of their respective Subsidiaries to any third Person on account of matters relating to compensation or benefits in respect of any former or current employee, officer or director of EHT or any of the EHT Subsidiaries.
(d)No EHT Benefit Plan provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount that would result in a loss of tax deductions pursuant to Section 280G of the Code.
(e)No EHT Benefit Plan is a “pension plan” as defined under the Tax Act or any pension legislation in any Canadian jurisdiction.
(f)There are no participating employers in any EHT Benefit Plan other than EHT and the EHT Subsidiaries.
(g)Neither EHT or any of the EHT Subsidiaries is party to or is otherwise bound to or is in the process of negotiating any labour agreements, collective bargaining agreements and any other labour-related agreements or arrangements with any union or other labour organization (collectively, “Labour Agreements”). Neither EHT nor any of the EHT Subsidiaries has any unions, employee representative bodies or other labour organizations which, to the Knowledge of EHT, represent any employees of EHT or any of the EHT Subsidiaries.
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(h)There is not now in existence, nor has there been since one (1) year prior to the date of this Agreement, any pending or, to the Knowledge of EHT, written threat of any: (i) strike, slowdown, stoppage, picketing or lockout against or affecting EHT or any of the EHT Subsidiaries; or (ii) labour-related demand for representation. There is not now in existence any pending or, to the Knowledge of EHT, threatened Action alleging or involving any violation of any employment-related, labour-related or benefits-related Law against, in respect of or relating to EHT, any of the EHT Subsidiaries or any EHT Benefit Plan, including claims arising under any such Law by any independent contractor or leased personnel; in each case except for such Actions that have not had and would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(i)To the Knowledge of EHT, no current or former employee of EHT or any of the EHT Subsidiaries at the level of Chief Operating Officer or above is in violation in any material respect, or has threatened a violation in any material respect, of any term or provision of any employment Contract, Labour Agreement, confidentiality or other proprietary information disclosure Contract arising out of or relating to such Person’s current or former employment or engagement by EHT or any of the EHT Subsidiaries.
(j)To the Knowledge of EHT, none of EHT’s or the EHT Subsidiaries’ employment, labour, benefits or other policies or practices applicable to any current or former employee, independent contractor or leased personnel of EHT or any of the EHT Subsidiaries are currently being audited or investigated by any Governmental Entity.
(k)None of EHT or any of the EHT Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of EHT or any of the EHT Subsidiaries that involves allegations relating to sexual harassment by an officer or employee of EHT or any of the EHT Subsidiaries at the level of Chief Operating Officer or above. To the Knowledge of EHT, in the last five (5) years, no allegations of sexual harassment have been made against any officer or employee of EHT or the EHT Subsidiaries at a level of Chief Operating Officer or above.
(l)To the Knowledge of EHT, each Person who is currently providing services to EHT or any of the EHT Subsidiaries, or who previously provided services to EHT or any of the EHT Subsidiaries, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by EHT or the EHT Subsidiaries. Each individual who is currently providing services to EHT or any of the EHT Subsidiaries through a third-party service provider, or who previously provided services to EHT or any of the EHT Subsidiaries through a third-party service provider, is not or was not an employee of EHT or any of the EHT Subsidiaries. None of EHT or any of the EHT Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company.
(m)Other than in connection with the EHT Realization Process, EHT and the EHT Subsidiaries have not engaged in layoffs, furloughs or employment terminations, whether temporary or permanent, since January 1, 2021, through the date hereof. EHT and the EHT Subsidiaries have no plans to engage in any layoffs, furloughs or employment terminations, whether temporary or permanent, within the next six months.
(n)Except as provided in Section (12)(n) of the EHT Disclosure Letter, neither EHT nor any of the EHT Subsidiaries has applied for a loan under the Canada Emergency Business Account (CEBA) program. EHT and the EHT Subsidiaries have complied in all material respects as applicable with the requirements of any applicable federal, provincial or local stay-at-home orders (i.e., directives that order residents to stay at home unless performing certain essential activities).
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(13)Compliance with Laws.
(a)Each of EHT and the EHT Subsidiaries are and, since December 31, 2019, have been conducting the businesses and operations of EHT and the EHT Subsidiaries in compliance with all applicable Laws (other than compliance with (i) Environmental Laws, which is covered solely by Section (16), (ii) Tax Laws, which is covered solely by Section (17), (iii) Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money-Laundering Laws, which are covered solely by Section (23)(a)), and (iv) Food and Drug Laws, which are covered solely by Section (23)(c), except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. Since December 31, 2019, neither EHT nor any of the EHT Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(b)Each of EHT and the EHT Subsidiaries is in possession of all EHT Permits (other than Permits required under Environmental Laws, which are covered solely by Section (16) and Permits required under Food and Drug Laws, which are covered solely by Section (23)(c)) necessary for them to own, lease and (if applicable) operate their respective properties or otherwise to carry on their respective businesses as they are now being conducted, and all such EHT Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by EHT of any of the EHT Permits is pending or, to the Knowledge of EHT, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the EHT Permits would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. EHT and the EHT Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the EHT Permits, except failures so to comply that would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(c)(i) During the time period during which EHT was required to file reports with the SEC under Section 15(d) of the U.S. Exchange Act, each of EHT and the EHT Subsidiaries and, to the Knowledge of EHT, its and their respective directors and officers, was in compliance in all material respects with the provisions of SOX and the related rules and regulations promulgated thereunder or under the U.S. Exchange Act and (ii) other than as disclosed in Section (13)(c) of the EHT Disclosure Letter, EHT is in compliance in all material respects with the listing and corporate governance rules and regulations of the CSE and the OTCQX, in each case in the foregoing clauses (i) and (ii) as such provisions, rules and regulations are applicable to such Person.
(14)Material Contracts.
(a)All Contracts, including amendments thereto, required to be filed by EHT with applicable Governmental Entities pursuant to Canadian Securities Laws have been so filed as at the date hereof, and no such Contract has been amended or modified (or further amended or modified, as applicable) since the date such Contract or amendment was filed.
(b)Section (14)(b) of the EHT Disclosure Letter sets forth a correct and complete list, and EHT has made available to SKYE correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto), of each of the following Contracts to which EHT or any of the EHT Subsidiaries is a party or bound as at the date hereof:
(i)each Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially
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restricts the ability of EHT or any of the EHT Subsidiaries to (A) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;
(ii)each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (A) Indebtedness for borrowed money in any amount in excess of $250,000 or (B) other Indebtedness of EHT or any of the EHT Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000, other than Contracts solely between or among EHT and the EHT Subsidiaries;
(iii)each Contract for EHT Owned Real Property or EHT Leased Real Property (involving annual payments in excess of $250,000 or aggregate payments in excess of $250,000 that are not terminable without penalty or other liability to EHT or any of the EHT Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within 60 days;
(iv)each Contract involving the pending acquisition, swap, exchange, sale or other disposition of (or option to purchase, acquire, swap, exchange, sell or dispose of) any asset of EHT or any EHT Subsidiary for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from EHT or any EHT Subsidiary exceeds ;
(v)each Contract for any Derivative Product;
(vi)each material partnership, stockholder, joint venture, limited liability company agreement or other joint ownership agreement, other than with respect to arrangements exclusively among EHT and/or its wholly-owned Subsidiaries;
(vii)each joint development agreement or program agreement or similar Contract requiring EHT or any of the EHT Subsidiaries to make annual expenditures in excess of $250,000 or aggregate payments in excess of $250,000 (in each case, net to the interest of EHT and the EHT Subsidiaries) following the date of this Agreement;
(viii)each agreement that contains any exclusivity, “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, to which EHT or any of the EHT Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of EHT and the EHT Subsidiaries, taken as a whole;
(ix)any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that would reasonably be expected to result in (1) earn out payments, contingent payments or other similar obligations to a third party (but excluding indemnity payments) in any year in excess of $250,000 or (2) earn out payments, contingent payments or other similar obligations to a third party, including indemnity payments, in excess of $250,000 in the aggregate after the date hereof;
(x)any Contract (other than any other Contract otherwise covered by this Section (14)(b) that creates future payment obligations (including settlement agreements or Contracts that require any capital contributions to, or investments in, any Person) of EHT or any of the EHT Subsidiaries outside the Ordinary Course, in each case, involving annual payments in excess of $250,000 or aggregate payments in excess of $250,000, or creates or would create a Lien on
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any material asset or property of EHT or any of the EHT Subsidiaries (other than Permitted Liens);
(xi)any Labour Agreement;
(xii)any Contract which is between EHT or any of the EHT Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent (5%) or more of the shares of EHT’s capital stock (or any Affiliates of any such Person) on the other hand involving aggregate annual payments in excess of $250,000, other than compensation arrangements with the directors on the EHT Board in their capacity as such; or
(xiii)each Contract or EHT’s Organizational Document that would, on or after the Effective Date, prohibit or restrict the ability of the surviving corporation or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to the surviving corporation or any of its Subsidiaries, make loans or advances or transfer any of its properties or assets.
(c)The Contracts described in the foregoing clauses (a) and (b), together with all exhibits and schedules to such Contracts, as amended through the date hereof, are referred to herein as “EHT Material Contracts.”
(d)Each EHT Material Contract is valid and binding on EHT or the EHT Subsidiary party thereto, as the case may be, and, to the Knowledge of EHT, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term or (ii) such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect, in each case subject to Enforceability Exceptions, and, except for the EHT Material Contracts set forth in Section (14)(b)(xii) of the EHT Disclosure Letter, is the product of fair and arms’ length negotiations between each of the parties to such EHT Material Contracts.
(e)Neither EHT nor any of the EHT Subsidiaries is in breach of, or default under the terms of, and, to the Knowledge of EHT, no other party to any EHT Material Contract is in breach of, or default under the terms of, any EHT Material Contract, nor is any event of default (or similar term) continuing under any EHT Material Contract, and, to the Knowledge of EHT, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any EHT Material Contract, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(15)Title to Properties.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect, (i) EHT and the EHT Subsidiaries have good, valid and defensible title to all real property owned by EHT or any of the EHT Subsidiaries (collectively, the “EHT Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by EHT or any of the EHT Subsidiaries (collectively, including the improvements thereon, the “EHT Leased Real Property,” and, together with the EHT Owned Real Property, the “EHT Real Property”) free and clear of all Liens, except Permitted Liens; (ii) each Contract under which EHT or any of the EHT Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant with respect to EHT Leased Real Property (each, an “EHT Real Property Lease”), to the
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Knowledge of EHT, is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Enforceability Exceptions, and neither EHT nor any of the EHT Subsidiaries, or to the Knowledge of EHT, any other party thereto, has received written notice of any default under any EHT Real Property Lease; (iii) there does not exist any pending or, to the Knowledge of EHT, threatened, condemnation or eminent domain proceedings that affect any of the EHT Owned Real Property or EHT Leased Real Property; (iv) the facilities and operations of the business of EHT and the EHT Subsidiaries do not contravene any EHT Real Property Lease pursuant to which EHT or an EHT Subsidiary is a tenant; and (v) the facilities and operations of the business of EHT and the EHT Subsidiaries undertaken at each EHT Real Property are in compliance with any applicable zoning regulation pursuant to any applicable Law.
(b)Except as would not reasonably be expected to, individually or in the aggregate have an EHT Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements burdening or affecting any portion of the EHT Owned Real Property, (ii) except for such arrangements solely between or among EHT and the EHT Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other party to purchase any EHT Owned Real Property or any portion thereof or interest therein, (iii) neither EHT nor any of the EHT Subsidiaries is currently leasing, subleasing, licensing or otherwise granting any Person the right to use or occupy all or any portion of any EHT Real Property and (iv) the EHT Real Property constitutes all of the real estate used in the operation of the respective businesses of EHT and the EHT Subsidiaries.
(16)Environmental Matters.
(a)Since December 31, 2019, each of EHT and the EHT Subsidiaries has been, and currently is in compliance with, all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by EHT and the EHT Subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except for matters that have been fully resolved with the applicable Governmental Entity or where failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect. EHT and the EHT Subsidiaries have not received any written communication from a Governmental Entity alleging that EHT and the EHT Subsidiaries are not in such compliance (giving effect to such qualifications), and, to the Knowledge of EHT, there are no past or present activities, conditions or circumstances that would be reasonably likely to give rise to non-compliance or prevent or interfere with such compliance (giving effect to such qualifications) in the future.
(b)To the Knowledge of EHT, there has been no past or present Release of any Hazardous Substance which could form the basis of any Environmental Claim against EHT or any of the EHT Subsidiaries which would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(c)There is no Environmental Claim pending or, to the Knowledge of EHT, threatened against EHT or any of the EHT Subsidiaries which would reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect.
(17)Taxes.
(a)Except as set out in Section (17) of the EHT Disclosure Letter or would not have, individually or in the aggregate, an EHT Material Adverse Effect:
(i)all Tax Returns required to be filed by EHT or any of the EHT Subsidiaries on or prior to the date hereof have been timely filed (taking into account any valid
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extension of time within which to file), and all such Tax Returns were true, correct and complete in all material respects;
(ii)EHT and each of the EHT Subsidiaries has timely paid all Taxes it has been required to pay prior to the date hereof under applicable Laws (whether or not shown on any Tax Return);
(iii)the EHT Financial Statements reflect an adequate reserve in accordance with IFRS for all Taxes payable by EHT and the EHT Subsidiaries for all taxable periods (and portions thereof) through the EHT Financial Statement Date;
(iv)there are no Actions pending or to the knowledge of EHT, threatened against EHT or any of the EHT Subsidiaries in respect of any Taxes;
(v)there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any Tax Return, payment of any Tax by EHT or any of the EHT Subsidiaries in which any Taxing Authority may assess, reassess or collect Taxes for which EHT or any of the EHT Subsidiaries may be liable;
(vi)EHT and each of the EHT Subsidiaries has complied in all material respects with the inter-company transfer pricing provisions of each applicable Law relating to Taxes and disclosure requirements thereunder;
(vii)EHT and each of the EHT Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it prior to the date hereof (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any EHT Employee, officer or director and any non-resident Person) and has duly and timely remitted in all material respects to the appropriate Taxing Authority such Taxes and other amounts required by Law to be remitted by it;
(viii)no claim has been made by any Taxing Authority in a jurisdiction where EHT or the EHT Subsidiaries do not file Tax Returns that either EHT or the EHT Subsidiaries are or may be subject to Taxes by that jurisdiction;
(i)EHT is not and since November 19, 2014 has not been a U.S. real property holding corporation within the meaning of Section 897 of the Code; and
(ii)EHT and each of the EHT Subsidiaries have made available to SKYE true, correct and complete copies of all material Tax Returns filed by or on behalf of EHT and each of the EHT Subsidiary, and all material written communications to or from any Governmental Entity relating to Taxes within the two year period ending on the date hereof.
(b)As of the date hereof, neither EHT nor any of the EHT Subsidiaries (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (ii) is a “controlled foreign corporation” within the meaning of Section 957 of the Code, (iii) is engaged in trade or business within the United States (as determined for U.S. federal income Tax purposes) or (iv) owns any assets the income or gain from which, on a disposition, would be sourced to the United States (as determined for U.S. federal income Tax purposes). None of the EHT Subsidiaries is a “United States shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a), Section 951A, Section 956 or 965 of the Code. Neither EHT nor any EHT Subsidiary owns any “United States property” that could, if such Person were treated as a “controlled foreign corporation”
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within the meaning of Section 957 of the Code, result in an inclusion of income under Section 956 of the Code. Neither EHT nor any EHT Subsidiary owns any interest in “United States real property” within the meaning of Section 897 of the Code.
(18)Insurance. Section (18) of the EHT Disclosure Letter sets forth (i) a list of the material insurance policies (including directors and officers liability insurance) covering EHT and the EHT Subsidiaries as at the date hereof and (ii) pending claims under such policies as at the date of this Agreement. Except for failures to maintain insurance that have not had and would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect, from December 31, 2019, through the date of this Agreement, each of EHT and the EHT Subsidiaries has been continuously insured with recognized insurers or has self-insured. Neither EHT nor any of the EHT Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of EHT or any of the EHT Subsidiaries.
(19)Intellectual Property; IT and Data Privacy & Security.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, an EHT Material Adverse Effect: (i) each of EHT and the EHT Subsidiaries owns or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property used or held for use in, or necessary to conduct, the business of EHT and the EHT Subsidiaries as currently conducted; (ii) the transactions contemplated by this Agreement will not result in the loss of any rights in Intellectual Property used or held for use in, or necessary to conduct, the business of EHT and the EHT Subsidiaries as currently conducted; (iii) to EHT’s Knowledge, the conduct of the business of EHT and the EHT Subsidiaries, since December 31, 2019, has not infringed upon, misappropriated or otherwise violated, and is not infringing upon, misappropriating or otherwise violating any Intellectual Property of any other Person; and (iv) each of EHT and the EHT Subsidiaries takes and has taken commercially reasonable actions to protect the proprietary rights in its Intellectual Property and the trade secrets of other Persons possessed by EHT and the EHT Subsidiaries, and, since December 31, 2019, there has been no unauthorized loss of trade secret rights in any such trade secrets due to acts or omissions by EHT or any of the EHT Subsidiaries.
(b)EHT and each of the EHT Subsidiaries complies, and during the past three years has complied, in all material respects, with applicable Privacy Law. Neither EHT nor any of the EHT Subsidiaries have been notified in writing of, or is the subject of, any complaint or Action or to EHT’s knowledge, any, regulatory investigation related to processing of Personal Information by any Governmental Entity regarding any actual or possible violations of any Privacy Law by or with respect to EHT or any of the EHT Subsidiaries.
(c)EHT and each of the EHT Subsidiaries employs commercially reasonable organizational, administrative, physical and technical safeguards that comply in all material respects with applicable Privacy Law to protect the EHT Data within its custody or control. EHT and each of the EHT Subsidiaries has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including but not limited to notification to Governmental Entities), necessary for the processing (including international and onward transfer) of all Personal Information in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder.
(d)To the Knowledge of EHT, neither EHT nor any of the EHT Subsidiaries has suffered a security breach with respect to any EHT Data and to EHT’s Knowledge, there has been no unauthorized or illegal use of or access to any EHT Data. Neither EHT nor any of the EHT Subsidiaries has notified, or to EHT’s Knowledge been required to notify, any person of any information security breach involving Personal Data. To EHT’s Knowledge, the EHT Systems have had no material errors or defects that have not been fully remedied and contain no code designed to disrupt, disable, harm, distort or
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otherwise impede in any manner the legitimate operation of such EHT Systems (including what are sometimes referred to as “viruses”, “worms”, “time bombs” or “back doors”) that have not been removed or fully remedied. Neither EHT nor any of the EHT Subsidiaries have experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of its business that affected the business for more than one calendar week, and attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any Software or the EHT Systems.
(20)Related Party Transactions. Except for the EHT Benefit Plans, there are no Contracts or understandings that are in existence as at the date of this Agreement between, on the one hand, EHT or any of the EHT Subsidiaries and, on the other hand, any (x) present executive officer or director of EHT or any of the EHT Subsidiaries or any Person that has served as an executive officer or director of EHT or any of the EHT Subsidiaries within the last three years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the EHT Shares as at the date of this Agreement or (z) to the Knowledge of EHT, any Affiliate of any such officer, director or owner (other than EHT or any of the EHT Subsidiaries).
(21)Financial Advisor. Except for Evans & Evans (the fees and expenses of which will be paid by EHT and are reflected in its engagement letter with EHT), neither EHT nor any of the EHT Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement or any of the other transactions contemplated by this Agreement. EHT has furnished to SKYE an accurate and complete copy of EHT’s engagement letter with Evans & Evans relating to the Arrangement.
(22)Opinion of Financial Advisor. Evans & Evans, EHT’s financial advisor, has delivered to the EHT Board on or prior to the date of this Agreement its opinion in writing or orally, in which case such opinion will be subsequently confirmed in writing, to the effect that, as at the date thereof and based upon and subject to the factors and assumptions set forth therein, the Consideration is fair, from a financial point of view, to EHT Shareholders.
(23)Regulatory Matters.
(a)Anti-Corruption, Economic Sanctions/Trade and Money-Laundering Laws.
(i)Except as would not, individually or in the aggregate, be reasonably likely to have an EHT Material Adverse Effect, since December 31, 2019, none of EHT, nor any of the EHT Subsidiaries, nor, to the Knowledge of EHT, any EHT or EHT Subsidiary director, officer, employee, representative, agent, nor, to the Knowledge of EHT, any third party representative or other Person acting for or on behalf of EHT or any of the EHT Subsidiaries, has (i) violated any applicable Anti-Corruption Law, Economic Sanctions/Trade Laws or Money-Laundering Laws; (ii) illegally offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any Person otherwise acting in an official capacity for or on behalf of a Governmental Entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such Person, a “Government Official”) (A) for the purpose of (1) influencing any act or decision of a Government Official or any other Person in his or her official capacity, (2) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper
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advantage, (4) inducing a Government Official or any other Person to influence or affect any act or decision of any Governmental Entity or (5) assisting EHT, any of the EHT Subsidiaries, or any EHT or EHT Subsidiary director, officer employee, agent, representative or any other Person acting on behalf of EHT or any of the EHT Subsidiaries in obtaining or retaining business or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage; or (iii) engaged in business with persons in or from such countries or who otherwise appear on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any other sanctions list maintained by the U.S. government in violation of applicable law.
(ii)Except as would not, individually or in the aggregate, be reasonably likely to have an EHT Material Adverse Effect, since December 31, 2019, EHT and the EHT Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money-Laundering Laws.
(iii)EHT does not engage in the production, design, testing, manufacture, fabrication, or development of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including any implementing regulations thereof (collectively, the “DPA”).
(b)Regulatory Compliance. EHT and the EHT Subsidiaries are in compliance in all material respects with all applicable rules, regulations and policies of Health Canada or any federal, provincial, state, municipal, local or foreign governmental or regulatory authority in Canada or any other country with similar authority, performing similar functions and having jurisdiction over EHT, the EHT Subsidiaries or any of their respective businesses or property.
(c)Compliance with Food and Drug Laws. Other than as disclosed in Section 23(c) of the EHT Disclosure Schedule, each of EHT, the EHT Subsidiaries, and, to the Knowledge of EHT, their respective directors, officers and employees: (i) is in compliance with all applicable food and drug Laws, including, without limitation, the Food and Drugs Act (Canada), the Controlled Drugs and Substances Act (Canada), and the Cannabis Act (Canada), and all regulations thereunder, including, without limitation, the Natural Health Products Regulations, the Narcotic Control Regulations, and the Cannabis Regulations (“Food and Drug Laws”); (ii) has not received any written correspondence or notice from any Governmental Entity (including Health Canada) alleging or asserting noncompliance with any applicable Laws or the EHT Permits, including all EHT Licenses; (iii) possesses all Permits required for the conduct of its business in the markets in which it operates, and such Permits are valid, in good standing and in full force and effect, and EHT, the EHT Subsidiaries, and, to the Knowledge of EHT, all directors, officers and employees of each are not in violation of any term of any such Permit; (iv) has not received written notice of any pending or threatened Action or other action from any Governmental Entity (including Health Canada) alleging that any operation or activity of EHT, the EHT Subsidiaries, or, to the Knowledge of EHT, any of their directors, officers and/or employees is in violation of any applicable Laws or the EHT Permits and has no reason to believe that any such Governmental Entity is considering any such Legal Proceeding or other action; (v) has not received written notice that any Governmental Entity has taken, is taking, or intends to take action to limit, suspend, modify, cancel, terminate or revoke any EHT Permits, or to require a recall of any products or to investigate or inspect the facilities or operations of EHT or the EHT Subsidiaries, and has no reason to believe that any such Governmental Entity is considering taking or would have reasonable grounds to take such action; and (vi) has, or
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has had on its behalf, filed, declared, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any applicable Laws or EHT Permits and to keep such Permits in good standing and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission) except, in all such cases, as would not reasonably be expected to have an EHT Material Adverse Effect. Neither EHT nor any EHT Subsidiary has received any written notice or communication from Health Canada (or similar Governmental Entity) alleging an unrectified defect, an issue requiring an unrectified recall or quarantine of product (whether voluntary, required or otherwise) or claim in respect of any products supplied or sold by EHT or any EHT Subsidiary and, to EHT’s Knowledge, there are no circumstances that would give rise to any reports, recalls, public disclosure, announcements or customer communications that are required to be made by EHT or any EHT Subsidiary in respect of any products supplied or sold by EHT or any EHT Subsidiary, except in each case as would not reasonably be expected to have an EHT Material Adverse Effect. All product research and development activities, quality assurance, quality control, testing, and research and analysis activities, conducted by EHT and each EHT Subsidiary in connection with their business is conducted in accordance applicable Laws in all material respects. Other than as disclosed in Section 23(c) of the EHT Disclosure Schedule, each individual employed by or associated with EHT and the EHT Subsidiaries in a key position required to hold security clearance under the Cannabis Act (Canada) and the Cannabis Regulations (Canada) thereunder in order to maintain any material EHT Permits holds such clearance. The products of EHT and the Subsidiaries are harvested, cultivated, processed, manufactured, tested, packaged and labeled at facilities which are in compliance in all material respects with good manufacturing practices and good production practices prescribed by applicable Laws, including good manufacturing practices and good production practices that are acceptable to Health Canada, and all such products materially comply with and meet, and are marketed and distributed in material compliance with, industry specific standards set by relevant Governmental Entities and satisfy all product safety and packaging standards necessary to permit their sale in each jurisdiction in which they are sold.
(d)Investment Company Act. EHT is not required to be registered as an “investment company” under the U.S. Investment Company Act of 1940, as amended.
(e)Investment Canada Act. EHT is not engaged in any of the “cultural business” activities described in subsection 14.1(6) of the Investment Canada Act.
(f)Competition Act (Canada). Neither the aggregate value of the assets in Canada that are owned by EHT or by entities controlled by EHT nor the gross revenues from sales in or from Canada generated by such assets exceeds $93,000,000, as calculated in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.
(24)Insolvency. No act or proceeding has been taken by or against EHT or any EHT Subsidiary in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of EHT or any EHT Subsidiary, as applicable, or for the appointment of a trustee, receiver, manager or other administrator of EHT or any EHT Subsidiaries, as applicable, or any of their properties or assets nor, to the Knowledge of EHT, is any such act or proceeding threatened. None of EHT or any EHT Subsidiary has not sought protection under any applicable bankruptcy or insolvency legislation. None of EHT or any EHT Subsidiary nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of EHT or any EHT Subsidiary to
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conduct its business in all material respects as it has been carried on prior to the date hereof, or would reasonably be expected.
(25)Accuracy of Books and Records. The financial books and records of EHT and each of the EHT Subsidiaries fairly and correctly set out and disclose in all material respects, in accordance with IFRS, if required, its financial position as at the date hereof and all material financial transactions have been accurately recorded in such books and records on a consistent basis and in conformity with IFRS, if required. All material records, systems, data or information (including any digital, electronic, mechanical, photographic or other technological process or device whether computerized or not) required to operate the business of EHT are in the full possession and control of and are owned exclusively by EHT or the EHT Subsidiaries.
(26)No Additional Representations.
(a)EHT acknowledges and agrees that, except for the representations and warranties contained in Schedule “D” or the SKYE Support Agreements (in each case, such exception solely with respect to the Persons party thereto) (i) neither SKYE, the SKYE Subsidiaries, nor any of their respective Affiliates or Representatives makes or has made, nor is EHT relying on, and EHT expressly disclaims any reliance on, any representation or warranty, either express or implied, of any kind whatsoever, including without limitation any representation or warranty concerning (x) SKYE, or any SKYE Subsidiary; (y) any of SKYE’s, or any of the SKYE Subsidiaries’ respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise), or prospects; or (z) the Arrangement and the other transactions contemplated by this Agreement, and (ii) SKYE, the SKYE Subsidiaries, and each of their respective Affiliates and Representatives hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by SKYE, the SKYE Subsidiaries, and each of their respective Affiliates and Representatives (including any opinion, information, projection, or advice that may have been or may be provided to EHT by any Representative of SKYE or any of the SKYE Subsidiaries or Affiliates).
(b)Without limiting the generality of Section (26)(a) above, EHT acknowledges and agrees that (i) in connection with its investigation of SKYE and the SKYE Subsidiaries, EHT has received from or on behalf of SKYE or the SKYE Subsidiaries certain projections, including projected statements of operating revenues and income from operations of SKYE and the SKYE Subsidiaries and certain business plan information of SKYE and the SKYE Subsidiaries, (ii) there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that EHT is familiar with such uncertainties, and that EHT is taking full responsibility for making its own evaluation of the adequacy and accuracy and completeness of all estimates, projections, and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts), (iii) neither SKYE nor any of the SKYE Subsidiaries, Affiliates, or Representatives makes any representations or warranties whatsoever with respect to such estimates, projections, and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts), and EHT has not relied thereon, and (iv) neither EHT nor any of its Affiliates will have claim against SKYE or the SKYE Subsidiaries, or any other Person with respect thereto.
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Schedule “F”
REPRESENTATIONS AND WARRANTIES OF SKYE
(1)Organization, Good Standing and Qualification.
(a)SKYE is duly organized, validly existing and in good standing under the Laws of the State of Nevada. SKYE has all requisite corporate power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. SKYE is qualified to do business, is up-to-date in respect of all material corporate filings and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(b)Each of the SKYE Subsidiaries is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. Each of the SKYE Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. Each of the SKYE Subsidiaries is qualified to do business, is up-to-date in respect of all material corporate filings and, to the extent such concept is applicable, is in good standing as a foreign corporation or other Person in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(c)SKYE has delivered or made available to EHT accurate and complete copies of the Organizational Documents of SKYE and each SKYE Subsidiary that constitutes a “significant subsidiary” of SKYE as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as at the date hereof, each as amended to the date hereof, and each as so delivered is in full force and effect. Neither SKYE nor any of the SKYE Subsidiaries is in material default of the performance, observance or fulfillment of any of the provisions of its respective Organizational Documents. No steps or proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of SKYE or any of the SKYE Subsidiaries and no board approvals have been given to commence any such proceeding.
(d)Section (1)(d) of the SKYE Disclosure Letter sets forth SKYE’s and each SKYE Subsidiary’s capital stock, equity interests or other direct or indirect ownership interests in any other Person other than capital stock, equity interests or other direct or indirect ownership interests or securities of direct or indirect wholly-owned Subsidiaries of SKYE. All such capital stock, equity interests or other direct or indirect ownership interests (i) have, to the Knowledge of SKYE, been validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the applicable Organizational Documents) and nonassessable (if such entity is a corporate entity) and (ii) are owned by SKYE, by one or more SKYE Subsidiary or by SKYE and one or more of the SKYE Subsidiaries, in each case free and clear of all Liens.
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(2)Capital Structure.
(a)As at May 11, 2022, the authorized capital stock of SKYE consists of 5,000,000,000 shares of SKYE Common Stock and 50,000,000 shares of SKYE Preferred Stock. As at May 11, 2022, (i) 495,925,112 shares of SKYE Common Stock are issued and outstanding, (ii) no SKYE Shares are held in SKYE’s treasury, (iii) no SKYE Shares are held by any of the SKYE Subsidiaries, (iv) 55,519,595 shares of SKYE Common Stock are issuable pursuant to the SKYE Benefit Plans, which includes: 34,365,000 shares SKYE Common Stock issuable in respect of SKYE Options and 4,000,000 shares of SKYE Common Stock are issuable in respect of SKYE RSUs, and 17,154,595 shares of SKYE Common Stock are reserved for the grant of additional awards under SKYE Benefit Plans; (v) 136,187,225 shares of SKYE Common Stock are issuable pursuant to the SKYE Warrants, as set forth in Section (2)(d) of the SKYE Disclosure Letter; and (vi) 5,501,403 shares of SKYE Common Stock underlying the SKYE Credit Facility and accrued interest balance thereon. All of the outstanding shares of SKYE Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right, and all shares of SKYE Common Stock which may be issued pursuant to the exercise or vesting of SKYE RSUs, SKYE Options and SKYE Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right. There are no phantom stocks or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of SKYE and there are no outstanding stock appreciation rights with respect to the capital stock of SKYE. Other than SKYE Shares and SKYE Preferred Stock, there are no other authorized classes of capital stock of SKYE.
(b)Other than the SKYE Support Agreements, there are no voting trusts or other agreements or understandings to which SKYE, any of the SKYE Subsidiaries or, to the Knowledge of SKYE, any of their respective executive officers or directors is a party with respect to the voting of SKYE Shares or the capital stock or other equity interests of any of the SKYE Subsidiaries.
(c)Other than the SKYE RSUs, the SKYE Options, the SKYE Warrants and the shares of SKYE Common Stock issuable pursuant to the terms of the SKYE Credit Facility, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which SKYE or any of the SKYE Subsidiaries is a party obligating SKYE or any of the SKYE Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of SKYE or any of the SKYE Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any of the SKYE Subsidiaries. At the Effective Time, other than the SKYE RSUs, the SKYE Options, the SKYE Warrants and the shares of SKYE Common Stock issuable pursuant to the terms of the warrants issued under the SKYE Credit Facility, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which SKYE or any of the SKYE Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of SKYE or any of the SKYE Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or any other such securities or agreements. Each SKYE Option issued with respect to Common Stock was granted with a per-share exercise price not less than the fair market value of a share of Common Stock on the date of grant.

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(d)Section (2)(d) of the SKYE Disclosure Letter (i) lists each of the SKYE Subsidiaries and their respective jurisdictions of organization and (ii) designates which of the SKYE Subsidiaries are “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC.
(e)Other than the SKYE Credit Facility, there are no outstanding bonds, debentures, notes or other Indebtedness of SKYE or any of the SKYE Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of SKYE or any of the SKYE Subsidiaries may vote.
(3)Corporate Authority; Approval.
(a)SKYE has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to the receipt of SKYE Shareholder Approval, to consummate the Arrangement and the other transactions contemplated hereby. The execution and delivery of this Agreement by SKYE and the consummation by SKYE of the Arrangement and of the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of SKYE (subject to obtaining the Regulatory Approvals, the Interim Order and the Final Order).
(b)The SKYE Board has, based upon the recommendation of the SKYE Special Committee, unanimously (i) determined that this Agreement, the Arrangement and the other transactions contemplated by this Agreement are in the best interests of, and are advisable to, SKYE and the SKYE Shareholders, (ii) approved and declared advisable this Agreement, the Arrangement and the other transactions contemplated by this Agreement, (iii) approved and declared advisable the EHT Support Agreements and the transactions contemplated thereby, and (iv) resolved to make the SKYE Board Recommendation. Such resolutions of the SKYE Board have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by SKYE and, assuming the due execution and delivery of this Agreement by SKYE, constitutes the legal, valid and binding obligation of SKYE, enforceable against SKYE in accordance with its terms, subject to the Enforceability Exceptions.
(4)No Vote Required. There are no votes of the SKYE Shareholders required under applicable Law to adopt this Agreement and otherwise approve and consummate the Arrangement and the other transactions contemplated by this Agreement and as set forth herein.
(5)Governmental Filings; No Violations; Etc.
(a)Other than the filings, notices, waiting periods or approvals required by (i) Section 4.4 of this Agreement, including the Interim Order and any approvals required thereunder and the Final Order, (ii) the Required Regulatory Approvals, (iii) the U.S. Exchange Act, (iv) the Listing Statement and (v) the OTCQB rules and regulations, no consent, approval, Order, license, Permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to SKYE or any of the SKYE Subsidiaries in connection with the execution and delivery of this Agreement, the performance by SKYE of its obligations under this Agreement and the consummation by SKYE of the Arrangement and the other transactions contemplated hereby, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(b)The execution and delivery of this Agreement by SKYE does not, and the consummation of the Arrangement and the other transactions contemplated hereby will not (with or

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without notice or lapse of time or both), (i) violate or conflict with any provision of SKYE’s Organizational Documents, (ii) subject to the filings, notices, waiting periods or approvals contemplated by Section (4)(a), violate or conflict with any Laws or any Order applicable to SKYE or any of the SKYE Subsidiaries or any of their respective assets or properties, (iii) subject to obtaining the third-party consents and approvals set forth in Section (4)(a) of the SKYE Disclosure Letter, in each case, prior to or at the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the assets of SKYE or any of the SKYE Subsidiaries pursuant to any provisions of any mortgage, indenture, deed of trust, Permit, concession, lease, instrument, obligation or other Contract of any kind to which SKYE or any of the SKYE Subsidiaries is now a party or by which it or any of its assets may be bound, or (iv) result in the creation of any Lien upon any of the properties or assets of SKYE or any of the SKYE Subsidiaries (including EHT and the EHT Subsidiaries following the Arrangement) except, in the case of the foregoing clauses (ii), (iii) and (iv) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Lien that would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(6)Securities Laws. The SKYE Common Stock is quoted for trading on the OTCQB and are not listed for trading on any other securities exchange as a result of any application made by SKYE. To SKYE’s Knowledge, SKYE is not subject to any continuous or periodic or other disclosure requirements under any securities Laws other than the Securities Laws. None of the SKYE Subsidiaries is subject to any continuous or periodic, or other disclosure requirements under any Securities Laws or securities Laws, including, without limitation, the laws of the United States. SKYE is not in default of any material requirements of any Securities Laws or the rules and policies of the OTCQB. SKYE has not taken any action to deregister the SKYE Common Stock under the rules or policies of the OTCQB, nor has SKYE received notification from any Securities Authority seeking to revoke the reporting issuer status of SKYE or the registration of any class of securities of SKYE. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of SKYE is pending, in effect or, to SKYE’s Knowledge, has been threatened, and, to SKYE’s Knowledge, neither SKYE nor any director, officer or past or present shareholder of SKYE is currently subject to any formal review, enquiry, investigation or other proceeding by any Securities Authority or stock exchange relating to any such order or restriction or otherwise. No director or officer of SKYE or any of the SKYE Subsidiaries has received any objection from any Securities Authority or stock exchange as to his or her serving in any capacity as director or officer of any reporting issuer in a jurisdiction in Canada or the United States.
(7)SKYE SEC Documents; Financial Statements.
(a)All forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), required to have been filed with or furnished to applicable Securities Authorities by SKYE since January 1, 2019 (the “SKYE SEC Documents”) have been or will be timely filed or furnished, as the case may be, and complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto. None of the SKYE SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by SKYE to the

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SEC solely for the purposes of complying with Regulation FD promulgated under the U.S. Exchange Act.
(b)The SKYE Common Stock is registered pursuant to Section 12(g) of the U.S. Exchange Act, and SKYE has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the SKYE Common Stock under the U.S. Exchange Act nor has SKYE received any notification that the SEC is contemplating terminating such registration. Other than as set out in Section 7(b) of the SKYE Disclosure Letter, SKYE has not received any correspondence from the SEC that is not publicly available on EDGAR, SKYE has timely filed, all forms, reports, statements, and documents, including financial statements and management’s discussion and analysis, required to be filed by SKYE with the applicable Securities Authorities and the rules and policies of the OTCQB.
(c)The financial statements (including related notes, if any) contained in the SKYE SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of SKYE and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of SKYE and its consolidated Subsidiaries for the periods covered thereby. All disclosures made by SKYE regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply with Regulation G of the U.S. Exchange Act and Item 10 of Regulation S-K of the U.S. Securities Act, to the extent applicable.
(d)SKYE maintains a system of disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the U.S. Exchange Act) that complies with the requirements of the U.S. Exchange Act. SKYE’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by SKYE in reports that it files or submits under the U.S. Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to SKYE’s management as appropriate to allow timely decisions regarding required disclosure. Except as disclosed in the SKYE SEC Documents, SKYE maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the U.S. Exchange Act). Except as permitted by the SEC with respect to newly acquired businesses (as defined in Article 11-01(d) of Regulation S-X of the U.S. Exchange Act) that comply with the requirements of the U.S. Exchange Act. SKYE’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of SKYE, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of SKYE are being made only in accordance with authorizations of management and directors of SKYE (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of SKYE’s assets that could have a material effect on its financial statements (iv) provide reasonable assurance that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) provide reasonable assurance that interactive data in

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extensible Business Reporting Language included or incorporated by reference in the SKYE SEC Documents fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto. SKYE has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to SKYE’s auditors and the audit committee of the SKYE Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect SKYE’s ability to record, process, summarize and report financial information and has identified for SKYE’s auditors and the audit committee of the SKYE Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SKYE’s internal control over financial reporting.
(e)Since the SKYE Financial Statement Date, neither SKYE nor any of the SKYE Subsidiaries nor, to the Knowledge of SKYE, any director, officer, employee, auditor, accountant or representative of SKYE or any of the SKYE Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SKYE or any of the SKYE Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SKYE or any of the SKYE Subsidiaries has engaged in questionable accounting or auditing practices.
(f)SKYE’s auditors who have certified certain financial statements of SKYE and the SKYE Subsidiaries, whose reports with respect to the financial statements and any supporting schedules have filed with the SEC were and are independent in respect of SKYE within the meaning of the rules of professional conduct applicable to auditors in the United States of America and pursuant to the requirements of applicable U.S. Securities Laws.
(g)Neither SKYE or any of the SKYE Subsidiaries nor, to the Knowledge of SKYE, any director, officer, employee, auditor or internal accountant of SKYE or any of the SKYE Subsidiaries has since December 31, 2019 received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SKYE or any of the SKYE Subsidiaries or their respective internal accounting controls, including that SKYE or any of the SKYE Subsidiaries has engaged in questionable accounting or auditing practices that are inconsistent with the U.S. GAAP or standard industry practice.
(8)Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon SKYE or any of the SKYE Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of SKYE or any of the SKYE Subsidiaries or Affiliates, any acquisition of property by SKYE or any of the SKYE Subsidiaries or Affiliates, or the conduct of business by SKYE or any of the SKYE Subsidiaries or Affiliates, as currently conducted (including following the transactions contemplated by this Agreement), except in each case as has not had or would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(9)Absence of Certain Changes. (a) As at the date of this Agreement, SKYE and the SKYE Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, except for commercially reasonable actions taken outside the Ordinary Course or not consistent with past practice, in any such case, in response to material changes in product prices or the COVID-19 pandemic that did not have, and would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect; and (b) since the SKYE Interim Financial Statement Date, there has not been any event, change, effect, development,

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condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(10)Absence of Undisclosed Liabilities. Since the SKYE Financial Statement Date, neither SKYE nor any of the SKYE Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with U.S. GAAP, except for: (a) liabilities reflected or reserved against in SKYE’s consolidated balance sheets (or the notes thereto) included in the SKYE SEC Documents, (b) liabilities that have been incurred by SKYE or any of the SKYE Subsidiaries since the SKYE Financial Statement Date in the Ordinary Course, (c) liabilities incurred in connection with the transactions contemplated by this Agreement and (d) liabilities which have not and would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. Neither SKYE nor any of the SKYE Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among SKYE and any of the SKYE Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the U.S. Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, SKYE or any of the SKYE Subsidiaries, in SKYE’s consolidated financial statements or the SKYE SEC Documents.
(11)Litigation and Liabilities. Other than as set out in Section 10(a) of the SKYE Disclosure Letter, there is no pending Action (other than Actions involving employee and labour matters, environmental matters or Tax matters, which are covered solely by Section (12), Section (16) and Section (17), respectively) and, within the past twelve (12) months, to the Knowledge of SKYE, no Person has threatened to commence any Action (other than Actions involving employee and labour matters, environmental matters or Tax matters, which are covered solely by Section (12), Section (16) and Section (17), respectively), against SKYE or any of the SKYE Subsidiaries or any of the material assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. There is no Order to which SKYE or any of the SKYE Subsidiaries, or any of the material assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(12)Employee and Labour Matters; Benefit Plans.
(a)Section (12)(a) of the SKYE Disclosure Letter lists as at the date of this Agreement (i) all material employee pension benefit plans (as defined in Section 3(2) of ERISA) whether or not subject to ERISA, (ii) all material employee welfare benefit plans (as defined in Section 3(1) of ERISA) whether or not subject to ERISA, (iii) all other material pension, savings, retirement savings, bonus, retention bonus, commission, stock option, stock purchase, restricted stock, stock appreciation, stock incentive, deferred compensation, incentive compensation, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and supplemental retirement plans (including any group registered retirement savings plan), retiree programs or other retiree coverage or arrangements, fringe benefit and other benefit plans, programs, Contracts, coverage, arrangements or policies and (iv) any material employment, executive compensation, change in control, severance pay, or termination pay plans, programs, Contracts, arrangements or policies, in each case, that is sponsored, contributed to, required to be contributed to or maintained by SKYE or any of the SKYE Subsidiaries or as to which SKYE or a SKYE Subsidiary has any liability or contingent liability, in each case for the benefit of, or relating to, any former or current employee, officer or director of SKYE or any of the SKYE Subsidiaries or as to which SKYE or any SKYE Subsidiary has any

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material liability (all such plans, programs, Contracts or policies as described in this Section (12)(a), shall be collectively referred to in this Section (12) as the “SKYE Benefit Plans”) except that the term SKYE Benefit Plan shall not include any statutory plans with which the SKYE is required to comply, including plans administered pursuant to applicable health tax, workers’ compensation and workers’ safety and employment insurance legislation. SKYE has made available to EHT, true and complete copies of (i) the documents establishing the current terms for each written material SKYE Benefit Plan, including all amendments and past versions of such documents that continue to be relevant with respect to any participants, (ii) a copy of the current trust agreement (if applicable) and all prior trust agreements including all amendments thereto and the most recent financial statements and tax returns of the trust, (iii) if the SKYE Benefit plan is funded through any third party funding arrangement other than a trust, a copy of the current agreement or policy governing that arrangement including all amendments thereto and the most recent financial information related to such arrangement, (iii) the most recent annual report on Form 5500 series or annual information return, with accompanying schedules and attachments (including accountants’ opinions, if applicable), filed with respect to each SKYE Benefit Plan required to make such a filing, (iv) the most recent actuarial valuation for each SKYE Benefit Plan for which such a valuation was prepared and (v) the most recent favorable determination letter issued for each SKYE Benefit Plan which is intended to be qualified under Section 401(a) of the Code.
(b)Except as set forth on Section (12)(b) of the SKYE Disclosure Letter: (i) none of the SKYE Benefit Plans promises or provides post-termination or retiree benefits of any kind, including medical or life insurance benefits, to any former or current employee of SKYE or any of the SKYE Subsidiaries (other than continuation coverage to the extent required by Law, whether pursuant to Section 4980B of the Code, state Law or applicable Law); (ii) none of the SKYE Benefit Plans are, and none of SKYE, any SKYE Subsidiary or any other Person (whether or not incorporated) which is treated as a single employer together with SKYE or any of the SKYE Subsidiaries within the meaning of Section 4001(b) of ERISA (each, an “SKYE ERISA Affiliate”), sponsors, maintains or has any Liability with respect to, or within the past six plan years has sponsored, maintained or had any Liability with respect to, any plan that is, subject to Section 302 of Title IV of ERISA or Section 412 or 430 of the Code, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code), a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a cash balance pension plan or other hybrid plan that is an “applicable defined benefit plan” as defined in Section 203(f)(3) of ERISA; (iii) all of the SKYE Benefit Plans have been established, operated, administered, funded and maintained in all material respects in compliance with their terms, the terms of their trust or funding agreement, and all applicable Laws, including ERISA and the Code; (iv) each SKYE Benefit Plan subject to Section 409A of the Code has been maintained in substantial compliance with such provision; (v) each SKYE Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter or may rely on an opinion letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code and to the Knowledge of SKYE, nothing has occurred since the issuance of such letter that would reasonably be expected to adversely affect the qualified status of such plan, and each SKYE Benefit Plan is and has since its establishment been duly registered where required by Law, including registration with relevant tax authorities where such registration is required to qualify for tax exemption; (vi) no liability under Title IV of ERISA has been incurred by SKYE, any of the SKYE Subsidiaries, or any SKYE ERISA Affiliate that has not been satisfied in full when due, and no condition exists that is reasonably expected to result in the incurrence by SKYE, any of the SKYE Subsidiaries, or any SKYE ERISA Affiliate of a liability under Title IV of ERISA (other than for the timely payment of Pension Benefit Guaranty Corporation insurance premiums); (vii) no SKYE Benefit Plan

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that is subject to Section 412 of the Code or Section 302 of ERISA has incurred a “funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA; (viii) all material contributions required to be made with respect to any SKYE Benefit Plan on or before the date hereof have been made; (vii) there are no pending or, to the Knowledge of SKYE, threatened claims by, on behalf of or relating to any of the SKYE Benefit Plans or otherwise relating to a SKYE Benefit Plan (other than routine claims for benefits) and SKYE is not aware of any state of facts which could reasonably be expected to provide a valid basis for any of the foregoing, nor, to the Knowledge of SKYE, are any of the foregoing or any regulatory investigation, examination or audit pending or threatened; and (viii) no SKYE Benefit Plan is maintained for the benefit of employees, directors, or other individual service providers who work primarily outside of the United States.
(c)Except as otherwise provided in this Agreement or as set forth in Section (12)(c) of the SKYE Disclosure Letter, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) (i) cause or result in an increase in the amount of compensation or benefits or timing of vesting or payment of any benefits or compensation (including any stock option, restricted stock unit or similar security) payable in respect of any former or current employee, officer or director of SKYE or any of the SKYE Subsidiaries; (ii) require the funding or securing of benefits under any SKYE Benefit Plan; or (iii) cause or result in an increase in the liabilities of SKYE or EHT or any of their respective Subsidiaries to any third Person on account of matters relating to compensation or benefits in respect of any former or current employee, officer or director of SKYE or any of the SKYE Subsidiaries.
(d)No SKYE Benefit Plan provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount that would result in a loss of tax deductions pursuant to Section 280G of the Code.
(e)No SKYE Benefit Plan is a “pension plan” as defined under the Pension Benefits Standards Act (British Columbia) whether or not subject thereto or a “retirement compensation arrangement” as defined under the Tax Act.
(f)There are no participating employers in any SKYE Benefit Plan other than SKYE and the SKYE Subsidiaries.
(g)There has been no withdrawal or transfer of assets from any funding arrangement for a SKYE Benefit Plan other than payment of benefits to eligible beneficiaries, refunds to plan members of over contributions and payment of reasonable expenses, all to the extent permitted by the SKYE Benefit Plan, the associated funding arrangement and Law. All employee contributions or premiums have been fully paid into the funding arrangement of each SKYE Benefit Plan.
(h)Neither SKYE or any of the SKYE Subsidiaries is party to or is otherwise bound to or is in the process of negotiating any Labour Agreements. Except as set forth in Section (12)(h) of the SKYE Disclosure Letter, neither SKYE nor any of the SKYE Subsidiaries has any unions, employee representative bodies or other labour organizations which, to the Knowledge of SKYE, represent any employees of SKYE or any of the SKYE Subsidiaries.
(i)There is not now in existence, nor has there been, since one (1) year prior to the date of this Agreement, any pending or, to the Knowledge of SKYE, written threat of any: (i) strike, slowdown, stoppage, picketing or lockout against or affecting SKYE or any of the

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SKYE Subsidiaries; or (ii) labour-related demand for representation. There is not now in existence any pending or, to the Knowledge of SKYE, threatened Action alleging or involving any violation of any employment-related, labour-related or benefits-related Law against, in respect of or relating to SKYE, any of the SKYE Subsidiaries or any SKYE Benefit Plan, including claims arising under any such Law by any independent contractor or leased personnel; in each case except for such Actions that have not had and would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(j)To the Knowledge of SKYE, no current or former employee of SKYE or any of the SKYE Subsidiaries at the level of Director or above is in violation in any material respect, or has threatened a violation in any material respect, of any term or provision of any employment Contract, Labour Agreement, confidentiality or other proprietary information disclosure Contract arising out of or relating to such Person’s current or former employment or engagement by SKYE or any of the SKYE Subsidiaries.
(k)To the Knowledge of SKYE, none of SKYE’s or any of the SKYE Subsidiaries’ employment, labour, benefits or other policies or practices applicable to any current or former employee, independent contractor or leased personnel of SKYE or any of the SKYE Subsidiaries are currently being audited or investigated by any Governmental Entity.
(l)None of SKYE or any of the SKYE Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of SKYE or any of the SKYE Subsidiaries that involves allegations relating to sexual harassment by an officer or employee of SKYE or any of the SKYE Subsidiaries at the level of Chief Development Officer or above. To the Knowledge of SKYE, in the last five (5) years, no allegations of sexual harassment have been made against any officer, director or employee of SKYE or any of the SKYE Subsidiaries at a level of Chief Development Officer or above.
(m)To the Knowledge of SKYE, each Person who is currently providing services to SKYE or any of the SKYE Subsidiaries, or who previously provided services to SKYE or any of the SKYE Subsidiaries, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by SKYE or the SKYE Subsidiaries. Each Person who is currently providing services to SKYE or any of the SKYE Subsidiaries through a third-party service provider, or who previously provided services to SKYE or any of the SKYE Subsidiaries through a third-party service provider, is not or was not an employee of SKYE or any of the SKYE Subsidiaries. Neither SKYE nor any of the SKYE Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company.
(n)Except as disclosed in the SKYE’s SEC Documents or in the SKYE Disclosure Letter, SKYE and the SKYE Subsidiaries have not engaged in layoffs, furloughs or employment terminations, whether temporary or permanent, since January 1, 2021, through the date hereof. SKYE and the SKYE Subsidiaries have no plans to engage in any layoffs, furloughs or employment terminations, whether temporary or permanent, within the next six months. SKYE and the SKYE Subsidiaries, taken as a whole, have sufficient employees to operate the SKYE business as currently conducted and consistent with past practice.
(o)Neither SKYE nor any of the SKYE Subsidiaries is currently a debtor pursuant to a U.S. Small Business Administration Paycheck Protection Program loan. SKYE and the SKYE Subsidiaries have complied in all material respects as applicable with the requirements of (i) the United States Families First Coronavirus Response Act, (ii) any applicable federal, state, provincial or local stay-at-home orders (i.e., directives that order residents to stay at

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home unless performing certain essential activities) and (iii) any applicable provisions of the CARES Act.
(13)Compliance with Laws.
(a)Each of SKYE and the SKYE Subsidiaries and, to the Knowledge of SKYE, such third parties, are and, since December 31, 2019, have been conducting the businesses and operations of SKYE and the SKYE Subsidiaries in compliance with all applicable Laws (other than compliance with (i) Environmental Laws, which is covered solely by Section (16); (ii) Tax Laws, which is covered solely by Section (17), (iii) Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money-Laundering Laws, which are covered solely by Section (23)(a), and (iv) Food and Drug Laws, which are covered solely by Section (23)(c), except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. Since December 31, 2019, neither SKYE nor any of the SKYE Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(b)Each of SKYE and the SKYE Subsidiaries is in possession of all SKYE Permits (other than Permits required under Environmental Laws, which are covered solely by Section (16) and Permits required under Food and Drug Laws, which are covered solely by Section (23)(c)) necessary for them to own, lease and (if applicable) operate their respective properties or otherwise to carry on their respective businesses as they are now being conducted, and all such SKYE Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by SKYE of any of the SKYE Permits is pending or, to the Knowledge of SKYE, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the SKYE Permits would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. SKYE and the SKYE Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the SKYE Permits, except failures so to comply that would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(c)(i) Each of SKYE and the SKYE Subsidiaries and, to the Knowledge of SKYE, its and their respective directors and officers, is in compliance in all material respects with the provisions of SOX and the related rules and regulations promulgated thereunder or under the U.S. Exchange Act; and (ii) SKYE is in compliance in all material respects with the listing and corporate governance rules and regulations of the OTCQB, in each case in the foregoing clauses (i) and (ii) as such provisions, rules and regulations are applicable to such Person.
(14)Material Contracts.
(a)All Contracts, including amendments thereto, required to be filed as an exhibit to any report of SKYE filed pursuant to the U.S. Exchange Act of the type described in Item 601(b)(10) of Regulation S-K under the U.S. Exchange Act have been so filed as at the date hereof, and no such Contract has been amended or modified (or further amended or modified, as applicable) since the date such Contract or amendment was filed.
(b)Other than the Contracts set forth in clause (a) above which were filed in an unredacted form, Section (14)(b) of the SKYE Disclosure Letter sets forth a correct and complete list, and SKYE has made available to EHT correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto), of

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each of the following Contracts to which SKYE or any of the SKYE Subsidiaries is a party or bound as at the date hereof:
(i)each Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of SKYE or any of its Affiliates (including EHT and the EHT Subsidiaries following the Closing) to (A) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;
(ii)each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (A) Indebtedness for borrowed money in any amount in excess of $250,000 or (B) other Indebtedness of SKYE or any of the SKYE Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000, other than Contracts solely between or among SKYE and the SKYE Subsidiaries;
(iii)each Contract for SKYE Owned Real Property or SKYE Leased Real Property involving annual payments in excess of $250,000 or aggregate payments in excess of $250,000 that are not terminable without penalty or other liability to SKYE or any of the SKYE Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within 60 days;
(iv)each Contract involving the pending acquisition, swap, exchange, sale or other disposition of (or option to purchase, acquire, swap, exchange, sell or dispose of) any asset of SKYE or the SKYE Subsidiaries for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from SKYE or any SKYE Subsidiary;
(v)each Contract for any Derivative Product;
(vi)each material partnership, stockholder, joint venture, limited liability company agreement or other joint ownership agreement, other than with respect to arrangements exclusively among SKYE and/or its wholly-owned Subsidiaries;
(vii)each joint development agreement, or program agreement or similar Contract requiring SKYE or any of the SKYE Subsidiaries to make annual expenditures in excess of $250,000 or aggregate payments in excess of $250,000 (in each case, net to the interest of SKYE and the SKYE Subsidiaries) following the date of this Agreement;
(viii)each agreement that contains any exclusivity, “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, to which SKYE or any of the SKYE Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of SKYE and the SKYE Subsidiaries, taken as a whole;
(ix)any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations;
(x)any Contract (other than any other Contract otherwise covered by Section (14)(b)) that creates future payment obligations (including settlement

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agreements or Contracts that require any capital contributions to, or investments in, any Person) of SKYE or any of the SKYE Subsidiaries outside the Ordinary Course or creates or would create a Lien on any material asset or property of SKYE or any of the SKYE Subsidiaries (other than Permitted Liens);
(xi)any Labour Agreement;
(xii)any Contract which is between SKYE or any of the SKYE Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent (5%) or more of the shares of SKYE’s capital stock (or any Affiliates of any such Person) on the other hand involving aggregate annual payments in excess of $250,000, other than compensation arrangements with the directors on the SKYE Board in their capacity as such; or
(xiii)each Contract or SKYE’s Organizational Document that would, on or after the Effective Date, prohibit or restrict the ability of the surviving corporation or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to the surviving corporation or any of its Subsidiaries, make loans or advances or transfer any of its properties or assets.
(c)The Contracts described in the foregoing clauses (a) and (b), together with all exhibits and schedules to such Contracts, as amended through the date hereof, are referred to herein as “SKYE Material Contracts.”
(d)Each SKYE Material Contract is valid and binding on SKYE or the SKYE Subsidiary party thereto, as the case may be, and, to the Knowledge of SKYE, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term or (ii) such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect, in each case subject to Enforceability Exceptions and, except for the SKYE Material Contracts set forth in Section (14)(b)(xii) of the SKYE Disclosure Letter, is the product of fair and arms’ length negotiations between each of the parties to such SKYE Material Contracts.
(e)Neither SKYE nor any of the SKYE Subsidiaries is in breach of, or default under the terms of, and, to the Knowledge of SKYE, no other party to any SKYE Material Contract is in breach of, or default under the terms of, any SKYE Material Contract, nor is any event of default (or similar term) continuing under any SKYE Material Contract, and, to the Knowledge of SKYE, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any SKYE Material Contract, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(15)Title to Properties.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect, (i) SKYE and the SKYE Subsidiaries have good, valid and defensible title to all real property owned by SKYE or any of the SKYE Subsidiaries (collectively, the “SKYE Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by SKYE or any of the SKYE Subsidiaries (collectively, including the improvements thereon, the “SKYE Leased Real Property,” and, together with the SKYE Owned Real Property, the “SKYE Real Property”) free

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and clear of all Liens, except Permitted Liens, (ii) each Contract under which SKYE or any of the SKYE Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant with respect to SKYE Leased Real Property (each, an “SKYE Real Property Lease”), to the Knowledge of SKYE, is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Enforceability Exceptions, and neither SKYE nor any of the SKYE Subsidiaries, or to the Knowledge of SKYE, any other party thereto, has received written notice of any default under any SKYE Real Property Lease and (iii) there does not exist any pending or, to the Knowledge of SKYE, threatened, condemnation or eminent domain proceedings that affect any of the SKYE Owned Real Property or SKYE Leased Real Property.
(b)Except as would not reasonably be expected to, individually or in the aggregate have a SKYE Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements burdening or affecting any portion of the SKYE Real Property , (ii) except for such arrangements solely between or among SKYE and the SKYE Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other party to purchase any SKYE Owned Real Property or any portion thereof or interest therein, (iii) neither SKYE nor any of the SKYE Subsidiaries is currently leasing, subleasing, licensing or otherwise granting any Person the right to use or occupy all or any portion of any SKYE Real Property and (iv) the SKYE Real Property constitutes all of the real estate used in and necessary for the operation of the respective businesses of SKYE and the SKYE Subsidiaries.
(16)Environmental Matters.
(a)Since December 31, 2019, each of SKYE and the SKYE Subsidiaries has been, and currently is in compliance with, all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by SKYE and the SKYE Subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except for matters that have been fully resolved with the applicable Governmental Entity or where failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect. SKYE and the SKYE Subsidiaries have not received any written communication from a Governmental Entity alleging that SKYE and the SKYE Subsidiaries are not in such compliance (giving effect to such qualifications), and, to the Knowledge of SKYE, there are no past or present activities, conditions or circumstances that would be reasonably likely to give rise to non-compliance or prevent or interfere with such compliance (giving effect to such qualifications) in the future except as would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(b)To the Knowledge of SKYE, there has been no past or present Release of any Hazardous Substance which could form the basis of any Environmental Claim against SKYE or any of the SKYE Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(c)There is no Environmental Claim pending or, to the Knowledge of SKYE, threatened against SKYE or any of the SKYE Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect.
(17)Taxes. Except as would not have, individually or in the aggregate, a SKYE Material Adverse Effect:
(a)all Tax Returns required to be filed by SKYE or any of the SKYE Subsidiaries on or prior to the date hereof have been timely filed (taking into account any valid extension of

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time within which to file), and all such Tax Returns were true, correct and complete in all material respects;
(b)other than as disclosed in Section (17)(b) of the SKYE Disclosure Letter, all Tax Returns required to be filed by SKYE or any of the SKYE Subsidiaries after the date hereof and prior to the Effective Date will be timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns will be true, correct and complete in all material respects;
(c)SKYE and each of the SKYE Subsidiaries has timely paid all Taxes it has been required to pay prior to the date hereof under applicable Laws (whether or not shown on any Tax Return);
(d)the SKYE Financial Statements reflect an adequate reserve in accordance with U.S. GAAP for all Taxes payable by SKYE and the SKYE Subsidiaries for all taxable periods (and portions thereof) through the SKYE Financial Statements Date;
(e)there are no Actions pending or to the knowledge of SKYE, threatened against SKYE or any of the SKYE Subsidiaries in respect of any Taxes;
(f)there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any Tax Return, payment of any Tax by SKYE or any of the SKYE Subsidiaries in which any Taxing Authority may assess, reassess or collect Taxes for which SKYE or any of the SKYE Subsidiaries may be liable;
(i)SKYE and each of the SKYE Subsidiaries has complied in all material respects with the inter-company transfer pricing provisions of each applicable Law relating to Taxes and disclosure requirements thereunder;
(ii)SKYE and each of the SKYE Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it prior to the date hereof (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any SKYE Employee, officer or director and any non-resident Person) and has duly and timely remitted in all material respects to the appropriate Taxing Authority such Taxes and other amounts required by Law to be remitted by it;
(iii)no claim has been made by any Taxing Authority in a jurisdiction where SKYE or the SKYE Subsidiaries do not file Tax Returns that either SKYE or the SKYE Subsidiaries are or may be subject to Taxes by that jurisdiction;
(iv)SKYE is not and since November 19, 2014 has not been a U.S. real property holding corporation within the meaning of Section 897 of the Code; and
(v)SKYE and each of the SKYE Subsidiaries have made available to EHT true, correct and complete copies of all material Tax Returns filed by or on behalf of SKYE and each of the SKYE Subsidiary, and all material written communications to or from any Governmental Entity relating to Taxes within the two year period ending on the date hereof.
(18)Insurance. Section (18) of the SKYE Disclosure Letter sets forth (i) a list of the material insurance policies (including directors and officers liability insurance) covering SKYE and the SKYE Subsidiaries as at the date hereof and (ii) pending claims under such policies as at the date of this Agreement. Except for failures to maintain insurance that have not had and would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse

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Effect, from December 31, 2019, through the date of this Agreement, each of SKYE and the SKYE Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for the nature of the property so insured and for companies in the United States conducting the business conducted by SKYE and the SKYE Subsidiaries during such time period. Neither SKYE nor any of the SKYE Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of SKYE or any of the SKYE Subsidiaries.
(19)Intellectual Property; IT and Data Privacy & Security.
(a)Section (19) of the SKYE Disclosure Letter sets out all Intellectual Property held used or held for use in, or necessary to conduct, the business of SKYE and the SKYE Subsidiaries as currently conducted (the “SKYE Intellectual Property”).
(b)Except as would not reasonably be expected to have, individually or in the aggregate, a SKYE Material Adverse Effect: (i) each of SKYE and the SKYE Subsidiaries owns or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property used or held for use in, or necessary to conduct, the business of SKYE and the SKYE Subsidiaries as currently conducted; (ii) the transactions contemplated by this Agreement will not result in the loss of any rights in Intellectual Property used or held for use in, or necessary to conduct, the business of SKYE and the SKYE Subsidiaries as currently conducted; (iii) the transactions contemplated by this Agreement will not result in the loss of any rights in Intellectual Property used or held for use in, or necessary to conduct, the business of SKYE and the SKYE Subsidiaries as currently conducted; (iv) to SKYE’s Knowledge, the conduct of the business of SKYE and each of the SKYE Subsidiaries, since December 31, 2019, has not infringed upon, misappropriated or otherwise violated, and is not infringing upon, misappropriating or otherwise violating any Intellectual Property of any other Person; and (v) each of SKYE and the SKYE Subsidiaries takes and has taken commercially reasonable actions to protect the proprietary rights in its Intellectual Property and the trade secrets of other Persons possessed by SKYE and the SKYE Subsidiaries, and, since December 31, 2019, there has been no unauthorized loss of trade secret rights in any such trade secrets due to acts or omissions by SKYE or any of the SKYE Subsidiaries.
(c)SKYE and each of the SKYE Subsidiaries complies, and during the past three years has complied, in all material respects, with applicable Privacy Law. Neither SKYE nor any of the SKYE Subsidiaries have been notified in writing of, or is the subject of, any complaint or Action or to SKYE’s knowledge, any, regulatory investigation related to processing of Personal Information by any Governmental Entity regarding any actual or possible violations of any Privacy Law by or with respect to SKYE or any of the SKYE Subsidiaries.
(d)SKYE and each of the SKYE Subsidiaries employs commercially reasonable organizational, administrative, physical and technical safeguards that comply in all material respects with applicable Privacy Law to protect the SKYE Data within its custody or control. SKYE and each of the SKYE Subsidiaries has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including but not limited to notification to Governmental Entities), necessary for the processing (including international and onward transfer) of all Personal Information in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder.
(e)To the Knowledge of SKYE, neither SKYE nor any of the SKYE Subsidiaries has suffered a security breach with respect to any SKYE Data and to SKYE’s Knowledge, there has been no unauthorized or illegal use of or access to any SKYE Data. Neither SKYE nor any of the SKYE Subsidiaries has notified, or to SKYE’s Knowledge

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been required to notify, any person of any information security breach involving Personal Data. To SKYE’s Knowledge, the SKYE Systems have had no material errors or defects that have not been fully remedied and contain no code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such SKYE Systems (including what are sometimes referred to as “viruses”, “worms”, “time bombs” or “back doors”) that have not been removed or fully remedied. Neither SKYE nor any of the SKYE Subsidiaries have experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of its business that affected the business for more than one calendar week, and attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any Software or the SKYE Systems.
(f)Except as disclosed in Section (19)(f) of the SKYE Disclosure Letter, SKYE has obtained sufficient and enforceable moral rights waivers from all authors of any works of authorship that are included in the SKYE Intellectual Property, including from all officers, employees, contractors and agents, such that SKYE is not limited in any way in which it may choose to commercialize, exploit, use, adapt, modify, improve, associate or otherwise deal with such works of authorship and no consents, permissions, or approvals are required by SKYE in that regard.
(g)To the extent that any SKYE Intellectual Property that is material to the Business was invented, developed, modified, created, conceived, supported or reduced to practice, in whole or in part, by current or past employees or independent contractors of SKYE or a SKYE Subsidiary, SKYE and each SKYE Subsidiary have obtained written agreements providing for confidentiality, non-disclosure and assignment of inventions executed by all of such employees and independent contractors, including confirmatory assignments naming by serial number, title and any other relevant identifying information, any specific SKYE Intellectual Property assets that are registered or for which registration is pending.
(20)Related Party Transactions. Except for the SKYE Benefit Plans, Section (20) of the SKYE Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as at the date of this Agreement between, on the one hand, SKYE or any of the SKYE Subsidiaries and, on the other hand, any (x) present executive officer or director of SKYE or any of the SKYE Subsidiaries or any Person that has served as an executive officer or director of SKYE or any of the SKYE Subsidiaries within the last three (3) years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than five percent (5%) of the SKYE Shares as at the date of this Agreement or (z) to the Knowledge of SKYE, any Affiliate of any such officer, director or owner (other than SKYE or any of the SKYE Subsidiaries).
(21)Financial Advisor. Except for Scalar Analytics (the fees and expenses of which will be paid by SKYE and are reflected in its engagement letter with SKYE), neither SKYE nor any of the SKYE Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement or any of the other transactions contemplated by this Agreement. SKYE has furnished to EHT an accurate and complete copy of SKYE’s engagement letter with Scalar relating to the Arrangement.
(22)Opinion of Financial Advisor. The SKYE Board has received the opinion of Scalar Analytics in writing to the effect that, as at the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth therein, the Exchange Ratio is fair, from a financial point of view, to SKYE.

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(23)Regulatory Matters.
(a)Anti-Corruption, Economic Sanctions/Trade and Money-Laundering Laws
(i)Except as would not, individually or in the aggregate, be reasonably likely to have a SKYE Material Adverse Effect, since December 31, 2019, none of SKYE, nor any of the SKYE Subsidiaries, nor, to the Knowledge of SKYE, any SKYE or SKYE Subsidiary director, officer, employee, representative, agent, nor, to the Knowledge of SKYE, any third party representative or other Person acting for or on behalf of SKYE or any of the SKYE Subsidiaries, has (i) violated any applicable Anti-Corruption Law, Economic Sanctions/Trade Laws or Money-Laundering Laws; (ii) illegally offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any Government Official (A) for the purpose of (1) influencing any act or decision of a Government Official or any other Person in his or her official capacity, (2) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other Person to influence or affect any act or decision of any Governmental Entity or (5) assisting SKYE, any of the SKYE Subsidiaries, or any SKYE or SKYE Subsidiary director, officer employee, agent, representative or any other Person acting on behalf of SKYE or any of the SKYE Subsidiaries in obtaining or retaining business or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage; or (iii) engaged in business with persons in or from such countries or who otherwise appear on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any other sanctions list maintained by the U.S. government in violation of applicable law.
(ii)Except as would not, individually or in the aggregate, be reasonably likely to have a SKYE Material Adverse Effect, since December 31, 2019, SKYE and the SKYE Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money-Laundering Laws.
(iii)SKYE does not engage in the production, design, testing, manufacture, fabrication, or development of one or more “critical technologies” within the meaning of the DPA.
(b)Regulatory Compliance. SKYE and the SKYE Subsidiaries are in compliance in all material respects with all applicable rules, regulations and policies of the United States Food and Drug Administration or any federal, provincial, state, municipal, local or foreign governmental or regulatory authority in United States or any other country with similar authority, performing similar functions and having jurisdiction over SKYE, the SKYE Subsidiaries or any of their respective businesses or property.
(c)Compliance with Food and Drug Laws. Each of SKYE, the SKYE Subsidiaries, and, to the Knowledge of SKYE, their respective directors, officers and employees: (i) is in compliance with all applicable Food and Drug Laws; (ii) has not received any written correspondence or notice from any Governmental Entity alleging or asserting noncompliance with any applicable Laws or the SKYE Permits; (iii) possesses all Permits required for the conduct of its business in the markets in which it operates, and such

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Permits are valid, in good standing and in full force and effect, and SKYE, the SKYE Subsidiaries and, to the Knowledge of SKYE, all directors, officers and employees of each are not in violation of any term of any such Permit; (iv) has not received written notice of any pending or threatened Action or other action from any Governmental Entity alleging that any operation or activity of SKYE, the SKYE Subsidiaries or, to the Knowledge of SKYE, any of their directors, officers and/or employees is in violation of any applicable Laws or the SKYE Permits and has no reason to believe that any such Governmental Entity is considering any such Legal Proceeding or other action; (v) has not received written notice that any Governmental Entity has taken, is taking, or intends to take action to limit, suspend, modify, cancel, terminate or revoke any SKYE Permits and has no reason to believe that any such Governmental Entity is considering taking or would have reasonable grounds to take such action; and (vi) has, or has had on its behalf, filed, declared, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any applicable Laws or SKYE Permits and to keep such permits in good standing and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission). Neither SKYE nor any SKYE Subsidiary has received any written notice or communication from the United States Food and Drug Administration (or similar Governmental Entity) alleging an unrectified defect, an issue requiring an unrectified recall or quarantine of product (whether voluntary, required or otherwise) or claim in respect of any products supplied or sold by SKYE or any SKYE Subsidiary and, to SKYE’s Knowledge, there are no circumstances that would give rise to any reports, recalls, public disclosure, announcements or customer communications that are required to be made by SKYE or any SKYE Subsidiary in respect of any products supplied or sold by SKYE or any SKYE Subsidiary. All product research and development activities, quality assurance, quality control, testing, and research and analysis activities, conducted by SKYE and each SKYE Subsidiary in connection with their business is conducted in accordance applicable Laws in all material respects.
(d)As to each product subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by SKYE or any SKYE Subsidiary (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not have a Material Adverse Effect. There is no pending, completed or, to SKYE's knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against SKYE or any SKYE Subsidiary, and none of SKYE or any SKYE Subsidiary has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by SKYE or any SKYE Subsidiary, (iv) enjoins production at any facility of SKYE or any SKYE Subsidiary, (v) enters or proposes to enter into a consent decree of permanent injunction with SKYE or any SKYE Subsidiary, or (vi) otherwise alleges any violation of any laws, rules or regulations by SKYE or any SKYE Subsidiary, and which, either individually or in the aggregate, would

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have a Material Adverse Effect. The properties, business and operations of SKYE have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA. The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by SKYE nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by SKYE.
(e)Investment Company Act. Neither SKYE nor any SKYE Subsidiary is required to be registered as an “investment company” under the U.S. Investment Company Act of 1940, as amended.
(f)Bank Holding Company Act. Neither SKYE nor any SKYE Subsidiary nor their Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither SKYE nor any SKYE Subsidiary nor their Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither SKYE nor any SKYE Subsidiary nor their Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.
(g)Investment Canada Act. SKYE is a WTO investor or trade agreement investor for the purposes of the Investment Canada Act.
(24)Insolvency. No act or proceeding has been taken by or against SKYE or any SKYE Subsidiary in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of SKYE or SKYE Subsidiaries, as applicable, or for the appointment of a trustee, receiver, manager or other administrator of SKYE or any SKYE Subsidiary, as applicable, or any of their properties or assets nor, to the Knowledge of SKYE, is any such act or proceeding threatened. None of SKYE or any SKYE Subsidiary has not sought protection under any applicable bankruptcy or insolvency legislation. None of SKYE or any SKYE Subsidiary nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of SKYE or any SKYE Subsidiary to conduct its business in all material respects as it has been carried on prior to the date hereof, or would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.
(25)Accuracy of Books and Records. The financial books and records of SKYE and each of the SKYE Subsidiaries fairly and correctly set out and disclose in all material respects, in accordance with U.S. GAAP, if required, its financial position as at the date hereof and all material financial transactions have been accurately recorded in such books and records on a consistent basis and in conformity with U.S. GAAP, if required. All material records, systems, controls, data or information (including any digital, electronic, mechanical, photographic or other technological process or device whether computerized or not) required to operate the business of SKYE are in the full possession and control of and are owned exclusively by SKYE or the SKYE Subsidiaries.
(26)Condition and Sufficiency of Assets. SKYE and the SKYE Subsidiaries collectively own or lease all of the property and assets used in or necessary for the conduct of the business of SKYE as it is currently being conducted with good and marketable title to all material property and assets which are owned by SKYE or any SKYE Subsidiary, free and clear of any and all Liens (other than Permitted Liens).

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(27)Certain Persons. To the Knowledge of SKYE, none of the Persons set out in Section (27) of the SKYE Disclosure Letter have at any time held SKYE Shares, been a director or officer of SKYE or been party to any agreement with SKYE or relating to SKYE Shares.
(28)No Additional Representations.
(a)SKYE acknowledges and agrees that, except for the representations and warranties contained in Schedule “C” or the EHT Support Agreements (in each case, such exception solely with respect to the Persons party thereto) (i) neither EHT, the EHT Subsidiaries, nor any of their respective Affiliates or Representatives makes or has made, nor is SKYE relying on, and SKYE expressly disclaims any reliance on, any representation or warranty, either express or implied, of any kind whatsoever, including without limitation any representation or warranty concerning (x) EHT, or any EHT Subsidiary; (y) any of EHT’s, or any of the EHT Subsidiaries’ respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise), or prospects; or (z) the Arrangement and the other transactions contemplated by this Agreement, and (ii) EHT, the EHT Subsidiaries, and each of their respective Affiliates and Representatives hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by EHT, the EHT Subsidiaries, and each of their respective Affiliates and Representatives (including any opinion, information, projection, or advice that may have been or may be provided to SKYE by any Representative of EHT or any of the EHT Subsidiaries or Affiliates).
(b)Without limiting the generality of Section (28)(a) above, SKYE acknowledges and agrees that (i) in connection with its investigation of EHT and the EHT Subsidiaries, SKYE has received from or on behalf of EHT or the EHT Subsidiaries certain projections, including projected statements of operating revenues and income from operations of EHT and the EHT Subsidiaries and certain business plan information of EHT and the EHT Subsidiaries, (ii) there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that SKYE is familiar with such uncertainties, and that SKYE is taking full responsibility for making its own evaluation of the adequacy and accuracy and completeness of all estimates, projections, and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts), (iii) neither EHT nor any of the EHT Subsidiaries, Affiliates, or Representatives makes any representations or warranties whatsoever with respect to such estimates, projections, and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts), and SKYE has not relied thereon, and (iv) neither SKYE nor any of its Affiliates will have claim against EHT or the EHT Subsidiaries, or any other Person with respect thereto.

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Schedule “G”
GOVERNANCE MATTERS
SKYE Board of Directors: Punit Dhillon (Chair), Jim Heppell, Bobby Rai, Praveen Tyle, Margaret Dalesandro and Keith Ward.
SKYE Management: Punit Dhillon (Chief Executive Officer and President), Kaitlyn Arsenault (Chief Financial Officer) and Tu Diep (Chief Development Officer).
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